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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HERTZ GLOBAL HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of
Annual Meeting
of Stockholders
and Proxy
Statement
May 26, 2011

Hertz Global Holdings, Inc.
225 Brae Boulevard
Park Ridge, NJ 07656

April 6, 2011

Dear Stockholder:

        You are cordially invited to attend our annual meeting of stockholders to be held at 10:30 a.m. (Park Ridge time) on Thursday, May 26, 2011, at our Corporate Offices, 225 Brae Boulevard, Park Ridge, New Jersey 07656.

        This year, we will be using the "Notice and Access" method of providing proxy materials to you via the Internet at www.hertz.com/stockholdermeeting, instead of by mail. We believe that this process should provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about April 13, 2011, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy statement and annual report to stockholders for 2010 and how to vote. The Notice also contains instructions on how to receive a paper copy of your proxy materials.

        Your vote is important. Please vote as promptly as possible by using the Internet, telephone or by signing, dating and returning the proxy card mailed to those who request to receive paper copies of this proxy statement. Whether you plan to attend the annual meeting or not, you may vote by following the instructions set forth in the Notice. If you attend the annual meeting, you may vote in person.

        Registration and seating will begin at 10:00 a.m. (Park Ridge time). In order to be admitted to the annual meeting, a stockholder must present proof of stock ownership as of the close of business on the record date, April 1, 2011, which can be the Notice, a proxy card, or a brokerage statement reflecting stock ownership as of the April 1, 2011 record date. Stockholders will be asked to sign an admittance card and must also present a form of photo identification such as a driver's license. Cameras and recording devices will not be permitted at the meeting.

Sincerely,

Mark P. Frissora Chairman and Chief Executive Officer

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF HERTZ GLOBAL HOLDINGS, INC.

Time and Date:	10:30 a.m. (Park Ridge time), Thursday, May 26, 2011
Place:	Hertz Corporate Offices, 225 Brae Boulevard, Park Ridge, New Jersey 07656
Proposals:	1.	The election of the four nominees identified in the accompanying proxy statement to serve as directors for three-year terms;
2.

To hold an advisory vote on the executive compensation paid to the named executive officers as disclosed in the Compensation Discussion and Analysis and related tabular and narrative disclosures (also known as a "Say on Pay" vote);

	3.	To hold an advisory vote on whether the Say on Pay vote should be held every one, two or three years;
	4.	The ratification of the selection of PricewaterhouseCoopers LLP as the Corporation's independent registered public accounting firm for the year 2011; and
	5.	The transaction of any other business that may properly be brought before the annual meeting.

The Board of Directors of the Corporation recommends a vote FOR Proposals 1, 2 and 4 and a vote FOR "every three years" on Proposal 3.

Who Can Vote:	Only holders of record of the Corporation's common shares at the close of business on April 1, 2011 will be entitled to vote at the meeting. You may vote with respect to the matters described in the proxy statement by following the instructions set forth in the Notice of Internet Availability of Proxy Materials (the "Notice"), which contains instructions on how you can receive a paper copy of the proxy materials. You can vote your shares electronically via the Internet, by telephone, or by completing and returning the proxy card if you requested paper proxy materials or in person at our annual meeting.
Date of Mailing:
This proxy statement and accompanying materials were filed with the Securities and Exchange Commission on April 6, 2011, and we expect to first send the Notice to stockholders on or about April 13, 2011.

J. Jeffrey Zimmerman Senior Vice President, General Counsel and Secretary

Park Ridge, New Jersey
April 6, 2011

 IMPORTANT INFORMATION ABOUT ANNUAL
MEETING AND PROXY PROCEDURES

        The Board of Directors of Hertz Global Holdings, Inc. is soliciting proxies to be used at the annual meeting of stockholders to be held on Thursday, May 26, 2011, beginning at 10:30 a.m. (Park Ridge time) at our Corporate Offices, 225 Brae Boulevard, Park Ridge, New Jersey 07656. This proxy statement and accompanying materials were filed with the Securities and Exchange Commission (the "SEC") on April 6, 2011, and we expect to first send the Notice of Internet Availability of Proxy Materials (the "Notice") to stockholders on or about April 13, 2011.

        Unless the context otherwise requires, in this proxy statement (i) the "Corporation" means Hertz Global Holdings, Inc., our top level holding company, (ii) "Hertz" means The Hertz Corporation, our primary operating company and a direct wholly owned subsidiary of Hertz Investors, Inc., which is wholly owned by the Corporation, (iii) "we," "us" and "our" mean the Corporation and its consolidated subsidiaries, including Hertz, (iv) "our Board" or "the Board" means the Board of Directors of the Corporation and (v) "our common stock" means the common stock of the Corporation.

The Purpose of the Annual Meeting

        At the annual meeting, stockholders will act upon the matters set forth in the Notice, including:

  1.
  The election of the four nominees identified in this proxy statement to serve as directors for three-year terms;

  2.
  Holding an advisory vote on the executive compensation paid to the named executive officers as disclosed in the Compensation Discussion and Analysis ("CD&A") and related tabular and narrative disclosures (also known as a "Say on Pay" vote);

  3.
  Holding an advisory vote on whether the Say on Pay vote should be held every one, two or three years;

  4.
  The ratification of the selection of PricewaterhouseCoopers LLP as the Corporation's independent registered public accounting firm for the year 2011; and

  5.
  The transaction of any other business that may properly be brought before the annual meeting.

        The Corporation's senior management will also present information about the Corporation's performance during 2010 and will answer questions from stockholders.

Stockholders Entitled to Vote at the Annual Meeting

        Our Board has established the record date for the annual meeting as April 1, 2011. Only holders of record of the Corporation's common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting. On March 31, 2011, the Corporation had 414,938,766 shares of common stock outstanding.

Voting Procedures; Quorum

        If you are a stockholder of record, you may submit a proxy in two ways. First, you may follow the instructions on your Notice to vote by Internet or by telephone. Second, if you requested printed proxy materials, you may complete, sign, date and return the proxy card in the envelope enclosed with your printed proxy materials, which requires no postage stamp if mailed in the United States, so that it is received prior to our annual meeting. Finally, while we encourage voting in advance by proxy, stockholders of record also have the option of voting their shares in person at our annual meeting.

        The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum. Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee, such as a broker, holding shares in "street name" for a beneficial owner, does not vote on a particular proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner.

        Each share of common stock is entitled to one vote and stockholders do not have the right to cumulate their votes for the election of directors.

        Directors are elected by the affirmative vote of a plurality of the shares of common stock present and validly cast in the election in person or by proxy. Under applicable Delaware law, abstentions will have no effect in determining the outcome of this vote. Broker non-votes will also have no effect in determining the outcome of this vote.

        Approval of the advisory vote on executive compensation and the proposal ratifying the appointment of our independent public accounting firm requires the favorable vote of a majority of the shares of common stock present at the meeting in person or by proxy. Under applicable Delaware law, abstentions will have the same effect as a vote against these proposals because abstentions are treated as present and entitled to vote for purposes of determining the number of shares entitled to vote on the applicable proposal, but do not contribute to the affirmative votes required to approve the proposal. Broker non-votes will have no effect in determining the outcome of these votes because a broker non-vote will count neither as a vote for nor as a vote against the applicable proposal. For additional information on how the Board will treat the results of the advisory vote on executive compensation, see "Proposal 2: Advisory Vote on Executive Compensation—Effect of Proposal."

        With regard to the approval of the frequency of the advisory vote on executive compensation, the frequency receiving the greatest number of votes—every year, every two years or every three years—will be the frequency that stockholders approve. Abstentions will have no effect on the outcome of the vote. Broker non-votes will have no effect in determining the outcome of this vote because a broker non-vote will count neither as a vote for nor as a vote against the applicable proposal. For additional information on how the Board will treat the results of the advisory vote on the frequency of executive compensation votes, see "Proposal 3: Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation—Effect of Proposal."

        If you are a stockholder of shares held in street name, and you would like to instruct your broker how to vote your shares, you should follow the directions provided by your broker. Please note that because the New York Stock Exchange ("NYSE") rules currently regard matters such as the ratification of independent public accounting firms as "routine," your broker is permitted to vote on the proposal to ratify the appointment of our independent public accounting firm even if it does not receive instructions from you. However, under NYSE rules, your broker does not have discretion to vote on the proposals to elect directors, the advisory vote on executive compensation and the selection of the frequency of the advisory vote on executive compensation if it does not receive instructions from you.

        Unless a stockholder gives instructions to the contrary, proxies will be voted in accordance with the Board's recommendations.

Notice of Internet Availability of Proxy Materials

        We are permitted to furnish proxy materials, including this proxy statement and our annual report to stockholders for 2010 (the "2010 Annual Report"), to our stockholders by providing access to such documents on the Internet at www.hertz.com/stockholdermeeting instead of mailing printed copies. Our stockholders will not receive printed copies of the proxy materials unless they are requested. Instead, the Notice will instruct you as to how you may access and review all of the proxy materials on the Internet. It will also instruct you as to how you may submit your proxy on the Internet. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or e-mail will remain in effect in the future until you revoke it. By receiving proxy materials online, you will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. If you receive more than one Notice, it generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for each Notice you receive.

Revocation of Proxies

        Even if you voted by telephone or on the Internet or if you requested paper proxy materials and signed the proxy card in the form accompanying the proxy statement, you may revoke your proxy before it is voted at the annual meeting by delivering a signed revocation letter to J. Jeffrey Zimmerman, Senior Vice President, General Counsel and Secretary. You may also revoke your proxy by submitting a new proxy, dated later than your first proxy, or by a later-dated vote by telephone or on the Internet, in each case, as applicable. If you are attending in person and have previously mailed your proxy card, you may revoke your proxy and vote in person at the meeting. Your attendance at the annual meeting will not by itself revoke your proxy. If you are a stockholder of shares held in street name by your broker and you have directed your broker to vote your shares, you should instruct your broker to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Solicitation of Proxies

        Proxies may be solicited on behalf of our Board by mail, telephone, electronically on the Internet or in person, and Hertz will pay the solicitation costs on behalf of the Corporation. The Notice will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and Hertz will reimburse those record holders for their reasonable expenses on behalf of the Corporation. Georgeson Inc. has been retained by Hertz to facilitate the distribution of proxy materials at a fee of approximately $2,000 plus distribution costs and other costs and expenses.

Additional Information

        The Corporation's 2010 Annual Report on Form 10-K for the fiscal year ended December 31, 2010 is filed with the SEC and may also be obtained via a link posted on the "Investor Relations" portion of our website, www.hertz.com. Copies of the Form 10-K for the fiscal year ended December 31, 2010, or any exhibits thereto, will be sent within a reasonable time without charge upon written request to Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, Attention: Corporate Secretary.

 PROPOSAL 1: ELECTION OF DIRECTORS

Board Structure

        The Corporation currently has twelve directors divided into three classes: four in Class I, four in Class II and four in Class III. The terms of office of the four Class II directors expire at the 2011 annual meeting of stockholders.

Class II Election

        The four nominees for election as Class II directors are listed below. If elected, the nominees for election as Class II directors will serve for a term of three years and until their successors are elected and qualify. If for any reason any nominee cannot or will not serve as a director, such proxies may be voted for the election of a substitute nominee designated by our Board.

Class II Nominees

        A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes "for" or "withheld" affect the outcome. Abstentions and broker non-votes will have no effect for purposes of the election of directors. The Class II Nominees are as follows:

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Michael J. Durham (Class II)	Mr. Durham has served as a director of the Corporation and Hertz since November 2006. Mr. Durham served as Director, President and Chief Executive Officer of Sabre, Inc. ("Sabre"), then a NYSE-listed company providing information technology services to the travel industry, from October 1996, the date of Sabre's initial public offering, until October 1999. From March 1995 until July 1996, when Sabre was a subsidiary of AMR Corporation, he served as Sabre's President. Prior to joining Sabre, Mr. Durham spent 16 years with American Airlines, serving as the Senior Vice President and Treasurer of AMR Corporation and Senior Vice President of Finance and Chief Financial Officer of American Airlines from October 1989 until he assumed the position of President of Sabre in March of 1995. Mr. Durham currently serves on the Board of Asbury Automotive Group, a NYSE-listed company in the automotive retailing industry, where he previously served as the non-executive Chairman of the Board until February 2011. Mr. Durham currently serves as a non-executive Chairman of the Board of Acxiom Corporation, a NASDAQ-listed company in the customer information management industry. Mr. Durham also serves as a member of the Boards of Directors of Culligan International, Inc., Travel Ad Network, Inc. and SCI Solutions, Inc. During the preceding five years, Mr. Durham has served on the Boards of Directors of NWA, Corp. (the parent company of Northwest Airlines) and AGL Resources Inc. Mr. Durham also served on the Board of Directors of Bombardier, Inc., a Canadian corporation listed in Canada. Mr. Durham is 60 years old.	2006

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
	The Board concluded that Mr. Durham should continue to serve as a director because of his extensive business experience, much of it gained serving in the travel and transportation industry. Mr. Durham's tenure both as Chief Executive Officer and Chief Financial Officer of large multinational public companies allows him to add value to the Corporation's Board. In particular, Mr. Durham is able to provide our Board with leadership skills and a breadth of knowledge about the challenges and issues facing companies in the travel sector. In addition, Mr. Durham's prior experience serving as the former non-executive Chairman of the Board of a company in the automotive industry enables Mr. Durham to provide us with insight into the challenges facing the automotive industry and his role with Acxiom Corporation provides important information-technology expertise. Mr. Durham's experience as a director, and frequently a member of the audit committee, on a number of different company boards also gives him a valuable perspective to share with the Corporation.
Mark P. Frissora (Class II)
	Mr. Frissora has served as the Chairman of the Board of the Corporation and Hertz since January 1, 2007, and as Chief Executive Officer and a director of the Corporation and Hertz since July 2006. Additionally, on January 25, 2011, following Gerald Plescia's retirement, Mr. Frissora has temporarily assumed the senior management responsibility for Hertz Equipment Rental Corporation ("HERC") until a successor is named. Mr. Plescia was a former Executive Vice President and President of HERC and announced his retirement effective on January 25, 2011. Prior to joining the Corporation and Hertz, Mr. Frissora served as Chief Executive Officer of Tenneco Inc. ("Tenneco") from November 1999 to July 2006 and as President of the automotive operations of Tenneco from April 1999 to July 2006. He also served as the Chairman of Tenneco from March 2000 to July 2006. From 1996 to April 1999, he held various positions within Tenneco's automotive operations, including Senior Vice President and General Manager of the worldwide original equipment business. Previously Mr. Frissora served as a Vice President of Aeroquip Vickers Corporation from 1991 to 1996. In the 15 years prior to joining Aeroquip Vickers Corporation, he served for 10 years with General Electric and five years with Philips Lighting Company in management roles focusing on product development and marketing. Mr. Frissora served as a director of NCR Corp. from 2002 to 2009. He is a director of Walgreen Co., where he serves as the Chairman of the finance committee and is a member of the governance committee. Mr. Frissora is also a director of Delphi Automotive LLP, where he is a member of their audit/finance committee and a member of their governance committee. Mr. Frissora is 55 years old.	2006

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
	The Board has concluded that Mr. Frissora should continue to serve as a director because as our Chairman since 2007 and CEO since 2006, he has demonstrated a deep knowledge and understanding of the Corporation and the leadership abilities, financial and operational expertise, commitment, good judgment and management skills necessary to lead our Corporation. Pursuant to the terms of the Stockholders' Agreement, as described under "Certain Relationships and Related Party Transactions—Stockholders' Agreement," the Corporation and Sponsors are contractually obligated to take certain actions to ensure Mr. Frissora, in his capacity as CEO of the Corporation, is elected to the Board. In addition, Mr. Frissora's employment agreement provides that he will serve as a member of the Board and as Chairman of the Board.
David H. Wasserman (Class II)
	Mr. Wasserman has served as a director of the Corporation since August 2005 and of Hertz since December 2005. Mr. Wasserman is a financial officer of Clayton, Dubilier & Rice, LLC ("CD&R"), which he joined in 1998. Prior to joining CD&R, he was employed by Goldman, Sachs & Co. in the Principal Investment Area. He has also been employed by Fidelity Capital and as a management consultant. Mr. Wasserman has served as a director of Culligan Ltd. since October 2004, a director of ServiceMaster Global Holdings, Inc. since March 2007 and a director of Univar Inc. since November 2010. Mr. Wasserman formerly served as a director of Covansys Corporation from April 2000 to July 2007, a director of Kinko's, Inc. from November 2000 to February 2004 and a director of ICO Global Communications (Holdings) Limited from April 2002 to December 2010. Mr. Wasserman is 44 years old.	2005

	The Board has concluded that Mr. Wasserman should continue to serve as a director because with his financial experience at CD&R and Goldman, Sachs & Co., Mr. Wasserman provides our Board with a depth of financial and investment knowledge to better guide our Corporation, and with his service as a director of other major companies he brings to our Board valuable board experience and insights. Mr. Wasserman is a Sponsor Nominee designated by CD&R, one of our Sponsors, pursuant to the terms of the Stockholders' Agreement described under "Certain Relationships and Related Party Transactions—Stockholders' Agreement."

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Henry C. Wolf (Class II)	Mr. Wolf has served as a director of the Corporation and Hertz since November 2006. Mr. Wolf served as Chief Financial Officer for Norfolk Southern Corporation ("Norfolk Southern") from 1993 until his retirement from Norfolk Southern in July 2007. Mr. Wolf held the title of Vice Chairman and Chief Financial Officer of Norfolk Southern from 1998 until his retirement. From 1993 until 1998, he served as Executive Vice President of Finance of Norfolk Southern. He served as Norfolk Southern's Vice President of Taxation from 1991 until 1993, Assistant Vice President—Tax Counsel from 1984 until 1990, Senior Tax Counsel from 1983 until 1984, General Tax Attorney from 1976 until 1983 and Senior Tax Attorney from 1973 until 1976. Mr. Wolf is a director of AGL Resources, Inc., a NYSE-listed company in the natural gas industry, as well as the Chairman of its audit committee. He also served as Member of the Board of Directors of Shenandoah Life Insurance Company (1995-2009). In addition, Mr. Wolf serves as Rector of the Board of Visitors of the College of William and Mary, as a Member of the Board of Directors of Colonial Williamsburg Company, and as a Member of the Board of Trustees of the Colonial Williamsburg Foundation. Mr. Wolf is 68 years old.	2006

	The Board has concluded that Mr. Wolf should continue to serve as a director because Mr. Wolf's unique professional background with over forty years of experience with legal, financial, tax and accounting matters along with his demonstrated executive level management skills that he gained from his service as the Vice Chairman and Chief Financial Officer for Norfolk Southern and his service as a director and audit committee chairman of AGL Resources, Inc. make him an important advisor. In addition, his background in strategic planning and experience with mergers and acquisitions in a regulated environment represent an important resource for the Corporation.
	The Board recommends a vote FOR all of the Class II nominees.

Continuing Directors

        The eight directors whose terms will continue after the annual meeting and will expire at the 2012 annual meeting (Class III) or the 2013 annual meeting (Class I) are listed below:

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Carl T. Berquist (Class III)	Mr. Berquist has served as a director of the Corporation and Hertz since November 2006. Mr. Berquist joined Marriott International, Inc. ("Marriott") in December 2002 as Executive Vice President, Financial Information and Enterprise Risk Management and served as Chief Accounting Officer of Marriott. Effective May 1, 2009, Mr. Berquist became Executive Vice President and Chief Financial Officer of Marriott. Prior to joining Marriott, Mr. Berquist was a partner at Arthur Andersen LLP. During his 28-year career with Arthur Andersen, Mr. Berquist held numerous leadership positions covering the management of the business as well as various operational roles, including managing partner of the worldwide real-estate and hospitality practice. His last position was managing partner of the mid-Atlantic region which included five offices from Philadelphia, Pennsylvania to Richmond, Virginia. Mr. Berquist is a board member of several private companies and is a member of the Board of Trustees of the Business School at Penn State University. Mr. Berquist is 60 years old.	2006

	The Board has concluded that Mr. Berquist should continue to serve as a director because with his demonstrated years of leadership in management and operational positions as a chief financial officer, enterprise risk management executive and major audit company partner, he provides our Board with in-depth knowledge and experience in financial, accounting and risk management issues. His knowledge of the travel industry gained while at Marriott also makes him an important asset to the Board.
Gregory S. Ledford (Class III)
	Mr. Ledford has served as a director of the Corporation since September 2005 and of Hertz since December 2005. Mr. Ledford is a Managing Director of The Carlyle Group ("Carlyle"). Mr. Ledford joined Carlyle in 1988 and is currently head of Carlyle's Automotive and Transportation practice. He led Carlyle's investments in AxleTech International, Allison Transmission Inc., Horizon Lines Holdings Corporation, Grand Vehicle Works Holdings Corporation and Piedmont/Hawthorne Holdings Inc. From 1991 to 1997, he was Chairman and Chief Executive Officer of The Reilly Corp., a former Carlyle portfolio company that was successfully sold in September 1997. Prior to joining Carlyle, Mr. Ledford was Director of Capital Leasing for MCI Communications. Mr. Ledford serves on the Boards of Directors of Allison Transmission Inc., Veyance Technologies and HD Supply. Mr. Ledford is 53 years old.	2005

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
	The Board has concluded that Mr. Ledford should continue to serve as a director because in addition to his demonstrated leadership and consensus building skills as Managing Director of Carlyle and his service as a director on a number of automotive industry boards, his years of experience in automotive-related positions provides our Board with valuable insights and a unique perspective on automotive and transportation related issues. Mr. Ledford is a Sponsor Nominee designated by Carlyle, one of our Sponsors, pursuant to the terms of the Stockholders' Agreement described under "Certain Relationships and Related Party Transactions—Stockholders' Agreement."
Angel L. Morales (Class III)
	Mr. Morales has served as a director of the Corporation and Hertz since April 2010. Mr. Morales is a Managing Director and member of the Investment Committee of BAML Capital Partners ("BAMLCP"), the private equity division of Bank of America Corporation. Mr. Morales was a founding member of Merrill Lynch Global Private Equity Division ("MLGPE"), the private equity arm of Merrill Lynch & Co., Inc. ("Merrill Lynch") prior to its merger with Bank of America Corporation. Mr. Morales joined Merrill Lynch in 1996. Mr. Morales is a director and Chair of the Audit Committee of Aeolus Re Ltd. and a director of Provo Craft & Novelty, Inc. Mr. Morales was a director of Sentillion, Inc. prior to its sale to Microsoft Corp. in 2010. Mr. Morales is 36 years old.	2010

	The Board has concluded that Mr. Morales should continue to serve as a director because Mr. Morales' years of experience in the private equity industry provides our Board with useful insights into investments and business development and through his proven leadership skills as a Managing Director of BAMLCP and his service on other boards he brings to our Board significant business knowledge and expertise. In addition, Mr. Morales' experience with the information-technology sector provides us with valuable insight. Mr. Morales is a Sponsor Nominee designated by MLGPE, one of our Sponsors, pursuant to the terms of the Stockholders' Agreement described under "Certain Relationships and Related Party Transactions—Stockholders' Agreement."
Nathan K. Sleeper (Class III)
	Mr. Sleeper served as a director of the Corporation from August to September 2005 and has served as a director of the Corporation and Hertz since December 2005. Mr. Sleeper is a financial officer of CD&R, which he joined in 2000. Prior to joining CD&R, he was employed by Goldman, Sachs & Co. in the Investment Banking Area. He has also been employed by Tiger Management. He has served as a director of Culligan Ltd. since October 2004, as a director of U.S. Foodservice, Inc. since July 2007, as a director of NCI Building Systems, Inc. since November 2009, as a director of HD Supply, Inc. since April 2010 and as a director of Atkore International Group, Inc. since December 2010. Mr. Sleeper is 37 years old.	2005

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
	The Board has concluded that Mr. Sleeper should continue to serve as a director because his extensive experience in investment banking and as a financial principal at CD&R provides our Board with a depth of financial knowledge, business development and investment expertise. Mr. Sleeper is a Sponsor Nominee designated by CD&R, one of our Sponsors, pursuant to the terms of the Stockholders' Agreement described under "Certain Relationships and Related Party Transactions—Stockholders' Agreement."
Barry H. Beracha (Class I)
	Mr. Beracha has served as a director of the Corporation and Hertz since November 2006. He most recently served as Executive Vice President of Sara Lee Corp. ("Sara Lee") and Chief Executive Officer of the Sara Lee Bakery Group, which was created when Sara Lee acquired The Earthgrains Company in 2001. Mr. Beracha retired from Sara Lee in June 2003. He also served as Chairman and Chief Executive Officer of The Earthgrains Company, which was spun off from Anheuser-Busch Companies, Inc. in 1996. In 1967, Mr. Beracha joined Anheuser -Busch Companies, Inc., and held various management positions of increasing responsibility within the company until the spin-off of The Earthgrains Company in 1996, prior to which he held the title of Vice President and Group Executive of Anheuser-Busch Companies, Inc. Mr. Beracha served on the Board of Directors of Pepsi Bottling Group from 1999 to 2010, where he served as the non-executive Chairman of the Board from March 2007 to October 2008 and he was a member of the Compensation and Management Committee and of the Audit and Affiliated Transactions Committee, which he chaired prior to becoming the non-executive Chairman of the Board. Mr. Beracha retired from the Board of Directors of McCormick & Co., where he served as Chairman of the Compensation Committee, in March 2007. He served as Chairman of the Board of Trustees of St. Louis University from December 2005 to May 2009. Mr. Beracha is 69 years old.	2006

	The Board has concluded that Mr. Beracha should continue to serve as a director because of his significant experience in the roles of Chairman and Chief Executive Officer of leading consumer industry companies and his service as non-executive Chairman of the Board of Pepsi Bottling Group, he brings to our Board extensive leadership, financial expertise, management and business development skills.
Brian A. Bernasek (Class I)	Mr. Bernasek has served as a director of the Corporation and Hertz since December 2006. Mr. Bernasek is a Managing Director of Carlyle, which he joined in 2000. Prior to that time, he held positions with Investcorp International, a private equity firm, and Morgan Stanley & Co., in its Investment Banking Division. Mr. Bernasek serves on the Board of Directors of Allison Transmission Inc. and HD Supply. Mr. Bernasek is 38 years old.	2006

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
	The Board has concluded that Mr. Bernasek should continue to serve as a director because in addition to his demonstrated leadership skills as a Managing Director of Carlyle and his extensive experience in investment banking and private equity, he brings to our Board a deep knowledge of complex financial and investment issues and valuable insights on the automotive industry as a result of his current and past service on automotive and transportation-related boards. Mr. Bernasek is a director nominee designated by Carlyle, one of our Sponsors, pursuant to the terms of the Stockholders' Agreement described under "Certain Relationships and Related Party Transactions—Stockholders' Agreement."
Robert F. End (Class I)
	Mr. End has served as a director of the Corporation and Hertz since December 2005. Mr. End is a Managing Director of Transportation Resource Partners ("TRP"), a private equity firm. Prior to joining TRP in 2009, Mr. End had been a Managing Director of MLGPE, where he served as Co-Head of the North American Region, and a Managing Director of Merrill Lynch Global Private Equity, Inc., the Manager of ML Global Private Equity Fund, L.P., a proprietary private equity fund which he joined in 2004. Previously, Mr. End was a founding Partner and Director of Stonington Partners Inc., a private equity firm established in 1994. Prior to leaving Merrill Lynch in 1994, Mr. End was a Managing Director of Merrill Lynch Capital Partners, Merrill Lynch's private equity group. Mr. End joined Merrill Lynch in 1986 and worked in the Investment Banking Division before joining the private equity group in 1989. Mr. End is a director of NPC International, Inc. and one other private company. Mr. End is 55 years old.	2005

	The Board has concluded that Mr. End should continue to serve as a director because Mr. End's years of experience with private equity groups provides our Board with useful insights into investments and business development and through his proven leadership skills as Managing Director of MLGPE and his service on other boards he brings to our Board significant knowledge and expertise. Mr. End is a Sponsor Nominee designated by MLGPE, one of our Sponsors, pursuant to the terms of the Stockholders' Agreement described under "Certain Relationships and Related Party Transactions—Stockholders' Agreement."
George W. Tamke (Class I)	Mr. Tamke has served as Lead Director of the Corporation and Hertz since July 2006. Mr. Tamke served as the Chairman of the Board of Directors of the Corporation and Hertz from December 2005 until July 2006. Mr. Tamke is an operating officer with	2005

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
CD&R. Prior to joining CD&R in 2000, he was an executive at Emerson Electric Co., a manufacturer of electrical and electronic equipment, serving as President and Chief Operating Officer from 1997 to 1999 and as Vice Chairman and Co-Chief Executive Officer from 1999 to February 2000. He has served as a director and Chairman of Culligan Ltd. since October 2004. Mr. Tamke was a director of Target Corporation from June 1999 to March 2010 and a director of Kinko's, Inc. from January 2001 to February 2004, its Chairman from August 2001 to February 2004, and its Interim President and Chief Executive Officer from January 2001 to August 2001. Mr. Tamke was a director and Chairman of ServiceMaster Global Holdings, Inc. from March 2007 to January 2010. Mr. Tamke is 63 years old.

The Board has concluded that Mr. Tamke should continue to serve as a director because of his demonstrated leadership skills as our Lead Director since 2006 and because he contributes to our Board the significant management, strategic and operational experience and good judgment that he gained in his roles of Co-Chief Executive Officer of Emerson Electric Co. and Chief Executive Officer of Kinko's, Inc. and as a director of public companies. In addition, his experience as a director of Target Corporation, Culligan Ltd. and ServiceMaster Global Holdings, Inc. gives Mr. Tamke a deep understanding of the role of the Board of Directors and positions him well to serve as Lead Director of the Corporation and Hertz. Mr. Tamke is a Sponsor Nominee designated by CD&R, one of our Sponsors, pursuant to the terms of the Stockholders' Agreement described under "Certain Relationships and Related Party Transactions—Stockholders' Agreement."

 PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with recent legislation, the Corporation must offer its stockholders a non-binding, advisory vote to approve the compensation of the named executive officers as disclosed in the CD&A and related narrative and tabular disclosures, also known as a "Say on Pay" vote.

        Accordingly, you may vote on the following resolution at the 2011 annual meeting:

        "RESOLVED, that the compensation awarded to the named executive officers as disclosed in the CD&A, Summary Compensation Table and related tabular and narrative disclosures in this proxy statement is hereby APPROVED."

        As detailed in the CD&A, our compensation strategy is "pay-for-performance." We have designed our compensation programs to: (i) properly incentivize our executive officers to accomplish our short- and long-term objectives, (ii) be in line with similar pay practices and overall compensation levels at other, similarly-situated companies, (iii) reward our executives for not only their individual performance, but the performance of their business unit and the Corporation overall and (iv) retain our executive officers, who are highly sought after for their business acumen. In addition, as further detailed in the CD&A, we continually revise our pay practices to be in line with market practices and compensation norms.

Effect of Proposal

        The effect of the Say on Pay vote is advisory only and non-binding. However, the Board will consider the results of the vote in determining the compensation of our named executive officers and our compensation programs generally. The Board values the opinions of our stockholders and is committed to considering their opinions in making decisions. If any stockholder wishes to communicate with the Board regarding executive compensation, the Board can be contacted using the procedures outlined in "—Stockholder Communications with the Board" set forth in this proxy statement.

The Board recommends a vote FOR the approval, on an advisory basis, of the compensation awarded to the named executive officers as disclosed in the CD&A, Summary Compensation Table and the related tabular and narrative disclosures.

 PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Pursuant to recent legislation, the Corporation must offer its stockholders a non-binding, advisory vote, at least once every six years, on the frequency of the Say on Pay vote, also known as "Say on Frequency." Stockholders can vote for Say on Pay votes to be conducted every year, every two years, every three years or may abstain from voting.

        After consideration of the various arguments for each frequency, the Board recommends that Say on Pay votes should be held every three years for several reasons.

        The Board believes that the best way to determine whether our named executive officers are achieving their goals of building stockholder value is through evaluating them on a long-term basis. Building both stockholder value and our brands requires short- and long-term planning and goals. We believe that holding a Say on Pay vote each year would result in the evaluation of our named executive officers on an unduly short-term basis and would result in an over-emphasis on our most recent financial or other operating results. Because our compensation structure, in particular our annual cash-based incentive plan, is designed and based on discrete, quantitative short-term goals as set by our Compensation, Nominating and Governance Committee, CEO and Lead Director, we feel that we have properly incentivized management to focus on the short term without requiring frequent Say on Pay votes as another data point in deciding how to make compensation decisions.

        Furthermore, as our Corporation's circumstances change, certain programs are put in place to better align stockholder interests with pay practices. As noted in our CD&A, we are continually evaluating our pay practices. Frequent Say on Pay votes could prevent us from being able to determine whether any changes in our compensation programs were effective because the time period by which they are designed to take effect may exceed the timing of the next Say on Pay vote.

        In addition, we are sensitive to the fact that many of our stockholders own multiple stocks and all of these companies will require, at some interval, Say on Pay votes. By having Say on Pay votes every three years, our stockholders can take a holistic and informed view of the previous years' results in making this very important vote.

Effect of Proposal

        The effect of the Say on Frequency vote is advisory and non-binding. The frequency which obtains the most votes, whether one, two or three years, will not obligate the Corporation or the Board to adopt such frequency. However, the Board will consider the results of the vote in determining the eventual frequency. The Board values the opinions of our stockholders and is committed to considering their opinions in making decisions. If any stockholder wishes to communicate with the Board regarding executive compensation, the Board can be contacted using the procedures outlined in "—Stockholder Communications with the Board" set forth in this proxy statement.

The Board recommends a vote FOR the option of "every three years"
for future advisory votes on executive compensation.

 PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        Our Audit Committee has appointed PricewaterhouseCoopers LLP as the Corporation's independent registered public accounting firm for the Corporation for the year 2011.

        PricewaterhouseCoopers LLP has served as the independent auditor for the Corporation since 2005 and for Hertz since 1987. We are not required to have our stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, but we are doing so because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to engage PricewaterhouseCoopers LLP, but may ultimately determine to engage that firm or another audit firm without resubmitting the matter to our stockholders. Even if the stockholders vote in favor of the selection of PricewaterhouseCoopers LLP, the Audit Committee may in its sole discretion terminate the engagement of PricewaterhouseCoopers LLP and direct the appointment of another independent auditor at any time during the year. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if she so desires and to respond to appropriate questions.

The Board recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation in 2011.

 CORPORATE GOVERNANCE AND GENERAL INFORMATION
CONCERNING THE BOARD AND ITS COMMITTEES

Corporate Governance

        Our business and affairs are managed under the direction of our Board. The structure of our Board is described above under "Proposal 1: Election of Directors—Board Structure." Our Board has three standing committees—the Audit, Compensation, Nominating and Governance and Executive Committees. Our Compensation, Nominating and Governance Committee, which replaced our former Compensation Committee and Executive and Governance Committee on March 31, 2011, performs many of the functions formerly undertaken by our former Compensation Committee and Executive and Governance Committee. The structure and duties of our Committees are described below under "—Board Committees."

Codes and Standards

        Our Board has adopted written Standards of Business Conduct (the "Standards") applicable to our chief executive and financial officers, our controller and all of our other officers and employees worldwide, as well as a written Directors' Code of Business Conduct and Ethics (the "Code of Conduct") applicable to our Board. Copies of the Standards of Business Conduct and Directors' Code of Business Conduct and Ethics are available without charge on the "Investor Relations—Corporate Governance—Overview" portion of our website, www.hertz.com.

Risk Oversight

        Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of the full Board in setting our business strategy is a key part of its assessment of management's risk threshold and also a determination of what constitutes an appropriate level of risk for the Corporation. The full Board participates in an annual enterprise risk management assessment, which is led by the Corporation's Internal Audit Department, during which the full Board assesses enterprise risk management with the input of the report of the Compensation, Nominating and Governance Committee and advisors and members of management that the Board deems appropriate. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment and risk management report from the Corporation's Internal Audit Department. The Audit Committee also reviews with management on an annual basis our guidelines and policies and the commitment of internal audit resources, in each case as they relate to risk management. In addition, in setting compensation, the Compensation, Nominating and Governance Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Corporation's business strategy. Furthermore, as described below, the Compensation, Nominating and Governance Committee annually reviews our compensation policies and practices from a risk perspective and reports its findings to the full Board.

Risk Considerations in our Compensation Program

        In 2010, our former Compensation Committee completed its annual review of the risk profile of the Corporation's compensation policies and practices. In connection with this review, the Compensation Committee engaged its independent consultant, Semler Brossy Consulting Group, LLC ("Semler Brossy"), to assist it in analyzing the Corporation's compensation policies and practices and the risks associated therewith. Semler Brossy, with the assistance of management, prepared an assessment of the risk profile of the Corporation's executive compensation policies and practices for executive officers. Upon completion of its review of these assessments, the Compensation Committee presented the results to the Board in connection with the Board's annual enterprise risk assessment. The Compensation Committee determined that, for all employees, the Corporation's enterprise-wide compensation policies and practices, in conjunction with the Corporation's existing processes and controls, do not encourage employees to take unreasonable risks, and any risks involved in compensation are not reasonably likely to have a material adverse effect on the Corporation, particularly in light of the following factors:

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  Our use of different types of compensation programs that provide a balance of long- and short-term incentives;

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  Our claw back policies, which allow us in certain circumstances in the event of a financial restatement, to seek the recovery of annual incentive awards, long-term incentive awards, equity-based awards and other performance-based compensation of any executive officer;

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  Our use of a variety of financial and strategic performance objectives that helps ensure that the Corporation's overall business strategy is properly promoted; and

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  Our Corporation's various policies and procedures and Internal Audit Department, all of which provide checks and balances that help us monitor risk and identify when an individual is taking excessive or inappropriate risks.

Stockholder Communications with the Board

        Stockholders and other interested parties who wish to contact our directors may send written correspondence to: Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, Attention: Corporate Secretary. Communications may be addressed to an individual director, to the non-management directors as a group or to the Board as a whole.

        Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the office of the Corporate Secretary and then distributed either in summary form or by delivering a copy of the communication to the director, or group of directors, to whom they are addressed. With respect to other correspondence received by the Corporation that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors, because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, product and services complaints, product and services inquiries, résumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations and advertisements.

Stockholders' Agreement

        The Corporation is a party to an amended and restated stockholders' agreement (the "Stockholders' Agreement"), among it and investment funds associated with or designated by CD&R, Carlyle and MLGPE (collectively, the "Sponsors"). The Stockholders' Agreement contains agreements that entitle investment funds associated with or designated by the Sponsors to nominate all of our directors. The director nominees are to include three nominees of an investment fund associated with CD&R (one of whom shall serve as the Chairman or, if the Chief Executive Officer is the Chairman, the Lead Director), two nominees of investment funds associated with Carlyle, two nominees of an investment fund associated with MLGPE (collectively, the "Sponsor Nominees") and up to six independent directors (subject to unanimous consent of the Sponsor Nominees, for so long as the Corporation remains a "controlled company" within the meaning of the NYSE rules), subject to adjustment in the case that the applicable investment fund sells more than a specified amount of its shareholdings in us.

        As of March 31, 2011, the Corporation ceased to qualify as a "controlled company" within the meaning of the NYSE rules. Accordingly, the Stockholders' Agreement may require the number of Sponsor Nominees to be reduced to comply with applicable NYSE rules. In this regard, if, after giving effect to any transition period, the membership of the Board does not qualify under any applicable NYSE rules, then the Stockholders' Agreement provides that the Sponsor nominees will be reduced to two nominees of an investment fund associated with CD&R (one of whom shall serve as the Chairman or, if the Chief Executive Officer is the Chairman, the Lead Director), one nominee of investment funds associated with Carlyle, and one nominee of an investment fund associated with MLGPE, each of the Sponsors must cause a Sponsor Nominee to resign and additional independent directors will be elected by our Board to fill the resulting director vacancies. The Stockholders' Agreement also provides that our Chief Executive Officer shall be designated as a director, unless otherwise approved by a majority of the Sponsor Nominees. In addition, the Stockholders' Agreement provides that one of the nominees of an investment fund associated with CD&R shall serve as the Chair of the Executive Committee and, unless otherwise agreed by CD&R, as Chairman of our Board. Furthermore, in order to comply with NYSE rules, we are required to have a majority of independent directors on our Board by March 31, 2012.

        The Corporation and each stockholder that is a party to the Stockholders' Agreement is required to take all necessary action to cause the nominees of the other Sponsors to be elected, which actions include recommending the nominees of the other Sponsors to our Board for inclusion in the slate of nominees recommended by the Board to stockholders for election. Pursuant to the Stockholders' Agreement, in April 2010, MLGPE designated Mr. Angel L. Morales for election to the Board to fill the vacancy created by the departure of Mr. J. Travis Hain. The Stockholders' Agreement also requires that a director designated by each of the Sponsors be a member of our Executive Committee. See "Certain Relationships and Related Party Transactions—Stockholders' Agreement" for more information on the Stockholders' Agreement.

Director Nominations

        The Compensation, Nominating and Governance Committee will consider director nominees recommended by stockholders. To recommend a qualified person to serve on the Board, a stockholder should write to: Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, Attention: Corporate Secretary. The written recommendation must be timely delivered to the Corporate Secretary in accordance with the Corporation's By-laws, which generally means the notice must be delivered not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. The written recommendation must contain the required information set forth in the Corporation's By-laws, which includes (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for director elections pursuant to Section 14A under the Securities Exchange Act of 1934 and Rule 14a-11 thereunder and (ii) as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made (a) the name and address of such stockholder and of such beneficial owner, (b) the class or series and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination and (d) a representation whether the stockholder or beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

        The Board has delegated certain responsibilities to the Compensation, Nominating and Governance Committee, including recommending to the Board criteria for Board membership and, as requested by the Board, recommending individuals for membership on the Board. The Compensation, Nominating and Governance Committee will consider and evaluate persons recommended by stockholders in the same manner as it considers and evaluates other potential directors. However, as described above, the Stockholders' Agreement contains provisions that potentially entitle investment funds associated with or designated by the Sponsors to nominate all of our directors. See "—Stockholders' Agreement" and "Certain Relationships and Related Party Transactions—Stockholders' Agreement" for more information.

Corporate Governance Guidelines

        In order to assist the Compensation, Nominating and Governance Committee with discharging its duties relating to director nominations, the Board has adopted Corporate Governance Guidelines, which contain standards to be followed by the Compensation, Nominating and Governance Committee in determining qualifications for directors and set forth the minimum criteria for Board membership. The Corporate Governance Guidelines provide that the Compensation, Nominating and Governance Committee, in making recommendations about board nominees to the Board, will:

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  Review candidates' qualifications for membership on the Board (including, when applicable, making a specific determination as to the independence of the candidates) based on the criteria approved by the Board and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under law or NYSE rules for committee membership purposes;

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  In evaluating current directors for re-nomination to the Board, assess the performance of such directors; and

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  Periodically review the composition of the Board in light of the current challenges and needs of the Board and the Corporation, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience.

        In addition, the Corporate Governance Guidelines contain policies regarding director independence, term limits on non-management directors' service, simultaneous service on other boards and substantial changes relating to a director's affiliation or position of principal employment. Among other things, the guidelines establish responsibilities for meeting preparation and participation, the evaluation of our financial performance and strategic planning.

        Copies of our Corporate Governance Guidelines are available without charge on the "Investor Relations—Corporate Governance—Overview" portion of our website, www.hertz.com.

Chairman, Chief Executive Officer and Lead Director Positions

        As indicated in our Corporate Governance Guidelines, the Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in a manner that is in the best interests of our Corporation at any given point in time. The Board believes that the decision as to who should serve as Chairman and CEO, and whether the offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandating the structure of such positions. The Board believes that the most effective and efficient leadership structure for our Corporation at the present time is for Mr. Frissora to serve as both Chairman and CEO. The Board believes that Mr. Frissora possesses the requisite experience, skill set and judgment to guide both our Corporation and the Board and to address and manage the particular opportunities and challenges that face us. In addition, the Board considers the terms of Mr. Frissora's employment agreement that provide he will serve as a member of the Board and as Chairman of the Board.

        However, in order to help ensure strong corporate governance, our Corporate Governance Guidelines provide that the Board may select a non-management director to serve as a "Lead Director." Mr. Tamke, a non-management director nominated by our Sponsor, CD&R, has served as Lead Director of the Corporation and Hertz since July 2006 at the request of the Board. The Board has not evaluated, or has no view as to whether our directors, other than those serving on the Audit Committee, are "independent," as that term is defined under federal securities laws or NYSE rules. The Lead Director, in consultation with the Chairman and CEO, has responsibility for determining the length and frequency of Board meetings and setting the agenda for such meetings. The Lead Director also sets the agenda for, and chairs, the Board's regularly-scheduled executive sessions in which management does not participate. The Corporate Governance Guidelines provide that directors will have direct access to our management and employees, as well as to our outside counsel and auditors. Among other things, the Lead Director coordinates meetings or other communication that a director wishes to initiate with management or employees. The Lead Director also confers with the Compensation, Nominating and Governance Committee in setting our CEO's compensation by providing perspective and facilitating our CEO's self-assessment.

Policy on Diversity

        Due to the concentrated holdings of the funds associated with the Sponsors, the provisions of the Stockholders' Agreement and the presence of the Sponsor Nominees on our Board, the Sponsors have significant influence over our policy and affairs, including the right to nominate potentially all of our directors. However, as indicated above, the Corporate Governance Guidelines and the Compensation, Nominating and Governance Committee charter adopted by the Board specify that the Compensation, Nominating and Governance Committee consider a number of factors, including diversity, when evaluating or conducting searches for director nominations. The Compensation, Nominating and Governance Committee interprets diversity broadly to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as international and multicultural experience and understanding as well as other differentiating characteristics, including race, ethnicity and gender.

Implementation and Assessment of Policies Regarding Director Attributes

        The Compensation, Nominating and Governance Committee, when making recommendations to the Board regarding director nominations, assesses the overall performance of the Board, and when re-nominating incumbent Board members or nominating new Board members, evaluates the potential candidate's ability to make a positive contribution to the Board's overall function in light of the policies set forth in the Corporate Governance Guidelines, including the policy on diversity. The Compensation, Nominating and Governance Committee also takes into account the requirements contained in the Stockholders' Agreement, which, among other things, mandates the appointment of director nominees selected by our Sponsors. The Compensation, Nominating and Governance Committee considers the actual performance of incumbent Board members over the previous year, as well as whether the Board has an appropriately diverse membership to support our role as one of the world's leading car and equipment rental companies. The particular experience, qualifications, attributes and skills of the potential candidate are assessed by the Compensation, Nominating and Governance Committee in order to determine whether the potential candidate possesses the professional and personal experiences and expertise necessary to enhance the Board's ability to effectively govern our Corporation. After conducting the foregoing analysis and considering the requirements set forth in our

Stockholders' Agreement, the Compensation, Nominating and Governance Committee makes recommendations to the Board regarding director nominees. In its annual assessment of director nominees, the Compensation, Nominating and Governance Committee does not take a formulaic approach, but rather considers each prospective nominees' diversity in perspectives, personal and professional experiences and background and ability to carry out the responsibility in exercising business judgment on behalf of our stockholders. In 2010, our former Executive and Governance Committee determined that the Board was appropriately diverse because its members possessed a wide variety of experience, having held a variety of senior managerial positions and directorships in a broad range of industries, including consumer products, information technology, manufacturing, and investment banking with global operations, including president, CEO and CFO positions and executive positions in risk management, finance and investments. In addition, the Executive and Governance Committee determined that the Board is comprised of members who together possessed personal qualities of intelligence, strong leadership abilities, inter-personal skills, communication skills, inquisitiveness, objectivity, practical wisdom and mature judgment.

Board Independence

        Prior to March 31, 2011, the Sponsors beneficially owned more than 50% of the outstanding shares of our common stock. Consequently, we qualified for, and relied on, several of the "controlled company" exemptions under the NYSE rules. These exemptions eliminated the requirements that we have a majority of independent directors on our Board and a fully independent compensation committee and a fully independent nominating committee. With the exception of the members serving on the Audit Committee, which is made up entirely of independent directors, we did not have a particular view as to the independence of any of our directors.

        On March 31, 2011, our Sponsors completed a secondary offering of common stock (the "Secondary Offering") pursuant to which the Sponsors collectively sold approximately 50 million shares of our common stock to the public. As a result of the Secondary Offering, the Sponsors reduced their holdings from over 50% of the outstanding shares of common stock to approximately 39% of the outstanding shares of common stock. Because the Sponsors no longer own over 50% of the outstanding shares of common stock, we no longer qualify for any of the "controlled company" exemptions under NYSE rules.

        We are currently relying upon the NYSE's transition rules for a company which is no longer a "controlled company." Under the NYSE's transition rules, we must comply with all of the NYSE's listing requirements with 12 months, or sooner, as the case may be, of no longer being a "controlled company," including (i) satisfying the majority independent board of directors requirement within 12 months of the status change, (ii) satisfying all web posting requirements by the date of the status change and (iii) appointing (a) at least one independent director to the compensation committee and nominating committee as of the status change, (b) a majority of independent directors to the compensation committee and nominating committee within 90 days of the status change and (c) a fully independent compensation committee and nominating committee within 12 months of the status change. In this regard, our Board unanimously passed resolutions reconstituting the Corporation's Compensation Committee and Executive and Governance Committee and Hertz's Compensation Committee and Executive and Governance Committee as a "Compensation, Nominating and Governance Committee" and added Mr. Beracha, a Class I director, as an independent member of such committee, in each case, as of March 31, 2011. In addition, the Board (i) adopted a written charter for the Compensation, Nominating and Governance Committee of the Corporation and Hertz, (ii) created the Corporation's Executive Committee and Hertz's Executive Committee, (iii) adopted charters for both Executive Committees, (iv) adopted amendments to our Corporation's By-laws and Hertz's By-laws to reflect the revised committee structure, (v) adopted revised Corporate Governance Guidelines for both the Corporation and Hertz and (vi) amended the Corporation and Hertz's Directors' Code of Business Conduct and Ethics, in each case, with effect from March 31, 2011.

        Our Board has determined that each member of our Audit Committee is "independent" as defined in the federal securities laws and NYSE rules. The standards for determining director independence are specified in Annex A to our Corporate Governance Guidelines. See "—Corporate Governance Guidelines." In view of our former status as a "controlled company" under NYSE rules and the fact that we are under the NYSE transition period, our Board did not, and has not yet made a determination of independence with respect to any of our directors not serving on our Audit Committee.

        In considering the independence of Mr. Berquist, our Board took into consideration certain relationships between his employer and us.

        Mr. Berquist is Executive Vice President and Chief Financial Officer for Marriott. Hertz and Marriott are parties to a Global Master Concession and Joint Marketing Agreement which provides, among other things, for (i) Marriott to grant Hertz concessions at certain of its hotels, (ii) Marriott Rewards participants to earn points from Hertz car rentals, (iii) Marriott customers to be given the opportunity to be referred to Hertz to reserve rental cars in connection with telephone or Internet contacts made with Marriott, and (iv) Hertz customers to be given the opportunity to be referred to Marriott to make hotel reservations in connection with Internet contacts made with Hertz. Payments by Hertz to Marriott under this agreement did not exceed 0.1% of Marriott's gross revenues in any of the last three fiscal years. Most of the payments to Marriott are passed through to third-party owners of hotels that are managed or franchised by Marriott. Payments by Marriott to Hertz under this agreement were negligible in each of the last three fiscal years. In addition, Marriott is a corporate customer of Hertz's car rental operations. Pursuant to this arrangement, Marriott employees rent cars from Hertz from time to time. Payments by Marriott to Hertz pursuant to this arrangement accounted for less than 0.1% of Marriott's gross revenues for each of the last three fiscal years. Mr. Berquist reported that he does not have, and has never had, responsibility for any commercial relationships between Hertz and Marriott.

Board Meetings

        During 2010, our Board held 14 meetings. Each of our directors attended 75% or more of the aggregate of the total number of meetings of our Board held during the period in which he was a director and the total number of meetings held by all Board committees on which he served during the periods that he served.

        We do not have a policy with regard to directors' attendance at annual meetings of stockholders. All but one of our directors attended the 2010 annual meeting of stockholders.

Board Committees

        Our Board has three standing committees—the Audit, Compensation, Nominating and Governance and Executive Committees. Their composition and roles are discussed below.

The Audit Committee

        Our Audit Committee consists of Messrs. Beracha (Chair), Berquist, Durham and Wolf. Our Board has designated each of the four members of our Audit Committee "audit committee financial experts" and each has been determined to be "financially literate" under NYSE rules.

        Our Audit Committee held eight meetings in 2010.

        Our Audit Committee has a written charter. Under it, our Audit Committee assists our Board in fulfilling its oversight responsibilities by overseeing and monitoring our accounting, financial and external reporting policies and practices, the integrity of our financial statements, the independence, qualifications and performance of our independent registered public accounting firm, the performance of our internal audit function, the management information services and operational policies and practices that affect our internal control, our compliance with legal and regulatory requirements and our standards of business conduct and ethics, our guidelines and policies and the commitment of internal audit resources, in each case as they relate to risk management and the preparation of our Audit Committee's Report included in our proxy statements. In discharging its duties, our Audit Committee has the authority to retain independent legal, accounting and other advisors.

        The charter for our Audit Committee is available without charge on the "Investor Relations—Corporate Governance—Overview" portion of our website, www.hertz.com.

The Compensation, Nominating and Governance Committee

        Our Compensation, Nominating and Governance Committee, which replaced our former Compensation Committee and Executive and Governance Committee on March 31, 2011, performs many of the functions formerly undertaken by our former Compensation Committee and Executive and Governance Committee and consists of Messrs. Wasserman (Chair), Beracha, Bernasek and End.

        Prior to March 31, 2011, the former Compensation Committee consisted of Messrs. Wasserman (Chair), Bernasek and End. They met as a committee six times during 2010. The former Executive and Governance Committee, which consisted of Messrs. Tamke (Chair), End, Frissora and Ledford, prior to March 31, 2011, held no meetings during 2010. Each of the former Compensation Committee and the Executive Governance Committee operated under a written charter, which was redesignated as the charter of the Compensation, Nominating and Governance Committee on March 31, 2011.

        Our Compensation, Nominating and Governance Committee has a written charter. Under it, our Compensation, Nominating and Governance Committee oversees our compensation and benefit policies generally, evaluates the performance (with the assistance of the Lead Director) of our CEO as related to all elements of compensation, as well as the performance of our senior management, approves and recommends to our Board all compensation plans for members of our senior management group, approves the short-term compensation of our senior management group (subject, in the case of our CEO, if so directed by the Board, to the final approval of a majority of independent directors of our Board), approves and authorizes grants to our senior management under our incentive plans, prepares reports on executive compensation required for inclusion in our proxy statements and reviews our management succession plan. The Compensation, Nominating and Governance Committee is permitted to delegate its responsibilities to subcommittees as it deems appropriate and has the authority to retain compensation consultants or other advisors.

        In addition, our Compensation, Nominating and Governance Committee assists our Board in determining the skills, qualities and eligibility of individuals recommended for membership on our Board, reviews the composition of our Board and its committees to determine whether it may be appropriate to add or remove individuals, reviews and evaluates directors for re-nomination and re-appointment to committees and reviews and assesses the adequacy of our Corporate Governance Guidelines, Standards and Code of Conduct.

        The charter for our Compensation, Nominating and Governance Committee is available without charge on the "Investor Relations—Corporate Governance—Overview" portion of our website, www.hertz.com.

The Executive Committee

        Our Executive Committee, established on March 31, 2011, consists of Messrs. Tamke (Chair), End, Frissora and Ledford.

        Our Executive Committee has a written charter. Under it, the Executive Committee may exercise the powers of the Board to act on any matters, subject to applicable law, NYSE rules or the organizational documents of the Corporation or Hertz.

        The charter for our Executive Committee is available without charge on the "Investor Relations—Corporate Governance—Overview" portion of our website, www.hertz.com.

Board Compensation

        The Board believes that a significant portion of non-employee director compensation should align director interests with the interests of stockholders. As a result, our Board has approved the Hertz Global Holdings, Inc. Director Compensation Policy (the "Director Compensation Policy"), pursuant to which our directors who were not also our employees each received in 2010 a $170,000 annual retainer fee, of which $70,000 will be payable in cash and $100,000 will be payable in the form of common stock, having an equivalent fair market value to such dollar amount. In 2010, the Board, upon recommendation of the Compensation Committee, increased the 2010 retainer fee from the 2009 retainer fee, which previously was $150,000 and consisted of $60,000 payable in cash and $90,000 payable in common stock. The equity portion of the annual retainer is currently paid in shares of the Corporation's common stock; however, prior to an amendment to the Director Compensation Policy adopted by our Board in 2009, the equity portion of the annual retainer fee was payable in stock options having a value determined by using a Black-Scholes option valuation model, equal to such dollar amount. If a director so chooses, any common stock shares may be payable on a tax-deferred basis in phantom shares if the requirements regarding such deferral are met in accordance with applicable tax law, in which case the actual shares of our common stock will be paid to the director promptly following the date on which he or she ceases to serve as a director (or, if earlier, upon a change in control, as defined in the Director Plan or the 2008 Omnibus Plan). Equity grants are granted annually in arrears immediately following the annual stockholders' meeting, and cash fees will be payable quarterly in arrears, although a director may elect to receive, in advance, in lieu of cash fees, shares of our common stock having the same fair market value as such fees.

        The Corporation does not pay additional fees for attending Board or committee meetings. The chair of our Audit Committee will be paid an additional annual cash fee of $25,000 and each other member of our Audit Committee will be paid an additional annual cash fee of $10,000. The chair of our Compensation, Nominating and Governance Committee will be paid an additional annual cash fee of $15,000 and each other member of our Compensation, Nomination and Governance Committee will be paid an additional annual cash fee of $10,000, the same compensation the chair and members of the former Compensation Committee were entitled to in 2010. We also reimburse our directors for reasonable and necessary expenses they incur in performing their duties as directors, and our directors are entitled to free worldwide Hertz car rentals upon completion of evaluation forms. In the case of a member of our Board who is also one of our employees, no additional compensation will be paid for serving as a director. Each of our directors who is employed by or affiliated with one of the Sponsors may assign all or any portion of the compensation the director would receive for his services as a director to that Sponsor or its affiliates.

        For services rendered during the year ended December 31, 2010, our non-employee directors received the following:

2010 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash(1)(2)	Stock Awards(6)	Option Awards(7)	Non-equity incentive plan compensation	Change in pension value and non- qualified deferred compensation earnings	All other compensation	Total
	($)	($)	($)	($)	($)	($)	($)
Barry Beracha	92,500	83,500	—	—	—	—	176,000
Brian Bernasek(3)	77,500	83,500	—	—	—	—	161,000
Carl Berquist(3)	77,500	83,500	—	—	—	—	161,000
Michael Durham	77,500	83,500	—	—	—	—	161,000
Robert End	77,500	83,500	—	—	—	—	161,000
J. Travis Hain(4)(5)	23,750	71,000	—	—	—	—	94,750
Gregory Ledford(3)	67,500	83,500	—	—	—	—	151,000
Angel Morales(4)(5)	43,750	12,500	—	—	—	—	56,250
Nathan Sleeper(4)	67,500	83,500	—	—	—	—	151,000
George Tamke(4)	67,500	83,500	—	—	—	—	151,000
David Wasserman(4)	82,500	83,500	—	—	—	—	166,000
Henry Wolf	77,500	83,500	—	—	—	—	161,000

(1)
All compensation is for services rendered as directors, including annual retainer fees and committee and chair fees; in certain cases, compensation has been assigned by directors employed by, or affiliated with, one of the Sponsors to an entity associated with the applicable Sponsor. As the chair of the Compensation Committee of the Board, Mr. Wasserman received additional compensation of $15,000 during 2010. As chair of the Audit Committee of the Board, Mr. Beracha received additional compensation of $25,000 during 2010. As members of the Compensation Committee, Messrs. Bernasek and End received additional compensation of $10,000 each during 2010, and as members of the Audit Committee, Messrs. Berquist, Durham and Wolf received additional compensation of $10,000 each during 2010.

(2)
Under the terms of the Director Compensation Policy, certain directors elected in advance to receive fees that would otherwise be payable in cash in the form of shares. Certain directors also elected to defer receipt of the cash portion of the fee. Any fee that a director elected to defer was credited to the director's stock account and was deemed to be invested in a number of phantom shares equal to the number of shares of the Corporation's common stock that would otherwise have been delivered.

(3)
Elected to defer receipt of the cash portion of their fees and instead receive phantom shares equal to the number of shares of the Corporation's common stock equal to the deferred fees.

(4)
Elected to receive fees that would otherwise be payable in cash in the form of shares of the Corporation's common stock.

(5)
Mr. Hain resigned from our Board on April 6, 2010. On April 9, 2010, Mr. Morales was elected to fill the vacancy created by Mr. Hain's resignation.

(6)
The value disclosed is the aggregate grant date fair value of 7,370 shares granted to Messrs. Beracha, Bernasek, Berquist, Durham, End, Ledford, Sleeper, Tamke, Wasserman and Wolf, 6,267 shares granted to Mr. Hain, and 1,103 shares granted to Mr. Morales, in each case computed pursuant to FASB ASC Topic 718 and based on a grant date of May 27, 2010. Assumptions used in the calculation of these amounts are included in the note entitled "Stock-Based Compensation" in the notes to the Corporation's consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2010.

(7)
No options were granted to the non-employee Board members in fiscal 2010. However, unexercised option awards outstanding as of December 31, 2010, for each non-employee Board member or his or her permitted assignee were as follows: 23,350 for Messrs. Beracha, Berquist, Durham, End, Ledford, Sleeper, Tamke, Wasserman and Wolf, 22,585 for Mr. Bernasek and 0 for Messrs. Hain and Morales.

Director Equity Compensation

        On October 12, 2006, our Board approved the Hertz Global Holdings, Inc. Director Stock Incentive Plan (the "Director Plan"). Our stockholders approved the Director Plan on October 20, 2006. Prior to May 15, 2008, we issued all of our equity compensation to our non-employee directors in accordance with the Director Compensation Policy pursuant to the terms of the Director Plan. On March 4, 2010, our Board adopted the Amended and Restated 2008 Omnibus Incentive Plan (the "2008 Omnibus Plan") and our stockholders approved the 2008 Omnibus Plan at the annual meeting of stockholders held on May 27, 2010. The 2008 Omnibus Plan was an amendment and restatement of the equity incentive plan originally adopted in May 2008 and provides that no further awards will be granted pursuant to the Director Plan. However, awards that were previously granted pursuant to the Director Plan will continue to be subject to and governed by the terms of the Director Plan. All equity compensation that we have granted to our non-employee directors since May 2008, and any we grant in the future, will be issued pursuant to the terms of the 2008 Omnibus Plan.

        As noted above, a director may generally elect to receive all or a portion of fees that would otherwise be payable in cash in the form of shares of our common stock having a fair market value at such time equal to the amount of such fees. Any such shares will be paid to the director when cash fees would otherwise be payable, although, if a director so chooses, these shares may be payable on a tax-deferred basis in phantom shares if the requirements regarding such deferral are met in accordance with applicable tax law, in which case the actual shares of our common stock will be paid to the director promptly following the date on which he or she ceases to serve as a director (or, if earlier, upon a change in control, as defined in the Director Plan or the 2008 Omnibus Plan).

        A director will recognize ordinary income upon exercising options granted under the Director Plan or 2008 Omnibus Plan in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price, and we will have a corresponding tax deduction at that time. In the case of shares issued in lieu of cash fees, a director who is an individual will generally recognize ordinary income equal to the fair market value of such shares on the date such shares are paid to the director and the Corporation will have a corresponding tax deduction at that time.

* * * * *

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

        Messrs. Wasserman (Chair), Bernasek and End served on our Compensation Committee for the entire year 2010. None of these individuals (i) served as an officer or employee of the Corporation during 2010 or (ii) was formerly an officer of the Corporation, with the exception of Mr. Wasserman, who served, prior to 2005, as President of CCMG Holdings, Inc. (the former name of the Corporation). Messrs. Wasserman, Bernasek and End also served as executives of CD&R, Carlyle and Merrill Lynch, respectively. For information regarding relationships among the Corporation and CD&R, Carlyle and Merrill Lynch and related entities, see "Certain Relationships and Related Party Transactions."

        During the year 2010, none of our executive officers served as a member of a compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served on our Compensation Committee; none of our executive officers served as a director of another entity, any of whose executive officers served on our Compensation Committee; and none of our executive officers served as a member of the compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served as one of our directors.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND OFFICERS

        The following table sets forth information as of March 31, 2011 with respect to the ownership of the common stock of the Corporation by:

  •
  Each person known to own beneficially more than 5% of the common stock of the Corporation;

  •
  Each of the directors of the Corporation;

  •
  Each of the executive officers named in the Summary Compensation Table below; and

  •
  All of the Corporation's executive officers and directors as a group.

        The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. As of March 31, 2011 we had 414,938,766 shares of our common stock outstanding.

        Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to the Corporation's knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
Investment Funds Associated With or Designated By Clayton, Dubilier & Rice, LLC(1)(2)(19)	61,005,716	14.70%
Clayton, Dubilier & Rice Fund VII, L.P.	44,467,854	10.72%
CDR CCMG Co-Investor L.P.	16,236,028	3.91%
CD&R Parallel Fund VII, L.P.	301,834	** %
Investment Funds Associated With or Designated By The Carlyle Group(2)(4)(19)	54,302,586	13.09%
Carlyle Partners IV, L.P.	46,523,921	11.21%
CP IV Coinvestment, L.P.	1,878,946	** %
CEP II U.S. Investments, L.P.	5,677,083	1.37%
CEP II Participations S.àr.l. SICAR	222,636	** %
Investment Funds and Other Entities Associated With or Designated By Merrill Lynch, a subsidiary of Bank of America Corporation ("Bank of America"), and Their Affiliates(3)(6)(7)(8)(19)	44,682,132	10.77%
ML Global Private Equity Fund, L.P.	24,481,476	5.90%
Merrill Lynch Ventures L.P. 2001	2,949,860	** %
ML Hertz Co-Investor, L.P.	2,362,247	** %
Merrill Lynch, Pierce, Fenner & Smith Incorporated	33,300	** %
CMC-Hertz Partners, L.P.(9)(19)	14,749,298	3.55%
Lord, Abbett & Co. LLC(10)	27,796,801	6.7%
T. Rowe Price Associates, Inc.(11)	33,744,561	8.13%
Directors and Executive Officers(16)
George W. Tamke(12)	—	** %
Mark P. Frissora(13)	4,156,209	1%
Nathan K. Sleeper(12)	—	** %
David H. Wasserman(12)	—	** %

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
Brian A. Bernasek(5)(14)(15)	125,678	**	%
Gregory S. Ledford(5)(14)(15)	183,274	**	%
Robert F. End(17)	20,684	**	%
J. Travis Hain(17)(18)	—	**	%
Angel L. Morales(17)(18)	—	**	%
Barry H. Beracha(5)	94,034	**	%
Carl T. Berquist(5)(15)	74,773	**	%
Michael J. Durham(5)	63,034	**	%
Henry C. Wolf(5)	59,034	**	%
Michel Taride(20)	1,045,227	**	%
Gerald A. Plescia(20)	978,322	**	%
Elyse Douglas(20)	445,594	**	%
Scott P. Sider(20)(21)	304,239	**	%
John A. Thomas(20)(22)	270,016	**	%
All directors and executive officers as a group (28 persons)	11,047,403	2.66%

**
Less than 1%

(1)
Represents shares held by the following group of investment funds associated with or designated by Clayton, Dubilier & Rice, LLC: (i) 44,467,854 shares of common stock held by Clayton, Dubilier & Rice Fund VII, L.P., whose general partner is CD&R Associates VII, Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd.; (ii) 16,236,028 shares of common stock held by CDR CCMG Co-Investor L.P., whose general partner is CDR CCMG Co-Investor GP Limited, whose sole stockholder is Clayton, Dubilier & Rice Fund VII, L.P.; and (iii) 301,384 shares of common stock held by CD&R Parallel Fund VII, L.P., whose general partner is CD&R Parallel Fund Associates VII, Ltd. CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd. are each managed by a three person board of directors, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. Joseph L. Rice, III, Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd., may be deemed to share beneficial ownership of the shares shown as beneficially owned by the funds associated with Clayton, Dubilier & Rice, LLC. Such persons disclaim such beneficial ownership.

Each of CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Investment Associates VII, Ltd. disclaims beneficial ownership of the shares held by Clayton, Dubilier & Rice Fund VII, L.P., as well as of the shares held by each of CD&R Parallel Fund VII, L.P., CDR CCMG Co-Investor L.P. and the shares and stock options held by Clayton, Dubilier & Rice, LLC. CDR CCMG Co-Investor GP Limited disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P. and CDR CCMG Co-Investor L.P., and Clayton, Dubilier & Rice, LLC, and of the stock options held by Clayton, Dubilier & Rice, LLC. CD&R Parallel Fund Associates VII, Ltd. disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P. and Clayton, Dubilier & Rice, LLC and of the stock options held by Clayton, Dubilier & Rice, LLC. Clayton, Dubilier & Rice, LLC disclaims beneficial ownership of the shares held by each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P. and CDR CCMG Co-Investor L.P. The address for each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P., CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Parallel Fund Associates VII, Ltd. is 1403 Foulk Road, Suite 106, Wilmington, DE 19803. The address for CDR CCMG Co-Investor L.P., CDR CCMG Co-Investor GP Limited and CD&R Investment Associates VII, Ltd. is c/o M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies. The address for Clayton, Dubilier & Rice, LLC is 375 Park Avenue, 18th Floor, New York, NY 10152.

The immediately preceding information in this footnote is based solely on (i) the Schedule 13D/A filed with the SEC on April 4, 2011 by funds associated with Clayton, Dubilier & Rice, LLC and (ii) the prospectus supplement to our Form S-3 filed with the SEC on March 30, 2011 by the Corporation. In addition, the amount does not include 139,345 shares of common stock and 70,050 currently exercisable options to purchase common stock issued to Clayton, Dubilier & Rice, LLC, as assignee of compensation payable to Messrs. Tamke, Sleeper and Wasserman under the Corporation's Director Compensation Policy. Messrs. Tamke, Sleeper and Wasserman are the Sponsor Nominees designated by CD&R, pursuant to the terms of the Stockholders' Agreement (the "CD&R Sponsor Nominees").

(2)
Excludes 14,749,298 shares held by CMC-Hertz Partners, L.P., which is affiliated with all three of the Sponsors. Each of the entities associated with Clayton, Dubilier & Rice, LLC and with The Carlyle Group disclaim beneficial ownership of shares held by CMC-Hertz Partners, L.P. See Note 9 below.

(3)
Pursuant to a Form 3 filed by Bank of America with the SEC on January 9, 2009, Bank of America is an indirect beneficial owner of the reported securities. The indirect interest in the reported securities was obtained pursuant to an Agreement and Plan of Merger, dated as of September 15, 2008 whereby a wholly owned subsidiary of Bank of America merged with and into Merrill Lynch. Merrill Lynch is now a wholly owned subsidiary of Bank of America.

(4)
Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P. and CEP II Participations S.àr.l. SICAR, which are collectively referred to herein as the Carlyle Funds, are collectively the holders of record of 54,302,586 shares of the common stock of the Corporation, of which Carlyle Partners IV, L.P. holds 46,523,921 shares; CP IV Coinvestment, L.P. holds 1,878,946 shares; CEP II U.S. Investments, L.P. holds 5,677,083 shares; and CEP II Participations S.àr.l. SICAR holds 222,636 shares. Investment discretion and control over the shares of the Corporation held by Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. is exercised by TCG Holdings, L.L.C. through its indirect subsidiary, TC Group IV, L.P., which is the sole general partner of each of the Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. TCG Holdings, L.L.C. is the managing member of TC Group, L.L.C. TC Group, L.L.C. is the sole managing member of TC Group IV Managing GP, L.L.C. TC Group IV Managing GP, L.L.C is the sole general partner of TC Group IV, L.P. TCG Holdings, L.L.C. is managed by a three person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein, as the managing members of TCG Holdings, L.L.C., may be deemed to share beneficial ownership of the shares beneficially owned by TCG Holdings, L.L.C. Such persons disclaim such beneficial ownership.

CEP II Managing GP, L.P. is the general partner of CEP II U.S. Investments, L.P. and Carlyle Europe Partners II, L.P., which is in turn the sole shareholder of CEP II Participations S.àr.l. SICAR. CEP II Managing GP Holdings, Ltd. is the sole general partner of CEP II Managing GP, L.P. TC Group Cayman Investment Holdings, L.P. is the sole shareholder of CEP II Managing GP Holdings, Ltd. TCG Holdings Cayman II, L.P. is the sole general partner of TC Group Cayman Investment Holdings, L.P. and DBD Cayman, Ltd. is the sole general partner of TCG Holdings Cayman II, L.P. The sole shareholder of DBD Cayman, Ltd. is DBD Cayman Holdings, Ltd. Accordingly, each of CEP II Managing GP, L.P., CEP II Managing GP Holdings, Ltd., TC Group Cayman Investment Holdings, L.P., TCG Holdings Cayman II, L.P., DBD Cayman, Ltd. and DBD Cayman Holdings, Ltd. may be deemed to be beneficial owners of the shares of the Corporation held by CEP II Participations S.àr.l. SICAR and CEP II U.S. Investments, L.P.

DBD Cayman Holdings, Ltd. has investment discretion and dispositive power over the shares of the Corporation's common stock held by CEP II Participations S.àr.l. SICAR and CEP II U.S. Investments, L.P. DBD Cayman Holdings, Ltd. is controlled by its ordinary members, William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein and all action relating to the investment and disposition of the shares of the Corporation's common stock held by CEP II Participations S.àr.l. SICAR and CEP II U.S. Investments, L.P. requires their approval. William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein may be deemed to share beneficial ownership over the shares shown as beneficially owned by CEP II Participations S.àr.l. SICAR and CEP II U.S. Investments, L.P. Such persons disclaim beneficial ownership of these shares.

The Carlyle Group's address is 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004. The address for each of Carlyle Partners IV, L.P., CP IV Coinvestment, L.P. and CEP II U.S. Investments, L.P. is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505. The address for CEP II Participations S.àr.l. SICAR is c/o The Carlyle Group, 2, avenue Charles de Gaulle, L-1653 Luxembourg, Luxembourg. The address for DBD Cayman Holdings, Ltd. is c/o Walkers Corporate Services Limited, Walker House 87 Mary Street, George Town, Grand Cayman KY1-9001, Cayman Islands.

The information in this footnote is based solely on (i) the Schedule 13D/A filed with the SEC on April 4, 2011 by funds associated with the Carlyle Group and (ii) the prospectus supplement to our Form S-3 filed with the SEC on March 30, 2011 by the Corporation.

(5)
Includes director stock options which are currently exercisable. Messrs. Beracha, Berquist, Durham, Ledford and Wolf each hold currently exercisable director stock options to purchase 23,350 shares and Mr. Bernasek holds currently exercisable director stock options to purchase 22,585 shares.

(6)
As a result of assignments of certain director compensation by current directors Robert End and Angel Morales and former directors George Bitar and J. Travis Hain (the "Merrill Sponsor Nominees") to entities associated with MLGPE pursuant to the terms of our Director Compensation Policy, certain entities associated with MLGPE hold an aggregate of 59,251 shares of common stock and currently exercisable options to purchase 46,700 shares of common stock.

(7)
Includes 14,749,298 shares of the Corporation's common stock held by CMC-Hertz Partners, L.P., which is affiliated with all three of the Sponsors. See Note 9 below.

(8)
Includes shares held of record by the following group of investment funds associated with or designated by Merrill Lynch & Co., Inc. or their affiliates: (i) 24,587,427 shares of common stock held by ML Global Private Equity Fund, L.P.; (ii) 2,949,860 shares of common stock held by Merrill Lynch Ventures L.P. 2001; (iii) 2,362,247 shares of common stock held by ML Hertz Co-Investor, L.P. and (iv) 33,300 shares of common stock held by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Excludes the following shares held of record by the following entities associated with Bank of America or its affiliates: 716,700 shares of common stock held by Bank of America, N.A.

Merrill Lynch & Co., Inc., a Delaware corporation, is a wholly owned subsidiary of Bank of America. Merrill Lynch Group, Inc., a Delaware corporation, is a wholly owned subsidiary of Merrill Lynch & Co., Inc. ML Global Private Equity Partners, L.P., a Cayman Islands exempted limited partnership, is a private investment fund, whose general partner is Merrill Lynch GP Inc., a Delaware corporation and wholly owned subsidiary of Merrill Lynch Group, Inc. ML Global Private Equity Fund, L.P., a Cayman Islands exempted limited partnership, is a private investment fund, whose general partner is MLGPE Ltd., a Cayman Islands company and a wholly owned subsidiary of ML Global Private Equity Partners, L.P. Merrill Lynch Ventures L.P. 2001, a Delaware limited partnership, is a private investment fund, whose general partner is Merrill Lynch Ventures, LLC, a Delaware limited liability company and a wholly owned subsidiary of Merrill Lynch Group, Inc. Merrill Lynch Ventures L.P. 2001's decisions regarding the voting or disposition of shares of its portfolio investments (including its investment in the Corporation) are made by the management and investment committee of the board of directors of Merrill Lynch Ventures, LLC. ML Hertz Co-Investor, L.P. is a Delaware limited partnership, whose general partner is ML Hertz Co-Investor GP, L.L.C., a Delaware limited liability company, whose sole managing member is ML Global Private Equity Fund, L.P. Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation, is a wholly owned subsidiary of Merrill Lynch & Co., Inc. Bank of America, a Delaware corporation, is the ultimate parent company of each of the foregoing.

Merrill Lynch GP Inc., as the sole general partner of ML Global Private Equity Partners, L.P., may be deemed to beneficially own shares of the Corporation's common stock indirectly owned by ML Global Private Equity Partners, L.P. Merrill Lynch GP Inc. disclaims beneficial ownership of such shares. ML Global Private Equity Partners, L.P. may be deemed to beneficially own shares of the Corporation's common stock directly and indirectly owned by ML Global Private Equity Fund, L.P. ML Global Private Equity Partners, L.P. disclaims beneficial ownership of such shares. MLGPE Ltd., as the sole general partner of ML Global Private Equity Fund, L.P., may be deemed to beneficially own the shares of the Corporation's common stock directly and indirectly owned by ML Global Private Equity Fund, L.P. MLGPE Ltd. disclaims beneficial ownership of such shares. The investment committee of ML Global Private Equity Partners, L.P. has decision-making power over the voting and disposition of shares of portfolio investments of ML Global Private Equity Fund, L.P., including ML Global Private Equity Fund, L.P.'s investment in the Corporation. However, the consent of Merrill Lynch GP Inc. is expressly required in connection with any such vote or disposition. Because of its relationship with ML Hertz Co-Investor GP, L.L.C., ML Global Private Equity Fund, L.P. may be deemed to beneficially own the 2,362,247 shares of the Corporation directly owned by ML Hertz Co-Investor, L.P. ML Global Private Equity Fund, L.P. disclaims beneficial ownership of such shares. Merrill Lynch Ventures, LLC, as the sole general partner of Merrill Lynch Ventures L.P. 2001, may be deemed to beneficially own the 2,949,860 shares of the Corporation's common stock directly owned by Merrill Lynch Ventures L.P. 2001. Merrill Lynch Ventures, LLC disclaims beneficial ownership of such shares. ML Hertz Co-Investor GP, L.L.C.'s sole managing member is ML Global Private Equity Fund, L.P. It is also the sole general partner of ML Hertz Co-Investor, L.P. and as such may be deemed to beneficially own the shares of the Corporation's common stock directly owned by ML Hertz Co-Investor, L.P. ML Hertz Co-Investor GP, L.L.C. disclaims beneficial ownership of such shares.

Bank of America, as the ultimate parent company of each of the entities listed in the immediately preceding paragraph, may be deemed to beneficially own the shares of the Corporation's common stock listed in the table. Bank of America disclaims beneficial ownership of such shares. Merrill Lynch & Co., Inc., Merrill Lynch Ventures L.P. 2001, Merrill Lynch Group, Inc., ML Hertz Co-Investor, L.P. and Merrill Lynch, Pierce, Fenner & Smith Incorporated each disclaim beneficial ownership of the shares of the Corporation held by the other entities affiliated with Bank of America described in this footnote.

The address of ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001, ML Hertz Co-Investor, L.P. and Merrill Lynch, Pierce, Fenner & Smith Incorporated is 767 Fifth Avenue, New York, NY 10153.

The information in this footnote is based solely on (i) the Schedule 13D/A filed with the SEC on April 4, 2011 by Bank of America and funds associated with Bank of America and (ii) the prospectus supplement to our Form S-3 filed with the SEC on March 30, 2011 by the Corporation.

(9)
CMC-Hertz Partners, L.P. is affiliated with all three of the Sponsors. The general partner of CMC-Hertz Partners, L.P. is CMC-Hertz General Partner, L.L.C., whose members are Carlyle-Hertz GP, L.P., ML Global Private Equity Fund, L.P. and CD&R Associates VII, L.P. Investment decisions on behalf of CMC-Hertz General Partner, L.L.C. are made by majority vote of the Executive Committee, which comprises one representative of each Sponsor; however, until December 21, 2013. ML Global Private Equity Fund, L.P. has the contractual right (subject to various restrictions) to make decisions regarding disposition or voting of the shares beneficially owned by CMC-Hertz Partners, L.P. As a result, beneficial ownership of the shares held by CMC-Hertz Partners, L.P. may be attributed to ML Global Private Equity Fund, L.P., which disclaims beneficial ownership of such shares, as do the entities discussed in Note 8 above who may be deemed to have or share beneficial ownership of any shares that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own.

(10)
A report on Schedule 13G/A, dated February 14, 2011, disclosed that Lord, Abbett & Co. LLC, an investment adviser, was the beneficial owner of 27,796,801 shares of the common stock of the Corporation as of December 31, 2010. Lord, Abbett & Co. LLC has reported that it has (i) sole power to vote or direct the vote of 24,477,649 shares of common stock of the Corporation and (ii) sole power to dispose or direct the disposition of 27,675,979 shares of common stock of the Corporation. The address of Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, New Jersey, 07302. All information regarding Lord, Abbett & Co. LLC is based on that entity's report on Schedule 13G/A, dated February 14, 2011.

(11)
A report on Schedule 13G, dated February 10, 2011, disclosed that T. Rowe Price Associates, Inc. was the beneficial owner of 33,744,561 shares of common stock of the Corporation as of December 31, 2010. T. Rowe Price Associates, Inc. reported that (i) T. Rowe Price Associates, Inc. has sole power to vote or direct the vote of 6,635,263 shares of common stock of the Corporation and (ii) sole power to dispose of or direct the disposition of 33,744,561 shares of common stock of the Corporation. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt St. Baltimore, Maryland 21202. All of the information regarding T. Rowe Price Associates, Inc. is based on the report on Schedule 13G, dated February 10, 2011.

(12)
Does not include 61,005,716 shares of common stock held by investment funds associated with or designated by Clayton, Dubilier & Rice, LLC, or 70,050 currently exercisable stock options and 139,345 shares of common stock issued to Clayton, Dubilier & Rice, LLC, as assignee of compensation payable to the CD&R Sponsor Nominees under the Corporation's Director Compensation Policy. The CD&R Sponsor Nominees are directors of the Corporation and Hertz and executives of CD&R. They disclaim beneficial ownership of the shares held by investment funds associated with or designated by CD&R and of the stock options and shares held by entities associated with CD&R.

(13)
Includes 785 shares held by Mr. Frissora's daughter and shares and equity awards held by the Mark Frissora Revocable Trust and the Jennifer Frissora Revocable Trust. Of the 4,156,209 shares beneficially owned by Mr. Frissora, 1,418,602 have been pledged as security for a loan with a third party broker.

(14)
Does not include 54,302,586 shares of common stock held by investment funds associated with or designated by The Carlyle Group. Messrs. Bernasek and Ledford are directors of the Corporation and Hertz and executives of The Carlyle Group. They disclaim beneficial ownership of the shares held by investment funds associated with or designated by The Carlyle Group.

(15)
Includes 27,409, 27,739 and 23,840 phantom shares issued to Messrs. Bernasek, Berquist and Ledford, respectively, under the Corporation's Director Compensation Policy.

(16)
Includes employee and/or director stock options held directly by the beneficial owner which are currently exercisable or which will become exercisable within sixty days; restricted stock units reported as owned outright; and any shares that were purchased pursuant to the Corporation's employee stock purchase plan.

(17)
Does not include 44,682,132 shares of common stock held by investment funds and other entities associated with or designated by Merrill Lynch & Co., Inc. (including 46,700 currently exercisable director stock options and 59,251 shares of common stock issued to certain entities associated with MLGPE, as assignees of compensation payable to the Merrill Sponsor Nominees under the Corporation's Director Compensation Policy, as described in Note 6 above), or over which such funds exercise voting control. The Merrill Sponsor Nominees are or have been directors of the Corporation and Hertz and are or were affiliated with the global private equity division of BAML Capital Partners. They disclaim beneficial ownership of the shares held by investment funds and other entities associated with or designated by Merrill Lynch & Co., Inc. See Notes 8 and 9 above.

(18)
On April 14, 2009, Mr. Hain was elected to the Corporation's Board. Mr. Hain resigned from the Board on April 6, 2010, and Mr. Morales was elected to the Board on April 9, 2010 to fill the vacancy created by Mr. Hain's resignation.

(19)
The Corporation is a party to the Stockholders' Agreement, among it, the Sponsors and CMC-Hertz Partners, L.P. Among other things, the Corporation and each stockholder that is a party to the Stockholders' Agreement is required to take all necessary action to cause the Board nominees that the other Sponsors have chosen to be elected, which actions include recommending the nominees of the other Sponsors to our Board for inclusion in the slate of nominees recommended by the Board to stockholders for election. (See "Certain Relationships and Related Party Transactions—Stockholders' Agreement").

(20)
The number of options which each officer can exercise within sixty days is as follows: Mr. Frissora 2,386,031, Mr. Taride 909,368, Mr. Plescia 873,157, Ms. Douglas 308,599, Mr. Sider 214,841 and Mr. Thomas 196,291.

(21)
Mr. Plescia retired on January 25, 2011. The information for Mr. Plescia contained in this table is based on our internal information as of January 25, 2011.

(22)
Mr. Thomas entered into a separation agreement on November 30, 2010. The information for Mr. Thomas contained in this table is based on our internal information as of November 30, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based on a review of reports filed by the Corporation's directors, executive officers and beneficial holders of 10% or more of our outstanding shares, and upon representations from those persons, all reports required to be filed by the Corporation's reporting persons during 2010 were filed on time, except that:

  •
  Messrs. Berquist, Bernasek and Ledford received a grant of phantom stock on May 27, 2010, which was not reported on a Form 4 until June 8, 2010 due to an administrative error at the Corporation; and

  •
  The Corporation was informed during the second quarter of 2007 that Merrill Lynch engaged in principal trading in the Corporation's common stock between November 17, 2006 and April 19, 2007. Merrill Lynch and certain of its affiliates have engaged in additional principal trading activity since that time, including during 2010. Merrill Lynch did not timely file Forms 4 with respect to the transactions reported on the Forms 4 filed by Bank of America on October 26, 2010, January 11, 2011 and February 11, 2011.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The Corporation has not adopted formal policies and procedures specifically designed to address the review and approval of transactions with related parties. However, the Board has adopted the written

Code of Conduct applicable to the Board and the Corporation has adopted the written Standards, which require all employees, officers and directors to avoid conflicts of interests.

        The Code of Conduct is applicable to all Board members and provides guidance for handling unforeseen situations which may arise, including conflicts of interest. Pursuant to the Code of Conduct, a conflict of interest may arise when a Board member's private interest interferes in any way—or even appears to interfere—with the interests of the Corporation as a whole. The Code of Conduct specifies that a conflict of interest may include, among other things, the following:

  •
  When a Board member or a member of his or her family takes actions or has interests that may make it difficult for the Board member to make decisions on behalf of the Corporation objectively and effectively;

  •
  Where a Board member or a member of his or her family has a financial interest in, or is engaged, directly or indirectly, in the management of an organization that deals with the Corporation as a supplier, contractor, purchaser or distributor of the Corporation's products or services, or is a competitor; and

  •
  Where a Board member renders services to another organization or individual as an employee, agent, consultant or director if the organization or individual is doing or seeking to do business with the Corporation or is a competitor.

        Pursuant to the Code of Conduct, any member of our Board who believes he or she has an actual or potential conflict of interest with us is obligated to notify the Chair of the Compensation, Nominating and Governance Committee as promptly as practicable. That member should not participate in any decision by our Board, or any committee of our Board, that in any way relates to the matter that gives rise to the conflict or potential conflict of interest until the issue has been resolved to the satisfaction of the Chair of the Compensation, Nominating and Governance Committee or the Board.

        The Standards are applicable to all employees of the Corporation and its subsidiaries, including directors who are employees of the Corporation and its subsidiaries. The Standards generally prohibit employees from maintaining outside business or financial interests or engaging in outside business or financial activity that conflicts with the interests of the Corporation.

        The following is a description of certain relationships and transactions that we have entered into with our directors, major stockholders and certain other related persons since the beginning of 2010, as well as certain other transactions.

Stockholders' Agreement

        The Corporation is a party to the Stockholders' Agreement among it and investment funds associated with or designated by the Sponsors. The Stockholders' Agreement contains agreements that entitle investment funds associated with or designated by the Sponsors to nominate all of our directors. The director nominees are to include three nominees of an investment fund associated with CD&R (one of whom shall serve as the Chairman or, if the Chief Executive Officer is the Chairman, the Lead Director), two nominees of investment funds associated with Carlyle, two nominees of an investment fund associated with MLGPE (collectively, the "Sponsor Nominees") and up to six independent directors (subject to unanimous consent of the Sponsor Nominees, for so long as the Corporation remains a "controlled company" within the meaning of the NYSE rules), subject to adjustment in the case that the applicable investment fund sells more than a specified amount of its shareholdings in us.

        As of March 31, 2011, the Corporation ceased to qualify as a "controlled company" within the meaning of the NYSE rules. Accordingly, the Stockholders' Agreement may require the number of Sponsor Nominees to be reduced to comply with applicable NYSE rules. In this regard, if, after giving effect to any transition period, the membership of the Board does not qualify under any applicable NYSE rules, then the Stockholders' Agreement provides that the Sponsor nominees will be reduced to two nominees of an investment fund associated with CD&R (one of whom shall serve as the Chairman or, if the Chief Executive Officer is the Chairman, the Lead Director), one nominee of investment funds associated with Carlyle, and one nominee of an investment fund associated with MLGPE, each of the Sponsors must cause a Sponsor Nominee to resign and additional independent directors will be elected by our Board to fill the resulting director vacancies. The Stockholders' Agreement also provides that our Chief Executive Officer shall be designated as a director, unless otherwise approved by a majority of the Sponsor Nominees. In addition, the Stockholders' Agreement provides that one of the nominees of an investment fund associated with CD&R shall serve as the Chair of the Executive Committee and, unless otherwise agreed by CD&R, as Chairman of our Board. Furthermore, in order to comply with NYSE rules, we are required to have a majority of independent directors on our Board by March 31, 2012.

        The Stockholders' Agreement also grants to the investment funds associated with CD&R or to the majority of the Sponsor Nominees the right to remove the Corporation's CEO. Any replacement CEO requires the consent of investment funds associated with CD&R as well as investment funds associated with at least one other Sponsor. It also contains restrictions on the transfer of our common stock, and provides for tag-along and drag-along rights, in certain circumstances. The rights described above apply only for so long as the investment funds associated with the applicable Sponsor maintain certain specified minimum levels of stockholdings in the Corporation.

        In addition, the Stockholders' Agreement limits the rights of the investment funds associated with or designated by the Sponsors that have invested in our common stock and our affiliates, subject to several exceptions, to own, manage, operate or control any of our "competitors" (as defined in the Stockholders' Agreement). The Stockholders' Agreement may be amended from time to time in the future to eliminate or modify these restrictions without the Corporation's consent.

Registration Rights Agreement

        The Corporation is also party to a registration rights agreement (the "Registration Rights Agreement") with investment funds associated with or designated by the Sponsors. The Registration Rights Agreement grants to certain of these investment funds the right to cause the Corporation, at its own expense, to use its best efforts to register such securities held by the investment funds for public resale, subject to certain limitations. The exercise of this right is limited to three requests by the group of investment funds associated with each Sponsor, except for registrations effected pursuant to Form S-3, which are unlimited, subject to certain limitations, if the Corporation is eligible to use Form S-3. The secondary offerings of the Corporation's common stock in June 2007 and March 2011 were effected pursuant to this Registration Rights Agreement. In the event the Corporation registers any of its common stock, these investment funds also have the right to require the Corporation to use its best efforts to include shares of common stock of the Corporation held by them, subject to certain limitations, including as determined by the underwriters. The Registration Rights Agreement also provides for the Corporation to indemnify the investment funds party to that agreement and their affiliates in connection with the registration of our securities.

Indemnification Agreements

        The Corporation, along with Hertz, is a party to customary indemnification agreements with the Sponsors and stockholders of the Corporation that are affiliated with the Sponsors, pursuant to which the Corporation and Hertz will indemnify the Sponsors, our stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain claims and liabilities, including liabilities arising out of financing arrangements and securities offerings.

        The Corporation is a party to indemnification agreements with each of its directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under the Corporation's By-Laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Financing Arrangements with Related Parties

        Affiliates of BAMLCP (which is one of the Sponsors), including Merrill Lynch, Bank of America, N.A. and certain of their affiliates (which are stockholders of the Corporation), have provided various investment and commercial banking and financial advisory services to us for which they have received customary fees and commissions. In addition, these parties have acted as agents, lenders, purchasers and/or underwriters to us under our respective financing arrangements, for which they have received customary fees, commissions, expenses and/or other compensation. More specifically, these parties have acted in the following capacities, or similar capacities, with respect to our financing arrangements: lenders and/or agents under the Senior Credit Facilities, the U.S. Fleet Financing Facility and certain of the U.S. Fleet Variable Funding Notes; purchasers and/or underwriters under the Senior Notes, the Senior Subordinated Notes and certain of the U.S. Fleet Medium Term Notes; and structuring advisors and/or agents under the ABS Program (as those terms are defined in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010). As of December 31, 2010 approximately $255 million of our outstanding debt was with related parties.

        Merrill Lynch, Pierce, Fenner & Smith Inc., which is an affiliate of one of the Sponsors, acts as the administrator of the Hertz Global Holdings, Inc. Stock Incentive Plan, which is described below. Merrill Lynch, Pierce, Fenner & Smith Inc. received approximately $22,000 from us for serving as the administrator for fiscal 2010.

        Merrill Lynch, an affiliate of one of the Sponsors, and certain of its affiliates engage in principal trading activity in our stock from time to time. To date, Merrill Lynch has paid to us approximately $5.0 million for its "short-swing" profit liability resulting from its principal trading activity that is subject to recovery by us under Section 16 of the Securities Exchange Act of 1934, as amended. In the event that Merrill Lynch or its affiliates continues principal trading activity in our common stock, this amount may change.

Other Relationships

        In connection with our car and equipment rental businesses, we enter into millions of rental transactions every year involving millions of customers. In order to conduct those businesses, we also procure goods and services from thousands of vendors. Some of those customers and vendors may be affiliated with the Sponsors or members of our Board. We believe that all such rental and procurement transactions have been conducted on an arms-length basis and involved terms no less favorable to us than those that we believe we would have obtained in the absence of such affiliation. It is our management's practice to bring to the attention of our Board any transaction, even if it arises in the ordinary course of business, in which our management believes that the terms being sought by transaction participants affiliated with the Sponsors or our directors would be less favorable to us than those to which we would agree absent such affiliation. For additional information regarding our transactions with companies of which certain of our independent directors are executive officers, see "—Board Independence."

EXECUTIVE COMPENSATION

Named Executive Officers

        We refer to the following individuals as our "named executive officers":

  •
  Mark P. Frissora, who is our Chief Executive Officer ("CEO") and the Chairman of our Board;

  •
  Elyse Douglas, who is our Chief Financial Officer ("CFO") and one of our Executive Vice Presidents;

  •
  Michel Taride, who is our President, Hertz Europe Limited and one of our Executive Vice Presidents;

  •
  Scott Sider, who is our President, Vehicle Rental and Leasing The Hertz Rent-A-Car Americas and Pacific and one of our Executive Vice Presidents;

  •
  Gerald Plescia, who was our President, Hertz Equipment Rental Corporation and one of our Executive Vice Presidents until his resignation on January 25, 2011; and

  •
  John Thomas, who was our Executive Vice President, Global Supply Chain Management until his resignation on December 31, 2010.

        The named executive officers are our CEO and CFO, our three other most highly compensated executive officers, as compensation is determined under the SEC's rules as of December 31, 2010 and an additional individual.

Compensation Discussion and Analysis

Executive Summary

        We believe that a skilled and motivated team of senior executives is essential to building lasting stockholder value. We also understand that our senior executives are highly sought after. Therefore, we have structured our compensation programs to provide our named executive officers and other senior executives with levels of compensation that we believe are necessary to retain their services and to avoid the disruption and expense associated with unintended executive departures. Our short- and long-term incentive programs are also intended to reward our executives for performance measured against established goals that are important to us and to align our executives' interests with those of our stockholders.

        With respect to compensation for 2010, we implemented a number of measures intended to: (i) further align our compensation practices with our "pay-for-performance" compensation philosophy, (ii) adapt our compensation structure to the current economic environment and (iii) reward positive operational and financial performance that we believe enhances stockholder value over time. Specifically:

  •
  As part of our general salary review, we increased all of our named executive officers' base salaries in an amount that took into consideration our named executive officers' individual performance, lack of salary increases in 2009 and, where applicable, increased job responsibilities.

  •
  We adopted Economic Value Added, or "EVA®," as a performance metric under the 2010 Executive Incentive Compensation Plan (or "EICP"), which is a performance metric we believe is highly correlated with strong stockholder returns. We continued to use adjusted pre-tax income ("API") as an EICP performance metric, and added revenue as an EICP performance metric because, as the economy returns to a normal state, revenue is a strong indicator of performance.

  •
  Our 2010 EICP provided for six-month goals for API and revenue, which allowed us more flexibility to establish appropriate performance goals in an uncertain economic environment.

  •
  We revised strategic performance goals for our business units (Hertz Rent-A-Car Americas, Hertz Rent-A-Car International and Hertz Equipment Rental) to emphasize our most important factors for continued operational success. For Hertz Rent-A-Car Americas, our only strategic performance goal was to improve the competitiveness of the Hertz classic brand. For Hertz Rent-A-Car International and Hertz Equipment Rental, the strategic performance goals focused on growth, cash/capital management and customer and employee satisfaction.

  •
  We awarded performance stock units to our named executive officers in an amount determined by our 2010 Corporate EBITDA, as adjusted by the Compensation Committee. We decided to award long-term equity through a mix of 50% stock options and 50% performance stock units to enhance stockholder alignment, create wealth and to instill accountability for long-term financial results.

  •
  Due to our strong operating performance in 2010, EICP awards and performance stock units were earned by our named executive officers in an amount that exceeded the targets established by the Compensation Committee for these awards.

  •
  We eliminated the tax gross-ups in our form of Change in Control Agreement and used this revised form for senior executives who were hired or promoted after March 2010.

  •
  We adopted Stock Ownership Guidelines for executives to better align their interests with our stockholders' interests.

Role of the Compensation, Nominating and Governance Committee in Setting Executive Compensation

        Our Compensation, Nominating and Governance Committee, which replaced our former Compensation Committee and Executive and Governance Committee on March 31, 2011, performs many of the functions formerly undertaken by our former Compensation Committee and Executive and Governance Committee. In this regard, our Compensation, Nominating and Governance Committee has overall responsibility for the compensation of our named executive officers. The charter for our Compensation, Nominating and Governance Committee is available without charge on the "Investor Relations—Corporate Governance—Overview" portion of our website, www.hertz.com.

        The Compensation, Nominating and Governance Committee reviews and establishes the compensation structure for our senior executives. To assist it in doing so, the Compensation, Nominating and Governance Committee has the authority to retain outside advisors as the Compensation, Nominating and Governance Committee deems appropriate. Since July 2008, the Compensation, Nominating and Governance Committee (and the former Compensation Committee) has engaged Semler Brossy as its compensation consultant to provide advice and information at the Compensation, Nominating and Governance Committee's request. Semler Brossy's main responsibilities include: (i) providing recommendations and criteria regarding our Survey Group (as defined below), (ii) reviewing and advising on total executive compensation, including base salaries, short- and long-term incentive programs and relevant performance goals, (iii) advising on industry trends, important legislation and best practices in executive compensation and (iv) advising on how to best align pay with performance. The Compensation, Nominating and Governance Committee reviews our compensation programs in light of Semler Brossy's recommendations and adjusts compensation as the Compensation, Nominating and Governance Committee sees fit. However, the decisions made by the Compensation, Nominating and Governance Committee are the responsibility of the Compensation, Nominating and Governance Committee, and may reflect factors other than the recommendations and information provided by Semler Brossy. Semler Brossy has neither been engaged by nor advised management on any non-executive compensation matters.

        In determining the appropriate levels of our compensation programs, our CEO provides input to the Compensation, Nominating and Governance Committee on topics that he believes are important, such as the appropriate amount of base salary for named executive officers (other than himself), performance criteria, numerical performance goals and appropriate target performance levels. As part of this process, our CEO obtains data from and has discussions with our chief human resources officer. As described in more detail below, our CEO conducts performance reviews with respect to the other executive officers of the Corporation, the results of which may affect our executive officers' base salaries and annual bonus levels. In addition, the Compensation, Nominating and Governance Committee regularly confers with the Lead Director when making compensation decisions. For additional information, see "—Chairman, Chief Executive Officer and Lead Director Positions." Our Compensation, Nominating and Governance Committee may give weight to our CEO's and Lead Director's input in its discretion, but in all cases, the final determinations with respect to our compensation programs reside with the Compensation, Nominating and Governance Committee or, if requested by the Board, in the case of our CEO, with the independent members of our Board.

Elements of our Compensation Programs

        Our compensation programs consist primarily of (i) base salary, (ii) annual performance-based incentive compensation, (iii) long-term equity incentive compensation and (iv) retirement benefits. We also provide our executives with limited perquisites, and we maintain severance arrangements that would provide our executives with additional compensation in the event of certain qualifying terminations of employment. In order to support our "pay-for-performance" compensation philosophy, a portion of our executive officers' compensation is delivered in the form of performance-dependent, short-and long-term incentive programs. Actual pay varies based upon our corporate performance, business unit performance and individual performance objectives, as more fully described below.

        When determining the appropriate levels of our compensation programs, we compare the compensation for our senior executives to the compensation of comparable positions at a group of companies (the "Survey Group") selected using factors identified by management, with the input of Semler Brossy. Because the number of our direct competitors in the global market is limited, we do not limit the Survey Group to only direct competitors in our industry, but also include similarly-sized companies that are in the consumer discretionary, consumer staples, industrials, materials and information technology—software and services sectors. Specifically, the companies in the Survey Group for 2010 had annual revenues of approximately $6 to $13 billion. We include a relatively large number of companies in the Survey Group, in part because we believe that the compensation data is more stable. For example, one or two outlier companies in a small sample could skew the compensation data and not accurately portray compensation practices at what we deem to be peer companies. The data from the Survey Group is also size-adjusted using regression analysis to account for the differences in revenue among Survey Group members. The following are the companies that comprise our Survey Group against which certain elements of our compensation programs, as more specifically described below, were benchmarked in 2010:

Air Products and Chemicals Inc.
ArvinMeritor Inc.
Automatic Data Processing Inc.
Avery Denison Corp.
Avis Budget Group Inc.
Avon Products Inc.
Ball Corp.
Campbell Soup Co.
ConAgra Foods Inc.
CSX Corp.
Dana Holding Corp.
Dean Foods Co.
Eastman Chemical Co.
Eastman Kodak Co.
eBay Inc.
Ecolab Inc.
EMCOR Group Inc.
Federal-Mogul Corp.
Fortune Brands Inc.
Gannett Co Inc.
Goodrich Corp.
Grainger (W W) Corp.
Great Atlantic & Pacific Tea Co. Inc. (The)
Harley-Davidson, Inc.
Heinz (HJ) Co.
Hormel Foods Corp.
Huntsman Corp.
ITT Corp.
Jacobs Engineering Group Inc.
KBR Inc.
Kellogg Co.
Limited Brands Inc.
Marriott International Inc.
Masco Corp.	Mattel, Inc.
McDermott International Inc.
MeadWestvaco Corp.
Monsanto Co.
Mosaic Company (The)
Newmont Mining Corp.
Nordstrom Inc.
Norfolk Southern Corp.
Oshkosh Corp
Owens-Illinois Inc.
Parker-Hannifin Corp.
Pitney Bowes Inc.
Praxair Inc.
Pulte Homes Inc.
R.R. Donnelley & Sons Co.
Ryder System Inc.
SAIC Inc.
Sara Lee Corp.
Sherwin-Williams Co. (The)
Smurfit-Stone Container Corp.
Southwest Airlines Co.
Starbucks Corp.
Starwood Hotels & Resorts Worldwide, Inc.
Terex Corp.
US Airways Group Inc.
V. F. Corp.
Visa Inc.
Visteon Corp.
Weyerhaeuser Co.
Whole Foods Market Inc.
Winn-Dixie Stores, Inc.
YUM! Brands Inc.

        To a lesser extent, our former Compensation Committee considered compensation paid to our senior executives against the compensation of comparable positions at a smaller group of companies comprising a cross section of general industry companies of comparable size identified by management, the Compensation Committee and Frederic W. Cook & Co., Inc., the Compensation Committee's former compensation consultant. Although the Compensation Committee reviewed this data as an independent measure of reasonableness, it did not benchmark our compensation with data from this group because considerable executive officer turnover in several companies resulted in unreliable data. For 2010, the following (the "Smaller Group") are the companies whose compensation data was considered:

AutoZone Inc. Avis Budget Group Inc. Carmax Inc. Carnival Corp. Cintas Corp. CSX Corp. Darden Restaurants Inc.	Harley Davidson Inc. Marriott International Inc. Norfolk Southern Corp. Office Depot Inc. OfficeMax Inc. Penske Automotive Group Inc.	Royal Caribbean Cruises Ltd. Ryder System Inc. Starbucks Corp. Starwood Hotels United Rentals Inc.

        Our former Compensation Committee has determined that, when setting compensation for 2011, it will not use the Smaller Group as a secondary reference point as it has in the past, because the Survey Group, as opposed to the Smaller Group, provides more stable compensation data due to its larger size. However, the Compensation, Nominating and Governance Committee will continue to monitor the pay practices of our direct competitors as an independent measure of reasonableness.

        When making compensation decisions for our senior executives, our management and our Compensation, Nominating and Governance Committee consider the compensation levels of the Survey Group, as well as industry factors, general business developments, corporate and individual performance and our overall "pay-for-performance" compensation philosophy. We typically review the base salaries, annual bonus levels and long-term equity awards of our named executive officers and other senior executives every 12 months, and we periodically (but not on a set schedule) review the other elements of their compensation.

Base Salary

        Base salaries are designed to attract and retain executive officers needed to run our business. Salaries are the basis for other performance-driven programs and retirement programs as discussed below. For the named executive officers, the Compensation, Nominating and Governance Committee awards base salary increases after reviewing individual performance, conducting internal compensation comparisons and reviewing competitive market compensation in the Survey Group. For 2010, we generally tried to set base compensation for each of our senior executive officers between the 50th and 75th percentiles of the base compensation paid for comparable positions at the Survey Group, however, we take into account other factors such as an individual's prior experience, total mix of job responsibilities and performance when setting base salaries for our senior executive officers as more specifically described below. Accordingly, some of our senior executives' base salaries may exceed the 75th percentile for comparable positions within the Survey Group, while for others it may be below the 50th percentile.

        Our Compensation, Nominating and Governance Committee makes base salary determinations in close consultation with our Lead Director and our CEO (except as to his own compensation). We also review base salaries upon promotion or other changes in job responsibility.

        As the result of our regular, cyclical review of annual base salaries in March 2010, the annual base salaries for our named executive officers were revised as reflected in the following chart.

Name	Initial Base Salary	Adjusted Base Salary
Mr. Frissora	$1,075,000	$1,150,000
Ms. Douglas	$515,000	$545,000
Mr. Sider	$430,000	$500,000
Mr. Taride(1)	$471,278	$508,988
Mr. Plescia	$490,000	$510,000
Mr. Thomas	$400,000	$425,000

(1)
For Mr. Taride, these amounts have been converted to U.S. dollars from pounds sterling at the 12-month average rate of 1.54214.

        Below is a summary of the primary considerations our former Compensation Committee (or Board, in the case of our CEO) took into account when determining whether, and to what extent, our named executive officers should receive a base salary increase in 2010:

  •
  Mr. Frissora's base salary was increased after considering the Corporation's strong 2009 operating performance, Mr. Frissora's continued success in managing our worldwide expansion in the car and equipment rental industry and Mr. Frissora's lack of base salary increase in 2009.

  •
  Ms. Douglas's base salary was increased after considering her performance in managing the Corporation's financial standing during uncertain economic times, Ms. Douglas's lack of base salary increase in 2009 and the fact that Ms. Douglas's base salary was below the median for her position, as compared to the Survey Group.

  •
  Mr. Sider's base salary was increased after considering his new position as President of Vehicle Rental and Leasing, The Hertz Rent-A-Car Americas and Pacific.

  •
  Mr. Taride's base salary was increased after considering his additional international business responsibilities and Mr. Taride's lack of base salary increase in 2009.

  •
  Mr. Plescia's base salary was increased after considering his lack of base salary increase in 2009.

  •
  Mr. Thomas' base salary was increased after considering his lack of base salary increase in 2009.

Annual Cash Incentive Program (EICP)

  EICP Overview

        Our named executive officers' compensation includes an annual cash incentive, or EICP award. EICP awards are designed to reward the named executive officers for three performance factors: (i) overall corporate performance, (ii) business unit performance, and (iii) individual performance. EICP awards are intended to align our executives' interests with those of our stockholders and reinforce our key strategic initiatives, while taking into account individual performance. EICP awards for 2010 were made to the named executive officers as detailed in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table below.

        EICP payments for 2010 were paid to our named executive officers under the Hertz Global Holdings, Inc. Senior Executive Bonus Plan ("Senior Executive Bonus Plan"). This plan was approved by our stockholders at the 2010 annual meeting and compensation paid under such plan is designed to qualify as tax-deductible to us under Section 162(m) of the Internal Revenue Code (the "Code"). To qualify for such tax deductibility, the Senior Executive Bonus Plan limits the maximum cash incentive bonus payout for our CEO and other participants. The limit is 1% of our earnings before interest, taxes, depreciation and amortization ("EBITDA") for a performance period for our CEO and 0.5% of our EBITDA for a performance period for other participants. When determining the actual amount of cash incentive bonuses to be paid to our named executive officers, the Compensation Committee considers our overall financial performance, business unit strategic performance and the individual performance of our named executive officers, as more specifically described below, but ultimately used its discretion to make the EICP awards pursuant to the Senior Executive Bonus Plan.

  How We Determined the 2010 EICP Awards

        In December 2009, the Compensation Committee, with the input of our CEO, Senior Vice President of Human Resources, CFO, Vice President of Global Compensation and Benefits, Semler Brossy and our other senior officers, approved the performance criteria to be used to determine annual bonuses for our named executive officers under our EICP for 2010, the relative weighting of those criteria and the variances for the threshold and high performance from the targets applicable to the corporate and business unit performance goals. In addition, for 2010, the Compensation Committee established a Target Award (explained under "Target Awards for 2010" below) for each named executive officer, which is a percentage of the named executive officer's base salary. EICP payments are determined based upon three performance factors, as follows: (i) our overall corporate financial performance, (ii) business unit strategic performance and (iii) individual performance.

        At the beginning of 2011, our former Compensation Committee approved the EICP award payments for the named executive officers (other than the CEO), and recommended to the Board for approval the award payment for the CEO. To arrive at a payout number, the Target Award was multiplied by modifiers based on corporate financial performance (the "Corporate Performance Modifier"), business unit strategic performance, for individuals reporting to a particular business unit and the weighted average aggregate business unit performance for our CEO, CFO and Vice President for Supply Chain Management, (the "Business Unit Modifier") and individual performance goals (the "Individual Performance Modifier"). The formula is illustrated below:

  Target Awards for 2010

        The Target Award for 2010 was a percentage of the named executive officer's base salary as of December 31, 2010. In general, the Compensation Committee attempts to set the aggregate total annual cash compensation (that is, Target Award and base salary) for all the executives between the 50th and 75th percentiles of annual cash compensation paid for comparable positions at the companies in the Survey Group. However, the Compensation Committee also takes into account the experience and historical performance of each particular executive when determining Target Awards.

        The 2010 target annual award as percentage of base salary and the named executive officers' base salary as of December 31, 2010 were as follows:

Named Executive Officer	Target Award as a % of Base Salary	Base Salary as of December 31, 2010	Target Awards
Mr. Frissora	150%	$1,150,000	$1,725,000
Ms. Douglas	75%	$545,000	$408,750
Mr. Sider	75%	$500,000	$375,000
Mr. Taride(1)	75%	$508,988	$381,741
Mr. Plescia	75%	$510,000	$382,500
Mr. Thomas	65%	$425,000	$276,250

(1)
For Mr. Taride, these amounts have been converted to U.S. dollars from pounds sterling at the 12-month average rate of 1.54214.

  Corporate Performance Modifier for 2010

        The Corporate Performance Modifier, which is the same for each named executive officer, is determined in reference to financial performance targets selected by the Compensation Committee. For 2010, the Compensation Committee chose API, revenue and EVA as the financial performance criteria. The Compensation Committee determined that, for the 2010 EICP, API would be assigned a 50% weight, revenue would be assigned a 20% weight and EVA would be assigned a 30% weight.

  API as a Corporate Performance Modifier Element

        API is an adjusted pre-tax income statistic equal to our income before purchase accounting charges, non-cash interest items, income taxes, minority interest, restructuring expenses, significant one-time items and non-cash "mark-to-market" income and expense. API is an operating statistic determined by reference to our financial statements, but is not calculated in accordance with Generally Accepted Accounting Principles ("GAAP"). The Compensation Committee used API as a metric because it allows management to assess the operational performance of our business, exclusive of the items mentioned above that do not reflect our operating performance.

  EVA as a Corporate Performance Modifier Element

        Throughout 2009, the Compensation Committee assessed the feasibility of utilizing EVA in its compensation program and determined that EVA should be utilized in our 2010 EICP because it is a performance metric that is highly correlated with strong stockholder returns. EVA, unlike API and revenue, is a metric that has a primary emphasis on stockholder expectations of growth. The Compensation Committee, with the input of management, Semler Brossy and Stern Stewart & Co., a consultant engaged by management, adopted expected improvement in EVA as an EICP performance metric after almost a year of evaluating its possible use. EVA is calculated as net operating profit after taxes ("NOPAT") less a capital charge and is a registered trademark of Stern Stewart & Co. The Compensation Committee determined that because EVA represents the value created after all costs, including cost of capital, are met, its improvement should be encouraged. The Committee also believes that the utilization of EVA, with its focus on return on capital investments relative to the cost of capital, is an effective means of evaluating and rewarding executive performance. In connection with using EVA as a performance metric, select individuals were provided intensive training on the EVA model by Stern Stewart & Co., electronic learning EVA modules were made available to over 4,000 managers and webinars and other resources were provided to EICP participants to help them reinforce and sustain their EVA training.

  Revenue as a Corporate Performance Modifier Element

        The Compensation Committee also determined that revenue should be used as a performance metric for the 2010 EICP because, as the economy returns to a more normal state, revenue is a strong indicator of performance.

  How the Compensation Committee Established EICP Targets

        The Compensation Committee also decided that given the recent volatility in the economy, yearly performance targets based upon API and revenue are difficult to establish accurately, and consequently would not appropriately incentivize management. Therefore, in order to provide us with flexibility to create effective incentives for our executives for the entirety of 2010, and to prevent wide fluctuations in EICP payments due to small variations in API and revenue, the Compensation Committee established six-month API and revenue performance targets in 2010. Given the seasonality of our businesses, and based upon our historical EBITDA distribution, for API and revenue only, the first half of 2010 constituted 40% of the total Corporate Performance Modifier and the second half of 2010 constituted 60% of the total Corporate Performance Modifier. For EVA, the Compensation Committee set annual EVA improvement targets.

        With respect to API and revenue, a threshold, target and high payout target were determined by the Compensation Committee for each six-month period of 2010 based upon our business plan that reflects our targeted operating results for the relevant period. The Compensation Committee had the discretion to modify our actual six-month API and revenue for unforeseen events in order to determine whether the six-month targets were achieved and to reflect changes in our operations and our business. For EVA, a threshold, target and high payout target based upon annual EVA improvement were determined by the Compensation Committee. The EVA improvement target for fiscal 2010 was based upon shareholder expectations of future growth and the Corporation's valuation. When calculating EVA, the Compensation Committee is allowed to use its discretion in considering whether, and to what extent, to include or exclude unusual, one-time items from the EVA calculations. In addition, the Compensation Committee retained discretion to make adjustments to actual API, revenue or EVA results if exchange rate fluctuations skewed such results. The Compensation Committee then compared our actual API, revenue and EVA improvement to our targeted API, revenue and EVA improvement (as adjusted by the Compensation Committee) to determine the annual cash bonuses under our EICP.

  Calculation of the Corporate Performance Modifier—Targets and Results

        We disclosed our actual API, as well as detailed reconciliations of this non-GAAP measure, in our quarterly earnings releases, and have indicated in the charts below the extent to which the Compensation Committee used its discretion to modify the actual results disclosed in our earnings releases. Six-month threshold, target and high performance API were determined by the Compensation Committee using the same formula reflected in these quarterly earnings releases.

        As explained above, EVA is calculated as NOPAT less a capital charge. We determine NOPAT as API plus purchase accounting, but we exclude non-fleet interest and the finance portion of our pension expense. We multiply this amount by .65, which is 1 minus the marginal tax rate of 35%. For EVA, we define a capital charge as (i) average equity, plus (ii) average non-fleet debt, plus (iii) average deferred taxes, plus (iv) adjustments, multiplied by the cost of capital.

        For 2010, when calculating the capital charge figure, (i) our cost of capital was 10.2%, (ii) non-fleet debt equaled our average "Corporate Debt" as defined in our periodic reports on forms 10-Q and 10-K less 73.5% of the net book value of HERC rental fleet (this figure we deemed to be covered by fleet debt for our EVA calculation) and (iii) we took the following special adjustments into account: (a) adjustments between pretax and adjusted pretax with the exception of non-cash interest and purchase accounting were capitalized and multiplied by 1 minus our marginal tax rate of 35%; and (b) any difference between cash operating taxes and economic taxes.

        For the purposes of the preceding sentence, cash operating taxes are equal to cash taxes paid plus the tax benefit from the interest expense associated with corporate debt plus taxes saved (paid) due to non-recurring losses (gains). In addition, economic taxes are equal to API, plus purchase accounting, excluding non-fleet interest and the finance portion of our pension expense plus purchase accounting, multiplied by a marginal tax rate of 35%. The Compensation Committee at the end of each year approves the calculation of EVA results for the year and the EVA change from the previous year and the resulting improvement.

        For API, revenue and EVA, linear interpolation was used to determine the multiplier for results that were between the threshold and target and target and high performance level; however, for API and revenue, if our performance had exceeded the high performance level, then the slope of the payout curve above the high performance level would have been half of the slope of the payout curve between the threshold and high performance level, and for EVA, if our performance level had exceeded the high performance level, the slope of the payout curve above the high performance level would have been equal to the slope of the curve between the threshold and high performance level.

        The following were the 2010 six-month performance API and revenue targets set by the Compensation Committee, the annual EVA target set by the Compensation Committee and our disclosed actual performance, as modified by the Compensation Committee in certain cases, as compared to such targets (dollars in millions):

First Half of 2010 (40% Weight—Except EVA)

	API (50% Weight)	Revenue (20% Weight)	EVA (30% Weight)
Threshold(1)	$(55.8)	$3,128.7	$(70.0)

Target = 100% Multiplier	$(33.1)	$3,476.3	$80.0

High Performance Level(2)	$0.9	$3,997.7	$230.0

Actual Results (as modified)	$26.6(3)	$3,540.5	$71.5(4)

Payout Factor	182.7%	107.4%	94.3%

Total Modifier (First Half)		141.1%

Second Half of 2010 (60% Weight—Except EVA)

	API (50% Weight)	Revenue (20% Weight)	EVA (30% Weight)
Threshold(1)	$291.4	$3,587.0	$(70.0)

Target = 100% Multiplier	$325.4	$3,985.5	$80.0

High Performance Level(2)	$376.4	$4,583.3	$230.0

Actual Results (as modified)	$333.1(3)	$4,022.1	$71.5(4)

Payout Factor	109.1%	103.7%	94.3%

Total Modifier (Second Half)		103.6%

(1)
Any API or revenue results that equal the Threshold receive a 60% multiplier. Any EVA results that equal the Threshold receive a 0% multiplier.

(2)
Any API or revenue results that equal the High Performance Level receive a 160% multiplier. Any EVA results that equal the High Performance Level receive a 200% multiplier.

(3)
The Compensation Committee modified our API for 2010, as reported in our earnings release, to reflect (i) a $14.3 million increase in corporate interest resulting from the issuance in 2010 of $700 million in aggregate principal amount of Senior Notes and $500 million in aggregate principal amount of Senior Notes (the "2010 Senior Note Offerings") and (ii) a $2.7 million decrease in fleet interest resulting from the pay-down of fleet debt using the proceeds of the 2010 Senior Note Offerings. The Compensation Committee used its discretion to adjust the increase in corporate interest and decrease in fleet interest because it determined that management should not be penalized for accessing the bond market in a manner advantageous to our Corporation. The increase in corporate interest and reduction in fleet interest were reflected in our API in the second half of 2010.

(4)
The Compensation Committee modified our EVA for 2010 to reflect (i) the after-tax impact of $1.8 million reduction in fleet interest resulting from the pay-down of fleet debt using the proceeds of the 2010 Senior Note Offerings and (ii) a $23.0 million capital charge adjustment related to the impact of the 2010 Senior Note Offerings.

        Below is how the annual Corporate Performance Modifier was determined based upon our six-month achievements of API and revenue and our annual achievement of EVA.

Total Corporate Performance Modifier

First Half of 2010	141.1%

Second Half of 2010	103.6%

Total Corporate Performance Modifier	118.6	%(1)

(1)
The Total Corporate Performance Modifier gives effect to the six-month weighting of API and revenue, whereby API and revenue were given a 40% weight for the first six months and given a 60% weight for the second six months.

  Business Unit Modifier for 2010

        Based upon management's recommendation, the Compensation Committee determined that, for 2010, it was important to incentivize management to achieve strategic initiatives for our Hertz Rent-A-Car Americas, Hertz Rent-A-Car International and Hertz Equipment Rental business units. Executive officers reporting to a specific business unit had their EICP awards adjusted by the Business Unit Modifier relating to their specific business unit. Executive officers in our corporate centers had their EICP awards adjusted by a weighted average of the Business Unit Modifiers, as follows: Hertz Rent-A-Car Americas: 50%, Hertz Rent-A-Car International: 25% and Hertz Equipment Rental: 25%. At year end, the Compensation Committee assessed whether the pre-established strategic objectives had been met, based upon management's recommendation, and subjectively determined a Business Unit Modifier for each business unit, other than the Business Unit Modifier for the Hertz Rent-A-Car Americas business unit. The Target Award for each individual, as modified by the Corporate Performance Modifier (discussed under "Corporate Performance Modifier for 2010" above), was then multiplied by his or her respective Business Unit Modifier, which could have ranged from 75% to 125%.

        For the Hertz Rent-A-Car Americas business unit, the sole strategic goal approved by our Compensation Committee was improving the competitiveness of the Hertz classic brand. This goal was adopted because the Compensation Committee believes that it is a significant indicator of long-term success in the car rental market, and management wished to incentivize employees on this basis. For the Hertz Rent-A-Car Americas business unit, the Compensation Committee adopted payout guidelines based on improvements in the competitiveness of the Hertz classic brand.

        For the Hertz Rent-A-Car International business unit, the strategic goals approved by our Compensation Committee were: (i) improving the competitiveness of the Hertz classic brand (ii) achieving year-over-year improvement of 6% in revenue management, (iii) increasing year-over-year results in Hertz #1 Club Gold membership (20%) and revenue (10%), (iv) achieving year-over-year improvement in net working capital days (excluding fleet), (v) achieving year-over-year reduction in fleet holding costs per unit of 8.5%, (vi) achieving a year-over-year improvement of 20% in customer satisfaction as indicated in a net promoter score and (vii) achieving a year-over-year improvement of 0.2 points in an employee pulse survey.

        For the Hertz Equipment Rental business unit, the strategic goals approved by our Compensation Committee were: (i) improving the industrial mix and increasing the overall industrial revenue base by 2 points to 24.7%, (ii) achieving year-over-year improvement in product initiatives of 10%, including by increasing revenue in power generation, pump and Hertz entertainment services, (iii) expanding operations internationally by opening eight new locations in the Middle East, Asia, Latin America and Europe, (iv) expanding the Hertz Rent-A-Car Americas business unit / Hertz Local Edition synergy with at least a combined 15 locations worldwide, (v) increasing fleet efficiencies with a dollar utilization of 32.4% and time utilization of 57.3%, (vi) achieving net working capital days of 50 days or less,                           (vii) maintaining an 80% or greater net promoter score and (viii) achieving a year-over-year improvement of 0.2 points in an employee pulse survey.

        Except with respect to the strategic goal for the Hertz Rent-A-Car Americas business unit, the Compensation Committee did not place specific weightings on the strategic goals noted above, but rather based its determination on a holistic and subjective assessment of the overall performance of each business unit, placing some emphasis on the number of goals exceeded by each business unit balanced against the number of goals that were missed. Accordingly, for 2010, the Compensation Committee determined that, pursuant to the payout guidelines previously approved by the Compensation Committee and described above, because Hertz Rent-A-Car Americas achieved a generally satisfactory improvement in the competitiveness of the Hertz classic brand, the Business Unit Modifier for the Hertz Rent-A-Car Americas business unit should be 103%. In addition, because Hertz Rent-A-Car International exceeded 2 of its strategic goals, met 3 of its strategic goals and missed 2 of its strategic goals, the Business Unit Modifier for the Hertz Rent-A-Car International business unit should be 100%; and because Hertz Equipment Rental exceeded 2 of its strategic goals met 4 of its strategic goals and missed 2 of its strategic goals, the Business Unit Modifier for the Hertz Equipment Rental business unit should be 100%.

        Below is a chart that indicates, for each named executive officer, the business unit to which they report and the Business Unit Modifier for the business unit:

Named Executive Officer		Business Unit Modifier
	Business Unit

Mr. Frissora	Corporate-weighted average of business units	101.5%

Ms. Douglas	Corporate-weighted average of business units	101.5%

Mr. Taride	Hertz Rent-A-Car International	100%

Mr. Plescia	Hertz Equipment Rental	100%

Mr. Thomas	Corporate-weighted average of business units	101.5%

Mr. Sider	Hertz Rent-A-Car Americas	103%

  Individual Performance Modifier for 2010

        Annually, each named executive officer's performance (other than Mr. Frissora, our CEO) is evaluated by Mr. Frissora against subjective performance factors established earlier in the year by Mr. Frissora in consultation with each named executive officer. At the end of 2010, based on the CEO's subjective evaluation of each our named executive officers' individual performance, he recommended to the Compensation Committee for its approval an Individual Performance Modifier for each of our named executive officers. Our named executive officers' Target Award (as modified by the Corporate Performance Modifier and the Business Unit Modifier discussed above) was then multiplied by his or her Individual Performance Modifier, which could have ranged from 0% to 150%. Our Board provided the Compensation Committee with a subjective evaluation of our CEO's performance after reviewing Mr. Frissora's self-assessment (facilitated by our Lead Director) and the Compensation Committee approved his Individual Performance Modifier, which was subject to final approval by our Board. Mr. Frissora's Target Award (as modified by the Corporate Performance Modifier and the Business Unit Modifier discussed above) was then multiplied by his Individual Performance Modifier, which could have ranged from 0% to 150%. The Compensation Committee used its discretion in approving the Individual Performance Modifier, placing primary emphasis on our CEO's individual review of our named executive officers and the Board's review of our CEO.

  2010 EICP Awards

        The chart below shows how each named executive officer's 2010 EICP award was calculated. Other than as discussed in greater detail in the sections above, the Compensation Committee did not use its discretion to modify any EICP awards paid to our named executive officers.

Named Executive Officer			Corporate Performance Modifier				Individual Performance Modifier
					Business Unit Modifier
	Target Award								Payout

Mr. Frissora	$1,725,000		118.6%		101.5%		128%		$2,657,968

Ms. Douglas	$408,750		118.6%		101.5%		118%		$580,618

Mr. Taride(1)	$381,741	X	118.6%	X	100%	X	118%	=	$534,239

Mr. Plescia	$382,500		118.6%		100%		100%		$453,645

Mr. Thomas	$276,250		118.6%		101.5%		100%		$332,547

Mr. Sider	$375,000		118.6%		103%		109%		$499,321

(1)
For Mr. Taride, these amounts have been converted to U.S. dollars from pounds sterling at the 12-month average rate of 1.54214.

  2011 Annual Cash Incentives (EICP)

        For 2011, the Compensation Committee engaged its compensation consultant to analyze potential alternative methods of administering the EICP for 2011. Semler Brossy presented its findings to the Compensation Committee. Based on management's recommendations, and Semler Brossy's subsequent input, our former Compensation Committee determined that performance targets for 2011 should continue to emphasize financial results to ensure strong alignment of management's interests with stockholders' interests. The Compensation Committee determined that API, revenue and EVA continue to be appropriate performance metrics since rewarding improvement in these areas directly increases stockholder value. Because the Compensation Committee believes that the implementation of EVA in the EICP for 2010 was successful, and continues to believe that incentivizing management to increase EVA and make decisions based upon the EVA model is in stockholders' best interests, the Compensation Committee determined to increase the weight afforded to EVA from 30% for 2010 to 40% for 2011. For 2011, performance will be based 40% on API, 20% on revenue and 40% on EVA.

        In addition, the Compensation Committee determined that given the stabilization in the economy, annual performance targets based upon API and revenue are now feasible. Accordingly, the Compensation Committee decided to set annual, as opposed to six-month, API and revenue goals. Similar to the 2010 EICP, the 2011 awards will be adjusted to take into account business unit and individual performance. Specifically, an individual's Target Award will be first multiplied by the Corporate Performance Modifier, second the Business Unit Modifier (75% to 125%) and third the Individual Performance Modifier (0% to 150%).

        The business unit performance goals approved by our former Compensation Committee for 2011 focus on improving the competitiveness of the Hertz classic brand, customer satisfaction and employee satisfaction (for the business unit leaders of the Hertz Rent-A-Car Americas and Hertz Rent-A-Car International business units) and growth in industrial, pump and power and Hertz entertainment services, fleet efficiencies and employee satisfaction (for the business unit leaders of Hertz Equipment Rental). Executives in our corporate centers, such as finance, will receive an adjustment to their EICP award bonus based upon a weighted average of the modifiers for the three business units (Hertz Rent-A-Car Americas: 50%, Hertz Rent-A-Car International: 25% and Hertz Equipment Rental: 25%).

Long-Term Equity Incentives

        Long-term incentive compensation comprises a significant part of our total compensation for senior executives and in 2010 was awarded under the 2008 Omnibus Plan. Under the 2008 Omnibus Plan, the Compensation, Nominating and Governance Committee has the flexibility to make equity awards, including time- and performance-based awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock units and deferred stock units. The plan also permits us to settle awards in shares or cash. 17,940,729 shares of stock are available for awards under the 2008 Omnibus Plan as of March 25, 2011.

        For fiscal 2010, our former Compensation Committee reassessed its approach to long-term equity awards in light of the improved macro-economic outlook, and determined that 2010 long-term awards would be comprised of 50% stock options and 50% performance stock units. The Compensation Committee chose a balance of stock options and performance stock units to enhance stockholder alignment, create wealth and to instill accountability for long-term results. The stock options and performance stock units granted to or earned by all of our named officers who received awards in 2010 were intended to bring their long-term incentive compensation to the 75th percentile of that paid to executives in comparable positions at the Survey Group. However, we take into account other factors such as an individual's prior experience, tenure and performance when setting long-term equity awards for our senior executive officers. Accordingly, some of our senior executives' long-term equity awards may exceed the 75th percentile for comparable positions within the Survey Group, while for others it may be below the 75th percentile.

  Stock Options

        In March 2010, we awarded stock options under our 2008 Omnibus Plan to our named executive officers as part of their yearly long-term incentive award. The number of options awarded to each of our named executive officers is listed in the "Grants of Plan-Based Awards" Table. The stock options granted in March 2010 vest in four equal annual installments on the first through fourth anniversaries of the date of grant. The Compensation Committee determined that awarding long-term equity awards comprised of 50% stock options was appropriate because stock options are an ideal vehicle to enhance stockholder alignment, while helping retain management through the vesting period. In general, vesting of options requires continued employment.

  Performance Stock Units

        In March 2010, we awarded performance stock units under our 2008 Omnibus Plan to our named executive officers as part of their yearly long-term incentive award. Performance stock units represent the right to receive a share of our common stock if certain performance goals are achieved and time periods have passed. The Compensation Committee determined that awarding long-term equity awards comprised of 50% performance stock units was appropriate because performance stock units directly encourage management to improve and enhance our financial performance, while helping retain management through the vesting period. In general, earning performance stock units requires continued employment. The performance goal established by the Compensation Committee for the performance stock units earned in 2010 was Corporate EBITDA. Corporate EBITDA means "EBITDA" as that term is defined under Hertz's senior credit facilities, which is generally consolidated net income before net interest expense (other than interest expense relating to certain car rental fleet financing), consolidated income taxes, consolidated depreciation (other than depreciation related to the car rental fleet) and amortization and before certain other items, in each case as more fully defined in the agreements governing Hertz's senior credit facilities. We disclosed our Corporate EBITDA, as well as detailed reconciliations of this non-GAAP measure, in our quarterly earnings releases, and have indicated in the charts below the extent to which the Compensation Committee used its discretion to modify the actual results disclosed in our quarterly earnings releases. Corporate EBITDA was chosen as a performance metric for the performance stock units because it provides a relevant profitability metric for use in comparison of our performance against our public peers, many of whom publicly disclose a comparable metric.

        For the performance stock units earned in 2010, the amount of performance stock units awarded to an individual was based upon the actual amount of our Corporate EBITDA for 2010. The Compensation Committee established threshold (below which no performance stock units would vest), target and maximum Corporate EBITDA metrics, which were determined by the Compensation Committee using the same formula reflected in our quarterly earnings releases. The Compensation Committee had the discretion to modify our actual Corporate EBITDA for unforeseen events in order to determine whether the Corporate EBITDA targets were achieved and to reflect changes in our operations and our business. The amount of performance stock units eligible to vest would vary based upon actual performance as follows:

2010 Performance vs. Payout Matrix
	Amount of Corporate EBITDA	Payout
Threshold	$930 million	50% payout (no payout below threshold)
Target	$1,065 million	100% payout
Maximum	$1,332 million	150% payout

        Linear interpolation is used to determine the payout for Corporate EBITDA results that are between the threshold and target and target and maximum.

        Actual Corporate EBITDA for 2010, as adjusted by the Compensation Committee, was $1,098.6 million, resulting in the named executive officers becoming eligible to receive 106.3% of the performance stock units eligible to be earned for 2010. The Compensation Committee modified our Corporate EBITDA for 2010, as reported in our earnings release, to adjust for a $2.7 million decrease in fleet interest resulting from the pay-down of fleet debt using the proceeds of the 2010 Senior Note Offerings. The Compensation Committee used its discretion to reflect the decrease in fleet interest in our Corporate EBITDA because it determined that the same approach should be used when calculating API and Corporate EBITDA in 2010.

        Of this amount, 25% of the award earned in 2010 vested on the first anniversary of the grant date for the named executive officers. An additional 25% of the award will vest on the second anniversary of the grant date and the remaining 50% of each award will vest on the third anniversary of the grant date, if the named executive officer is still an employee on each of these dates. If the threshold Corporate EBITDA metric had not been satisfied in 2010, then all of the performance stock units would have been forfeited. A summary of the performance stock units that our named executive officers received in 2010 can be found in the "Grants of Plan Based Awards" Table.

  2011 Long-Term Equity Awards

        For 2011, the amount of equity awards granted by the Compensation Committee were determined with a primary emphasis on our previous year's performance. Accordingly, if 2010 financial performance had exceeded the Compensation Committee's and management's expectations, then the Compensation Committee would consider making (and the CEO would consider recommending for his direct reports) target grants at, or near, the 75th percentile while if 2010 financial performance had not met the Compensation Committee's and management's expectations, the Compensation Committee would consider making (and the CEO would consider recommending for his direct reports) grants below this target.

        The Compensation Committee also revised its approach toward its award of long-term equity awards for 2011 to encourage increased senior management performance. In order for the senior executives to earn target (100%) awards, they would have to meet higher Corporate EBITDA targets than those used in the business plan. However, to account for the heightened difficulty in achieving such increased targets, the Compensation Committee adopted a design allowing for a 2-year Corporate EBITDA measurement (both 2011 and 2012) in the event that the senior executives do not reach the maximum performance level in 2011. Accordingly, if the senior executives did not reach the maximum Corporate EBITDA goals in 2011, they would still have the opportunity to do so by achieving results in 2012 which would meet the 2-year maximum performance goal.

        On March 1, 2011, the Compensation Committee granted Mr. Frissora the contingent right to receive 193,798 performance stock units. For these performance stock units to vest, the 20 day trailing average price of our common stock must equal or exceed $20 per share by March 1, 2016. Vesting is also contingent on Mr. Frissora's continued employment with us through the last to occur of either the third anniversary of the date of grant (March 1, 2014); or the date upon which the performance criterion above is satisfied.

Policies On Timing of Equity Awards

        It is our policy not to grant options to purchase shares of our common stock, performance stock units, restricted stock units or other stock-based awards, other than pursuant to legally binding, pre-existing commitments or pursuant to pre-established policies, such as our written Director Compensation Policy which provides that our directors will receive equity grants at specific times throughout the year. In addition, it is our policy not to grant equity awards during regularly scheduled periods in which we have prohibited trading in our common stock by our executives pursuant to our stock trading policy (such as in the period leading up to a quarterly earnings release). It is our policy not to grant equity awards with effect from, or with an exercise price based on market conditions as they existed on, any date prior to the date on which the party in which granting authority is vested (typically our Compensation, Nominating and Governance Committee, our Board, or our CEO) takes formal action to grant them. It is our policy to promptly document any equity awards that we make; we would normally regard documenting to be prompt if we were to communicate the terms of the awards to their recipients, and to obtain signed award agreements governing the grants back from them, within one month of the date formal action is taken to issue them.

Stock Ownership Guidelines

        In May 2010, our Board adopted stock ownership guidelines for our executive officers and non-employee directors other than directors designated by our Sponsors. The guidelines contain customary terms and conditions and establish the following target ownership levels:

  •
  Equity equal to five times salary for our CEO;

  •
  Equity equal to three times salary for our CFO and business unit heads;

  •
  Equity equal to one times salary for our other senior executives; and

  •
  Equity equal to three times annual cash retainer for non-employee directors.

        Executive officers and non-employee directors have five years to reach the target ownership levels. Officers subject to the guidelines are permitted to count towards the target ownership levels shares owned outright or in trust, shares owned through our Employee Stock Purchase Plan, the approximate after-tax value of unvested restricted stock units (i.e., 50% of unvested restricted stock units) and the approximate after-tax value of performance stock units if the performance criteria has been met, even if the service requirement has not been met (i.e., 50% of performance stock units if performance criteria is met). Non-employee directors subject to the guidelines are permitted to count towards the target ownership levels shares owned outright or in trust and the approximate after-tax value of phantom shares (i.e., 50% of phantom shares).

Hedging Policy

        Pursuant to our written policy regarding trading in the Corporation's securities, senior executives are strongly discouraged from entering into any type of arrangement, contract or transaction which has the effect of hedging the value of our common stock. Any executive wishing to enter into hedging transaction must receive an exemption or otherwise clear the transaction with the Corporation's legal department two weeks before entering into the transaction and provide a justification as to the proposed transaction.

Retirement Benefits

        We maintain retirement and savings plans for our named executive officers and other senior executives and key employees, as well as for our employees generally. Two of these plans are tax-qualified and are broadly available to our employees. In addition, we maintain three non-qualified, unfunded pension plans for certain of our U.S.-based executives, including our named executive officers. These three plans are the Hertz Corporation Supplemental Retirement and Savings Plan, or "SERP," (which no named executive officer participates in), the Hertz Corporation Benefit Equalization Plan, or "BEP," and the Hertz Corporation Supplemental Executive Retirement Plan, or "SERP II." We believe these plans promote retention of our key executives and other participants by providing a reasonable level of retirement income reflecting their careers with us. We believe such plans are customary in the industries in which we operate, although we did not in 2010 conduct a formal review of the comparability of the terms of these plans with our Survey Group. We generally have not considered these benefits when setting base salary and annual bonus amounts. The material terms of these plans are summarized at "—Pension Benefits."

        We also maintain a post-retirement assigned car benefit plan under which we provide certain executives who, at the time of retirement, meet minimum age at retirement and service requirements, with a car from our fleet and insurance on the car for the participant's benefit. The assigned car benefit is available for 15 years post-retirement or until the participant reaches the age of 80, whichever occurs last. As of December 31, 2010, Messrs. Taride, Plescia and Sider had satisfied the minimum service, but not the minimum age, requirement and Messrs. Frissora and Thomas and Ms. Douglas had satisfied neither the minimum service nor the minimum age requirement.

Perquisite Policy

        We provide perquisites and other personal benefits to our named executive officers that we and our Compensation, Nominating and Governance Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The named executive officers are provided use of company- or third party manufacturer-provided cars, financial planning and tax preparation assistance, annual physicals and, in the case of Mr. Frissora, a country club membership. We also maintain a relocation policy that provides for the payment of relocation expenses in certain instances. In addition, our CEO, for security purposes, uses corporate aircraft for personal and business related air travel and is provided with the services of a driver trained in evasive driving techniques employed by us. We also provide Mr. Taride with housing under an arrangement described below. Attributed costs of these personal benefits for the named executive officers for the fiscal year ended December 31, 2010 are included in the "All Other Compensation" column of the Summary Compensation Table. The Compensation Committee conducted a review of our perquisite policies in 2010, and determined that no significant changes to our perquisite policy are necessary at this time. We generally have not considered these perquisites when setting base salary and annual bonus amounts.

        We own an aircraft for the purpose of encouraging and facilitating business travel by our senior executives (primarily our CEO) and directors, generally for travel in the United States and, less frequently, internationally. In September 2007, our Compensation Committee determined that we could achieve greater efficiencies if we obtained a second aircraft and that these benefits outweighed the cost. Accordingly, we entered into a lease for a second aircraft in 2008. The pilots who fly our aircraft are our salaried employees. Under our aircraft policy, our CEO uses our aircraft for travel. We believe that this policy provides several business benefits to us. Our policy is intended to facilitate our CEO's access to our locations around the world and maximize his time available for our business. In addition, our policy is intended to ensure the personal safety of our CEO, who maintains a significant public role as the leader of our Corporation. The methodology that we use to value personal use of our aircraft as a perquisite, as reported in footnotes to the Summary Compensation Table, calculates the incremental cost to us of providing the benefits based on the actual cost of fuel, crew expenses, on-board catering and other, small variable costs. Because our aircraft is used primarily for business travel, this valuation methodology excludes fixed costs which do not change based on usage, such as pilots' salaries, the purchase cost of the aircraft and fixed maintenance costs.

        In August 2006, Hertz Europe Limited, an indirect wholly owned subsidiary of Hertz that employs Mr. Taride, entered into an agreement with Mr. Taride regarding the provision of living accommodations for Mr. Taride and his family. Pursuant to this agreement, Hertz Europe Limited purchased a property in London for a purchase price of £2.3 million, made an estimated £100,000 in improvements to it and paid all fees associated with the purchase. The agreement provides that the property will be made available to Mr. Taride and his family rent-free for an initial period through June 2011, which term may be extended by agreement of Mr. Taride and the CEO of Hertz.

Employment and Severance Arrangements

        We have entered into change in control agreements ("Change in Control Agreements") covering all of our named executive officers who were then employed by us, other than Mr. Frissora, whose employment agreement provides severance (described in "—Employment and Change in Control Agreements—Employment Agreement with Mark P. Frissora"), and we adopted a severance plan. In connection with our entry into these arrangements, our former Compensation Committee received advice from its compensation consultant at that time, Frederic W. Cook & Co., Inc., as to market practice for these arrangements among what we then determined to be a peer group of companies. In adopting these arrangements, it was our intention to provide our named executive officers with severance arrangements that they would view as appropriate in light of their existing arrangements, while at the same time not exceeding, to the maximum extent practicable, the terms of arrangements provided by our peer companies.

        These arrangements consist of (i) individual Change in Control Agreements with Messrs. Taride, Plescia and Thomas and Ms. Douglas, and (ii) a severance plan, (the "Severance Plan for Senior Executives"). Prior to entering into these arrangements, Messrs. Plescia and Taride had been party to change in control agreements with Hertz and Ford. The purpose of the individual Change in Control Agreements is to provide payments and benefits to the covered executives in the event of certain qualifying terminations of their employment following a change in control of us, and the purpose of the severance plan is to provide payments and benefits to the covered executives in the event of certain other qualifying terminations of their employment. The terms of the Change in Control Agreements and Severance Plan for Senior Executives are described in "—Employment and Change in Control Agreements."

        The Change in Control Agreements are "double trigger" agreements, meaning that any payments and benefits are paid only if (i) there is a change in control and (ii) the covered executive is terminated by us without "cause" or by the covered executive with "good reason" (as these terms are defined in the Change in Control Agreement), in either case within two years following the change in control. We believe this "double trigger" approach is appropriate because it enhances retention following a change in control and a change in control may require the continued services of an executive officer without a change in that officer's position, role or compensation opportunities. Furthermore, the "double trigger" provisions of the Change in Control Agreements are intended to motivate the covered executives to remain with us, or any successor to us, in spite of any disruptions or dislocations resulting from ownership changes. We believe that such "double trigger" provisions, both presently and prospectively, enhance shareholder value by ensuring business continuity in the event of a change of control and allow us to employ executives who are truly committed to our line of business.

        In 2010, the Compensation Committee approved a revised form of the Change in Control Agreement which eliminates our obligations to make payments to the covered executive of all tax gross-ups levied against such executive pursuant to Section 4999 of the Code. Of our named executive officers, only Mr. Sider has entered into this revised Change of Control Agreement. All new executives and key employees will enter into this revised agreement in the future. The Compensation Committee revised the Change in Control Agreements as part of our continual evaluation of our compensation programs. We believe that eliminating such tax gross-ups for all future executives and key employees is appropriate in light of current compensation practices and will not affect our future ability to hire and retain exemplary executives and employees.

        In addition, we have entered into an employment agreement with our CEO, Mr. Frissora. The terms of the agreement are described in "—Employment and Change in Control Agreements—Employment Agreement with Mark P. Frissora."

        In November 2010, we entered into a separation agreement with our former Executive Vice President of Supply Chain Management, Mr. Thomas. The terms of the agreement are described in "—Employment and Change in Control Agreements—Other Named Executive Officers—Separation Agreement with John A. Thomas."

        In February 2011, we entered into a separation agreement with our former President of HERC, Mr. Plescia. The terms of the agreement are described in "—Employment and Change in Control Agreements—Other Named Executive Officers—Separation Agreement with Gerald Plescia."

Policy On Recovering Bonuses In The Event of a Restatement

        Effective as of January 1, 2010, our Board approved an amended and restated Standards of Business Conduct applicable to our employees, including our named executive officers, on a prospective basis, in order to include a "claw back" policy for all executive officer annual incentive, long-term incentive, equity-based awards and other performance-based compensation arrangements. Specifically, a repayment obligation is triggered by an award of compensation based on achievement of financial results that were the subject of a restatement, if the Compensation, Nominating and Governance Committee determines that the executive officer's gross negligence, fraud or misconduct caused or contributed to the need for the restatement and the need for a restatement is identified within three years after the first public issuance or filing of financial statements. The Compensation, Nominating and Governance Committee retains discretion as to implementation and interpretation of all matters relating to the "claw back." In addition, Section 304 of the Sarbanes-Oxley Act of 2002 provides for the forfeiture of certain bonuses and profits by our CEO and CFO in connection with certain accounting restatements. In 2011, these "claw back" policies will likely be revised, as necessary, to reflect the SEC's rules promulgated under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

        In addition, the 2008 Omnibus Plan and Senior Executive Bonus Plan, pursuant to which EICP awards are granted, provide us with the discretion to cause the forfeiture of cash and equity compensation and the recovery of gains from equity compensation awarded under such plans with respect to individuals who engage in misconduct or gross negligence that results in a restatement of our financial statements. In addition, the aforementioned plans provide that awards granted under the plans are subject to the "claw back" provisions in our Standards of Business Conduct that are described above.

Tax and Accounting Considerations

        Section 162(m) of the Code operates to disallow public companies from taking a federal tax deduction for compensation in excess of $1 million paid to certain of its executive officers, excluding performance-based compensation that meets requirements mandated by the statute. As part of its role, our Compensation, Nominating and Governance Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. Our stockholders approved our 2008 Omnibus Plan so that awards granted under the plan may qualify as performance-based compensation. In addition, EICP payments for 2010 were generally paid to executive officers under the Senior Executive Bonus Plan, which was approved by our stockholders at the 2010 annual meeting and is designed to qualify as tax-deductible to us under Section 162(m) of the Code. When appropriate, our Compensation, Nominating and Governance Committee intends to preserve deductibility under Section 162(m) of the Code of compensation paid to our named executive officers. However, in certain situations, our Compensation, Nominating and Governance Committee may approve compensation that will not meet these requirements in order to ensure the total compensation for our executive officers is consistent with the policies described above, particularly with regard to our CEO's salary. Accordingly, our former Compensation Committee approved a base salary above $1 million for our CEO in 2010, some portion of which may not qualify as performance-based compensation, based on the determination that the benefit of providing compensation to our CEO at a level that we believe necessary to retain and reward his talents outweighs the cost of any lost tax deductibility.

COMPENSATION COMMITTEE REPORT

        The Compensation, Nominating and Governance Committee has reviewed and discussed the Compensation Disclosure and Analysis included in this proxy statement with members of management. Based on that review and discussion, the Compensation, Nominating and Governance Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement.

THE COMPENSATION, NOMINATING AND GOVERANCE COMMITTEE David H. Wasserman, Chair Barry H. Beracha Brian A. Bernasek Robert F. End

 2010 Summary Compensation Table

        The following table, or the "Summary Compensation Table," summarizes the compensation earned in 2010 by our named executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)		Option Awards(1)		Non-equity incentive plan compensa- tion(2)	Change in pension value and non-qualified deferred compensa- tion earnings(3)	All other compensa- tion(4)	Total

		($)	($)	($)		($)		($)	($)	($)	($)

Mark P. Frissora	2010	1,131,250	—	2,972,420		2,938,491		2,657,968	979,200	402,159	11,081,488
Chief Executive Officer	2009	975,769	—	5,586,936		—		2,200,000	198,200	256,985	9,217,890
	2008	1,094,712	600,925	1,010,500		4,024,007		—	533,700	353,285	7,617,129

Elyse Douglas	2010	536,250	—	693,569		685,647		580,619	287,900	15,681	2,799,666
Chief Financial Officer	2009	474,692	—	964,833		—		463,877	103,900	10,744	2,018,046
	2008	512,308	164,475	201,600		906,716		—	246,500	21,916	2,053,515

Michel Taride(5)	2010	499,557	—	510,269		504,440		534,239	806,555	291,430	3,146,490
President, Hertz Europe	2009	443,367	—	786,128		—		412,719	534,500	310,598	2,487,312
Limited	2008	568,342	286,278	126,000		544,028		—	198,672	281,443	2,004,763

Gerald Plescia	2010	505,000	—	485,000		479,465		453,645	1,087,700	26,273	3,037,083
President, Hertz	2009	454,193	—	774,619		—		397,451	362,200	22,702	2,011,165
Equipment Rental	2008	503,077	261,225	100,800		408,021		—	623,300	27,516	1,923,939
Corporation

John A. Thomas(6)	2010	418,750	—	267,516	(8)	264,446	(8)	332,547	—	1,211,599	2,494,878
Executive Vice President,
Global Supply Chain
Management

Scott P. Sider(7)	2010	469,039	—	495,408		489,747		499,321	500,600	17,709	2,471,824
President, Vehicle Rental
and Leasing, The Hertz
Rent-A-Car Americas and
Pacific

(1)
On December 16, 2009, the SEC adopted a final rule that requires reporting of all stock and option awards granted during the fiscal year at the full grant date fair value. The value for each of the years in this Summary Compensation Table reflects the full grant date fair value, and with respect to the performance stock units, assumes that all performance conditions will be achieved at the target level. These amounts were computed pursuant to FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the note entitled "Stock-Based Compensation" in the notes to the Corporation's consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2010.

As described in the "Compensation Discussion and Analysis—Performance Stock Units" above, vesting of the performance stock units granted in 2010 were subject to the Corporation's achievement of certain pre-determined financial performance goals during 2010. The "Stock Awards" column above reflects the grant date fair values of the target number of performance stock units that were eligible to vest based on the Corporation's financial performance goals for 2010, which for accounting purposes is the probable outcome (determined as of the grant date) of the performance-based condition applicable to the grant. The following table presents the aggregate grant date fair value of these grants assuming that (i) the actual outcome occurred, a 106.3% payout, and (ii) the highest level of performance condition would be achieved, resulting in a 150% payout.

	2010 Performance Stock Unit Awards

Name:	Aggregate Grant Date Fair Value (Based on Actual Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance) ($)

Frissora	3,159,678	4,458,629

Douglas	737,268	1,040,354

Taride	542,414	765,403

Plescia	515,555	727,500

Thomas	284,365	401,274

Sider	526,623	743,112

(2)
Amounts in respect of 2010 reflect EICP awards earned in 2010 for the 2010 performance year that were paid in February 2011. See "Compensation Discussion and Analysis—Annual Cash Incentive Program (EICP)—EICP Overview" above, for a detailed description of EICP awards.

(3)
Amounts include annual changes in the actuarial present value of accumulated pension benefits. The present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See the note entitled "Employee Retirement Benefits" in the notes to the Corporation's consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2010. Due to Mr. Thomas' termination on December 31, 2010, he relinquished all claims to his unvested retirement plan benefits. Therefore, the change in his pension value was $(67,400) for 2010. No named executive officer received preferential or above-market earnings on deferred compensation.

(4)
Includes the following for 2010:

	Personal Use of Aircraft	Personal Use of Car and Driver	Financial Planning Assis- tance	Club Member- ships— Personal Use	Executive Physicals	Housing		Other		Perquisites Subtotal	Life Insurance Premiums	Company Match on 401(k) Plan	Severance and Other		Tax Gross- Ups		Total Perqui- sites and Other Compen- sation

	(a)	(b)

Frissora	323,205	42,600	4,000	17,415	2,522	—		2,464	(c)	392,206	2,603	7,350	—		—		402,159

Douglas	—	7,076	—	—	—	—		—		7,076	1,255	7,350	—		—		15,681

Taride(d)	—	17,587	7,115	—	—	25,121	(e)	—		49,823	3,493	—	15,364	(f)	222,750	(e)	291,430

Plescia	—	12,159	2,756	—	2,825	—		—		17,740	1,183	7,350	—		—		26,273

Thomas	—	9,910	—	—	2,325	—		—		12,235	384	7,350	1,191,630	(g)	—		1,211,599

Sider	—	7,437	—	—	2,325	—		—		9,762	597	7,350	—		—		17,709

  (a)
  Based on the direct costs of aircraft for each hour of personal use.

  (b)
  For Mr. Frissora, this amount includes the incremental cost of the driver's time and costs related to Corporation-provided cars. For other executives, none of whom is provided with a driver, this amount reflects the cost of depreciation and interest, if applicable.

  (c)
  Represents the costs to the Corporation to maintain residential security systems for Mr. Frissora.

  (d)
  Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the 12-month average rate of 1.54214.

  (e)
  Amount includes the incremental cost of housing provided to Mr. Taride in 2010 pursuant to an arrangement with Mr. Taride described under "Compensation Discussion and Analysis—Perquisite Policy," and a tax gross up relating to this perquisite.

  (f)
  Represents the cost to the Corporation of additional medical insurance benefits for Mr. Taride.

  (g)
  For Mr. Thomas, this includes severance and related costs (including acceleration of performance stock unit and option awards, outplacement assistance, payroll taxes, and extended medical benefits) that have been accrued but not yet paid. For a discussion of Mr. Thomas' Separation Agreement, see "—Employment and Change in Control Agreements—Other Named Executive Officers—Separation Agreement with John A. Thomas."

(5)
Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the 12-month average rate of 1.54214 for 2010, 1.559041 for 2009 and 1.8576 for 2008.

(6)
Data not reported for 2008 and 2009 as Mr. Thomas became a named executive officer in 2010.

(7)
Data not reported for 2008 and 2009 as Mr. Sider became a named executive officer in 2010.

2010 Grants of Plan-Based Awards

        The following table sets forth, for each named executive officer, possible payouts under all non-equity incentive plan awards granted in 2010, all grants of performance stock units in 2010, all grants of plan-based option awards in 2010, the exercise or base price of all such option awards; the grant date fair value of all such option awards and the incremental fair value of all such awards.

			Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)		Grant Date Fair Value of Stock and Option Awards(3) ($)
											Exercise or base price of option awards ($/Sh)
Name	Grant date	Compensation Committee Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark P. Frissora	—	—	—	1,725,000	—
Performance Stock	March 4, 2010	March 3, 2010	—	—	—	153,218	306,435	459,653	—	—	—	2,972,420
Units Stock Options	March 4, 2010	March 3, 2010	—	—	—	—	—	—	—	740,174	9.70	2,938,491
Elyse Douglas	—	—	—	408,750	—
Performance Stock	March 4, 2010	March 3, 2010	—	—	—	35,751	71,502	107,253	—	—	—	693,569
Units Stock Options	March 4, 2010	March 3, 2010	—	—	—	—	—	—	—	172,707	9.70	685,647
Michel Taride	—	—	—	381,741	—
Performance Stock	March 4, 2010	March 3, 2010	—	—	—	26,303	52,605	78,908	—	—	—	510,269
Units Stock Options	March 4, 2010	March 3, 2010	—	—	—	—	—	—	—	127,063	9.70	504,440
Gerald Plescia	—	—	—	382,500	—
Performance Stock	March 4, 2010	March 3, 2010	—	—	—	25,000	50,000	75,000	—	—	—	485,000
Units Stock Options	March 4, 2010	March 3, 2010	—	—	—	—	—	—	—	120,772	9.70	479,465
John A. Thomas	—	—	—	276,250	—
Performance Stock	March 4, 2010	March 3, 2010	—	—	—	13,790	27,579	41,369	—	—	—	267,516
Units Stock Options	March 4, 2010	March 3, 2010	—	—	—	—	—	—	—	66,616	9.70	264,466
Scott P. Sider	—	—	—	375,000	—
Performance Stock	March 4, 2010	March 3, 2010	—	—	—	25,537	51,073	76,610	—	—	—	495,408
Units Stock Options	March 4, 2010	March 3, 2010	—	—	—	—	—	—	—	123,362	9.70	489,747

(1)
The amounts in these columns include the "Target" amount for each named executive officer under the EICP at 100% of the target award. The EICP payments are based on API, revenue and EVA goals for the Corporation. The Senior Executive Bonus Plan, under which EICP payments are made, limits the maximum cash incentive bonus payout for our CEO and other participants. The limit is 1% of our EBITDA for a performance period for our CEO and 0.5% of our EBITDA for a performance period for other participants. The Compensation, Nominating and Governance Committee uses its negative discretion to make actual EICP awards using the performance metrics more specifically described in our Compensation Discussion and Analysis as a guide. Actual amounts were determined and paid in early 2011 and are included in the Summary Compensation Table above. We discuss the EICP under the heading "Compensation Discussion and Analysis—Annual Cash Incentive Program (EICP)—EICP Overview."

(2)
Performance stock units were granted to each named executive officer under our 2008 Omnibus Plan. As described in the Compensation Discussion and Analysis above, the amount of performance stock units eligible for vesting is subject in part to our achievement of financial performance goals during 2010. Of the awards actually earned by our named executive officers, 25% of each award of performance stock units vest on the first anniversary of the grant date, 25% of each award of performance stock units vest on the second anniversary, and 50% of each award of performance stock units vest on the third anniversary, in each case if the executive is still an employee on the applicable vesting date. The first tranche of Mr. Thomas' performance stock units vested, and the second and third tranche were forfeited, pursuant to his Separation Agreement. See "—Employment and Change in Control Agreements—Other Named Executive Officers—Separation Agreement with John A. Thomas."

(3)
Represents the aggregate grant date fair value, computed pursuant to FASB ASC Topic 718, with respect to the performance stock units and stock options granted pursuant to the 2008 Omnibus Plan. Please see the note entitled "Stock-Based Compensation" in the notes to our audited financial statements included in our 2010 Annual Report on Form 10-K for a discussion of the assumptions underlying these calculations. For the performance stock units, the value reported is based upon the probable outcome of the performance objectives as of the grant date.

Annual Incentive Plans

        Our named executive officers participate in our EICP, which provides awards based on the achievement of corporate, strategic and financial performance objectives. Awards under the EICP are paid in cash. The EICP is more fully described at "Compensation Discussion and Analysis—Annual Cash Incentive Program (EICP)—EICP Overview."

2008 Omnibus Plan

        Performance stock units were granted to each named executive officer under our 2008 Omnibus Plan. 25% of each award of performance stock units will vest on the first anniversary of the grant date if our Corporate EBITDA, as modified by the Compensation Committee, exceeds the threshold and the executive is still an employee on the first anniversary of the grant date or is otherwise entitled to the performance stock units as a result of other arrangements or agreements. The amount of performance stock units earned by our named executive officers was based on our Corporate EBITDA, as modified by the Compensation Committee. See "Compensation Discussion and Analysis—Long-Term Equity Incentives—Performance Stock Units." If the performance measures described above are satisfied, then 25% of each award will vest on the second anniversary of the grant date and the remaining 50% of each award will vest on the third anniversary of the grant date if the named executive officer is still an employee on each of those anniversaries. If the threshold Corporate EBITDA performance measures had not been satisfied, then all of the performance stock units would have been forfeited. In addition, stock options were granted to each named executive officer under our 2008 Omnibus Plan. The stock options become vested in four equal annual installments on each of the first through fourth anniversaries of the date of grant, subject to the continuous employment of the named executive or as otherwise provided in an alternative arrangement or agreement with the named executive officer. The 2008 Omnibus Plan is more fully described at "Compensation Discussion and Analysis—Long-Term Equity Incentives."

2010 Outstanding Equity Awards at Year-End

        The following table sets forth, for each named executive officer, details of all options, performance stock units and restricted stock units outstanding on December 31, 2010.

	Option awards						Stock awards
Name	Number of securities underlying unexercised options Exercisable	Number of securities underlying unexercised options Unexercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested(13)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(13)
	(#)	(#)		(#)	($)		(#)		($)	(#)		($)
Mark P. Frissora	640,000	160,000	(1)	—	6.56	August 15, 2016	—		—	—		—
	320,000	80,000	(1)	—	9.56	August 15, 2016	—		—	—		—
	320,000	80,000	(1)	—	14.56	August 15, 2016	—		—	—		—
	300,000	100,000	(2)	—	23.06	August 14, 2017	—		—	—		—
	413,992	413,993	(3)	—	12.97	February 28, 2018	—		—	—		—
	—	740,174	(4)	—	9.70	March 4, 2020				—		—
							1,293,273	(5)	18,739,526
	—	—		—	—	—	—		—	306,435	(6)	4,440,243
Elyse Douglas	88,000	22,000	(7)	—	6.56	August 15, 2016	—		—	—		—
	37,500	12,500	(8)	—	21.22	November 2, 2017	—		—	—		—
	93,283	93,284	(3)	—	12.97	February 28, 2018	—		—	—		—
	—	172,707	(4)	—	9.70	March 4, 2020				—		—
							223,341	(5)	3,236,211
	—	—		—	—	—	—		—	71,502	(6)	1,036,064
Michel Taride	80,000	20,000	(9)	—	4.56	May 5, 2016	—		—	—		—
	240,000	60,000	(10)	—	4.56	May 18, 2016	—		—	—		—
	160,000	40,000	(10)	—	9.56	May 18, 2016	—		—	—		—
	160,000	40,000	(10)	—	14.56	May 18, 2016	—		—	—		—
	55,970	55,970	(3)		12.97	February 28, 2018	—		—	—		—
	—	127,063	(4)	—	9.70	March 4, 2020				—		—
							181,974	(5)	2,636,803
	—	—		—	—	—	—		—	52,605	(6)	762,246
Gerald Plescia	64,000	16,000	(9)	—	4.56	May 5, 2016	—		—	—		—
	240,000	60,000	(10)	—	4.56	May 18, 2016	—		—	—		—
	160,000	40,000	(10)	—	9.56	May 18, 2016	—		—	—		—
	160,000	40,000	(10)	—	14.56	May 18, 2016	—		—	—		—
	41,977	41,978	(3)		12.97	February 28, 2018	—		—	—		—
	—	120,772	(4)	—	9.70	March 4, 2020				—		—
							179,310	(5)	2,598,202
	—	—		—	—	—	—		—	50,000	(6)	724,500

	Option awards						Stock awards
Name	Number of securities underlying unexercised options Exercisable	Number of securities underlying unexercised options Unexercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested(13)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(13)
	(#)	(#)		(#)	($)		(#)		($)	(#)		($)
John A. Thomas(11)	60,000	—			21.22	June 30, 2011	—		—	—		—
	119,636	—		—	12.97	June 30, 2011	—		—	—		—
	16,654	—		—	9.70	June 30, 2011	—		—	—		—
	—	—		—			—		—	—		—
	—	—		—			—		—	6,895	(6)	99,909
Scott P. Sider	18,000	6,000	(9)		4.56	May 5, 2016	—		—	—		—
	120,000	35,000	(10)	—	4.56	May 18, 2016	—		—	—		—
	5,000	5,000	(12)	—	8.61	August 21, 2018	—		—	—		—
	—	123,362	(4)	—	9.70	March 4, 2020				—		—
							60,000	(14)	869,400
										51,073	(6)	740,048

(1)
The unvested options vest on July 19, 2011.

(2)
The unvested options vest on August 14, 2011.

(3)
The unvested options vest in two equal installments on February 28, 2011 and 2012.

(4)
The unvested options vest in four equal installments on March 4, 2011, 2012, 2013 and 2014.

(5)
These performance stock units were granted on February 26, 2009. Each performance stock unit represents a contingent right to receive one share of our common stock. The performance stock units vest in three installments. The first 25% of performance stock units vested on the first anniversary of the date of grant (February 26, 2010) due to (i) the recipient's continued employment on such date and (ii) satisfaction of the performance criteria applicable to the performance stock units. Because the performance criteria were satisfied, the remainder of the performance stock units vest over time (subject to continued employment). Specifically, the second 25% of performance stock units vest on the second anniversary of the date of grant (February 26, 2011) contingent only upon the recipient's continued employment and the remaining 50% of performance stock units vest on the third anniversary of the date of grant (February 26, 2012) contingent only upon the recipient's continued employment. The amount included in the column "Number of shares or units of stock that have not vested" represents the second and third installment, which will vest on the second and third anniversary of the date of grant, respectively, contingent only upon the recipient's continued employment.

(6)
These performance stock units were granted on March 4, 2010. Each performance stock unit represents a contingent right to receive one share of our common stock. The performance stock units vest in three installments. The first 25% of performance stock units vest on the first anniversary of the date of grant, contingent upon (i) the recipient's continued employment (except with respect to Mr. Thomas, in accordance with his Separation Agreement) and (ii) satisfaction of Corporate EBITDA thresholds for fiscal 2010. If the first installment vests, the second 25% of performance stock units vest on the second anniversary of the date of grant contingent only upon the recipient's continued employment and the remaining 50% of performance stock units vest on the third anniversary of the date of grant contingent only upon the recipient's continued employment. The amounts shown under "Stock Awards" represent the performance stock units at target; the amount ultimately awarded may range from 0% to 150% of the target award. With respect to Mr. Thomas, because he forfeited the performance stock units that would have vested on the second and third anniversaries of the grant date pursuant to his Separation Agreement, the amount of performance stock units disclosed for Mr. Thomas represents 25% of the performance stock units eligible for vesting on the first anniversary of the grant date.

(7)
The unvested options vest on August 15, 2011.

(8)
The unvested options vest on November 2, 2011.

(9)
The unvested options vest on May 5, 2011.

(10)
The unvested options vest on May 18, 2011.

(11)
Under the terms of Mr. Thomas' Separation Agreement, any stock options granted pursuant to the Hertz Global Holdings, Inc. Stock Incentive Plan and the 2008 Omnibus Plan (that would have vested on or before March 31, 2011 if Thomas had remained employed through that date) vested immediately following the termination of Mr. Thomas' employment, which was December 31, 2010. All of Mr. Thomas' vested options are exercisable through June 30, 2011 and all of his unvested options (after taking into account the accelerated vesting provisions described in the preceding sentence) terminated on December 31, 2010. Mr. Thomas' performance stock units (that would have otherwise vested by March 31, 2011 had Mr. Thomas remained employed through that date), vested on the later of the date when the Compensation Committee certified the performance criteria for the vesting of such performance stock units or the date of Mr. Thomas' termination.

(12)
The unvested options vest in two equal installments on August 18, 2011 and 2012.

(13)
Based on the closing market price of the Corporation's common stock on December 31, 2010 of $14.49.

(14)
These restricted stock units were granted on February 26, 2009. Each restricted stock unit represents a contingent right to receive one share of our common stock. The restricted stock units vest in three installments, subject to continued employment. The first 25% of restricted stock units vested on the first anniversary of the date of grant (February 26, 2010) due to the recipient's continued employment on such date. The second 25% of restricted stock units vest on the second anniversary of the date of grant (February 26, 2011) contingent only upon the recipient's continued employment and the remaining 50% of restricted stock units vest on the third anniversary of the date of grant (February 26, 2012). The amount included in the column "Number of shares or units of stock that have not vested" represents the second and third installment, which will vest on the second and third anniversary of the date of grant, respectively, contingent only upon the recipient's continued employment.

2010 Option Exercises and Stock Vested

        The following table sets forth, for each named executive officer, details of any awarded stock options that were exercised and any stock awards that were vested in 2010.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)		Value realized on vesting ($)
Mark P. Frissora	—	N/A	107,500	(3)	1,292,150	(4)
			431,090	(1)	4,052,246	(2)
Elyse Douglas	—	N/A	20,000	(5)	240,400	(6)
			74,447	(1)	699,802	(2)
Michel Taride	—	N/A	12,500	(5)	150,250	(6)
			60,658	(1)	570,185	(2)
Gerald Plescia	—	N/A	10,000	(5)	120,200	(6)
			59,770	(1)	561,838	(2)
John A. Thomas	—	N/A	40,000	(5)	480,800	(6)
			39,324	(1)	369,646	(2)
			39,325	(7)	569,819	(8)
Scott P. Sider	—	N/A	7,500	(9)	90,150	(10)
			20,000	(11)	188,000	(2)

(1)
Represents the number of shares of common stock received upon vesting of performance stock units that had previously been granted under our 2008 Omnibus Plan. The performance stock units vested on February 26, 2010.

(2)
Value realized upon vesting based on $9.40 per share, the closing price of our common stock on the NYSE on February 26, 2010.

(3)
Represents the number of shares of common stock received upon vesting of performance stock units that had previously been granted under our 2008 Omnibus Plan. Mr. Frissora's performance stock units vested on November 14, 2010.

(4)
Value realized upon vesting based on $12.02 per share, the closing price of our common stock on the NYSE on November 12, 2010, the immediately preceding trading day before the vesting date of November 14, 2010.

(5)
Represents the number of shares of common stock received upon vesting of performance stock units that had previously been granted under our 2008 Omnibus Plan. The performance stock units vested on November 13, 2010.

(6)
Value realized upon vesting based on $12.02 per share, the closing price of our common stock on the NYSE on November 12, 2010, the immediately preceding trading day before the vesting date of November 13, 2010.

(7)
Represents the number of shares of common stock received pursuant to the accelerated vesting provisions contained in Mr. Thomas' Separation Agreement. The performance stock units which would have otherwise vested by March 31, 2011 had Mr. Thomas remained employed vested on the later of the Compensation Committee's certification of the achievement of performance objectives or Mr. Thomas' termination date of December 31, 2010. Because the Compensation Committee had previously certified that the performance conditions in respect of the performance stock units granted in February 2009 have been met, these performance stock units vested on December 31, 2010.

(8)
Value realized upon vesting based on $14.49 per share, the closing price of our common stock on the NYSE on December 31, 2010.

(9)
Represents the number of shares of common stock received upon vesting of restricted stock units that had previously been granted under our 2008 Omnibus Plan in November 2008. The restricted stock units vested November 13, 2010.

(10)
Value realized upon vesting based on $12.02 per share, the closing price of our common stock on the NYSE on November 12, 2010, the immediately preceding trading day before the vesting date of November 13, 2010.

(11)
Represents the number of shares of common stock received upon vesting of restricted stock units that had previously been granted under our 2008 Omnibus Plan. The restricted stock units vested on February 26, 2010.

2010 Pension Plan Table

        The following table sets forth, for each named executive officer, the plans in which he or she participated in 2010, how many years of credited service in each such plan he or she had at December 31, 2010, what the present value of the accumulated benefit in each such plan was at December 31, 2010, and what payments from such plan were received during the year 2010:

Name	Plan name	Number of years credited service	Present value of accumulated benefit(1)	Payments during last fiscal year
		(#)	($)	($)
Mark P. Frissora	The Hertz Corporation Account Balance Defined Benefit Pension Plan (the "Hertz Retirement Plan")	4	28,600
	The Hertz Corporation Benefit Equalization Plan (the "BEP")	4	207,700
	The Hertz Corporation Supplemental Executive Retirement Plan (the "SERP II")	4	1,852,900
Elyse Douglas	Hertz Retirement Plan	4	26,400
	BEP	4	48,900
	SERP II	4	567,000
Michel Taride(2)	Hertz UK Pension Plan	10	1,360,938
	Hertz UK Supplemental Plan	10	2,039,889
Gerald Plescia(3)	Hertz Retirement Plan	24	285,800
	BEP	15	428,200
	SERP II	24	3,367,200
John A. Thomas(4)	Hertz Retirement Plan	3	16,000
	BEP	3	18,600
	SERP II	3	—
Scott P. Sider(5)	Hertz Retirement Plan	24	262,200
	BEP	15	118,100
	SERP II	24	1,077,200

(1)
The present value calculations use the same assumptions (except for retirement and pre-retirement decrements) used for financial reporting purposes and reflect current compensation levels. The assumptions used in the calculations are as follows:

•
Discount Rates—

•
For The Hertz Retirement Plan: 5.1% as of December 31, 2010, 5.4% as of December 31, 2009 and 6.4% as of December 31, 2008.

    •
    For the BEP and SERP II: 5.2% as of December 31, 2010, 5.6% as of December 31, 2009 and 6.3% as of December 31, 2008.

    •
    For the Hertz UK Pension Plan: 5.3% as of December 31, 2010, 5.7% as of December 31, 2009 and 5.6% as of December 31, 2008.

    •
    For the Hertz UK Supplemental Plan: 5.3% as of December 31, 2010, 5.7% as of December 31, 2009 and 5.9% as of December 31, 2008.

  •
  Mortality Table = RP2000 Mortality Table projected to 2017.

  •
  Retirement Age = 60 or current age if older (earliest unreduced retirement age).

  •
  Pre-retirement Decrements = None assumed.

  •
  Payment Form = Five year certain and life annuity.

Please
see the note "Employee Retirement Benefits" in the notes to the Corporation's consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2010, for a discussion of these assumptions.

(2)
Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the 12-month average rate of 1.54214. Mr. Taride's number of actual years of service with us is 24.

(3)
Mr. Plescia's number of actual years of service with us is 31.

(4)
Due to Mr. Thomas' termination on December 31, 2010, he relinquished all claims to his unvested retirement plan benefits under the SERP II.

(5)
Mr. Sider's number of actual years of service with us is 28.

Pension Benefits

        Our retirement plan for U.S.-based employees, The Hertz Corporation Account Balance Defined Benefit Pension Plan (the "Hertz Retirement Plan"), is a tax-qualified pension plan for which we pay the entire cost. Full and part-time employees who work more than 1,000 hours in a 12-month period, and who have completed one year of continuous employment with the Corporation, including the named executive officers, with the exception of Mr. Taride, earn the right to receive benefits upon retirement at the normal retirement age of 65 or upon early retirement at or after age 55 and the completion of three years of vesting service. The benefit an employee receives is based on a combination of the following factors:

  •
  A percentage of final average compensation (using the highest five consecutive of the last ten years of eligible compensation);

  •
  Years of credited service up to July 1, 1987; and

  •
  The accrued value of a cash account after July 1, 1987, which gets credited each year at a predetermined percentage of eligible compensation.

        We maintain three non-qualified, unfunded pension plans for certain of our U.S.-based executives: the BEP, the SERP II and the SERP. None of our named executive officers participates in the SERP and Mr. Taride does not participate in any of these plans. These plans provide benefits in excess of the qualified plans as follows:

  •
  The BEP provides equalization benefits in lieu of benefits that cannot be provided under the Hertz Retirement Plan due to limitations on tax-qualified retirement plans imposed by the Code. Eligibility for the BEP is limited to members of a select group of management or highly compensated employees whose benefits under the Hertz Retirement Plan are limited by the Code and who do not participate in the SERP. Messrs. Frissora, Plescia, Sider and Thomas and Ms. Douglas participate or participated in the BEP. Benefits under the BEP are fully vested after the earlier of three years of vesting service or at age 65.

  •
  The SERP II provides benefits to participants that, when combined with benefits paid to them under the Hertz Retirement Plan, the BEP and the SERP would cause them to receive overall benefits generally similar to those that would have been provided if the pre-July 1, 1987 benefit formula for the Hertz Retirement Plan had remained in effect until their normal retirement date, but had the Hertz Retirement Plan computed their final average compensation on the basis of the highest five in the last ten years of eligible compensation, whether or not those five years were consecutive. Eligibility for the SERP II is discretionary. Messrs. Frissora, Plescia, Thomas and Sider and Ms. Douglas participate or participated in the SERP II. Benefits under the SERP II are generally payable only to participants who, upon the termination of their employment, have been credited with five vesting years of service under the pension plan and whose employment terminates due to death or disability or after attainment of the age of 55 years. Those benefits are also payable to participants who have not attained the age of 55 years if their employment is terminated (other than voluntarily or for cause) within thirty days prior to, or one year after, certain changes in control of Hertz or its subsidiaries.

        Mr. Taride participates in two retirement plans applicable to certain of our employees in Europe, the Hertz UK 1972 Pension Plan and the Hertz UK Supplementary Unapproved Pension Scheme, or the "Hertz UK Supplementary Plan." These two plans are similar defined benefit plans that provide for, in the case of Mr. Taride, 1/30th of his final salary for each year of service in the plans subject to a maximum of two-thirds of his final salary at the time of his retirement. Under these plans, Mr. Taride has a right to retire at age 60. In February 2011, we announced that our U.K.-based employees, including Mr. Taride, would be transitioning from the two defined benefit plans described above to a defined contribution plan, subject to applicable law.

        We also maintain a tax-qualified defined contribution plan in which the named executive officers, except for Mr. Taride, are eligible to participate, and a post-retirement assigned car benefit plan under which we provide certain executives who, at the time of retirement, meet minimum age at retirement and service requirements, with a car from our fleet and insure the car for the participant's benefit. The assigned car benefit is available for 15 years post-retirement or until the participant reaches the age of 80, whichever occurs last. As of December 31, 2010, Messrs. Taride, Plescia and Sider had satisfied the minimum service, but not the minimum age requirement and Messrs. Frissora and Thomas and Ms. Douglas had satisfied neither the minimum service nor the minimum age requirement.

Deferred Compensation Plans

        We do not maintain any non-qualified deferred compensation plans for our named executive officers.

Employment and Change in Control Agreements

        The Corporation and its subsidiaries have entered into employment agreements and Change in Control Agreements with certain key employees, including the named executive officers, to promote stability and continuity of senior management. Information about such agreements with the named executive officers is set forth below.

Employment Agreement with Mark P. Frissora

        We entered into an employment agreement with Mr. Frissora in connection with his becoming our CEO, and a director of the Corporation and of Hertz, in July 2006, which agreement was amended and restated in December 2008. The agreement with Mr. Frissora provides for an annual base salary of not less than $950,000 and an annual bonus opportunity of 100% of such base salary. In addition, Mr. Frissora is entitled to receive the benefits and perquisites we provide to our senior executives.

        In addition, the agreement provides that if Mr. Frissora's employment terminates because of his death, "Disability" or "Retirement," (as those terms are defined in the employment agreement) he will be entitled to receive his base salary through the date of termination plus a pro rata bonus for the year of termination based on the achievement of performance goals for that year and any unpaid portion of the replacement award. If his employment is terminated by the Corporation without "Cause" or by Mr. Frissora for "Good Reason" (each a defined list of acts of misconduct set forth in the employment agreement), Mr. Frissora is, if he executes a release of claims against us, entitled to severance plus any unpaid portion of the replacement award. Severance in this case would be equal to two and a half times his base salary and bonus for the preceding year, continuation of health care coverage for two years, and a pro rata bonus for the year in which his termination occurs, based on actual performance. If Mr. Frissora's employment is terminated for Cause, he is only entitled to his base salary through the date of termination. If Mr. Frissora's employment is terminated without Good Reason, he is entitled to his base salary through the date of termination and his earned but unpaid annual bonus for the year preceding the year in which the date of termination occurs. Upon termination of Mr. Frissora's employment for any reason, he will be subject to non-competition and non-solicitation provisions for two years following the termination. In the event that Mr. Frissora's severance benefits constitute "excess parachute payments" (as defined by Section 280G of the Code), he will be entitled to a gross-up for any excise tax, more commonly known as golden parachute tax, imposed on him by Section 4999 of the Code in connection with his severance benefits.

        The following chart sets forth, for Mr. Frissora, the payments and benefits he would receive if his employment were to have terminated under the specified circumstances on December 31, 2010. For purposes of determining the amount of the excise tax gross-up, we have assumed that a change in control occurred on December 31, 2010 and that the vesting of all of the unvested stock options held by Mr. Frissora would have accelerated upon the change in control. In addition, because we have assumed that the termination occurred on December 31, 2010, we have further assumed that Mr. Frissora would be paid a bonus payment equal to 100% of the bonus earned.

Benefit	Termination For Cause ($)	Termination without Cause/with Good Reason ($)	Termination by reason of Death or Disability ($)	Termination following a Change in Control ($)(1)
Severance payment	0	8,375,000	—	8,375,000
Pro rata bonus	0	2,657,968	2,657,968	2,657,968
Continued healthcare benefits	0	20,890	—	20,890
Outplacement	0	—	—	—
Excise tax gross up	0	—	—	—

Total	0	11,053,858	2,657,968	11,053,858

(1)
Assumes termination of Mr. Frissora after the Corporation's failure, within 15 days after a merger, consolidation, sale or similar transaction, to obtain a satisfactory agreement from any successor to all or substantially all of the assets or business of the Corporation to assume and agree to perform Mr. Frissora's employment agreement.

Other Named Executive Officers

  Separation Agreement with John A. Thomas

        On November 30, 2010, we entered into a Separation Agreement and General Release with John A. Thomas, the former Executive Vice President of Supply Chain Management. Mr. Thomas' employment with us ended on December 31, 2010. As part of his Separation Agreement and General Release, Mr. Thomas was paid 1.5 times his base salary plus bonus, for a total of $1,004,376. Mr. Thomas' stock options granted by the Hertz Global Holdings, Inc. Stock Incentive Plan and 2008 Omnibus Plan that would have vested on or before March 31, 2011 if Mr. Thomas had remained employed through that date vested immediately following the termination of Mr. Thomas' employment. All of Mr. Thomas' vested options are exercisable through June 30, 2011 and all of his unvested options (after taking into account the accelerated vesting provisions described in the preceding sentence) terminated on December 31, 2010. Mr. Thomas' performance stock units which would have otherwise vested by March 31, 2011 had Mr. Thomas remained employed, vested on the later of the date when the Compensation Committee certified the performance criteria for the vesting of such performance stock units or the date of Mr. Thomas' termination. Mr. Thomas will be provided car privileges through December 31, 2011 and continued health and other certain benefits under Hertz's benefits plans for the same cost 18 months after his separation. In exchange, Mr. Thomas agreed to a waiver and release of claims against us, not to compete against us or solicit any Hertz employees for 18 months after his termination and not to disparage us.

  Separation Agreement with Gerald Plescia

        On January 25, 2011, Gerald Plescia retired as President of HERC. On February 28, 2011, we entered into a Separation Agreement and General Release with Mr. Plescia. Under the Separation Agreement, Mr. Plescia received 2 times the sum of Mr. Plescia's base salary plus his average bonus for the three prior years, for a total of $1,692,747. Mr. Plescia's stock options granted by the Hertz Global Holdings, Inc. Stock Incentive Plan and 2008 Omnibus Plan that would have vested on or before March 31, 2011 if Mr. Plescia had remained employed through that date vested immediately following the termination of Mr. Plescia' employment. All of Mr. Plescia's vested options are exercisable through July 24, 2011 and all of his unvested options (after taking into account the accelerated vesting provisions described in the preceding sentence) terminated on January 25, 2011. Mr. Plescia's performance stock units which would have otherwise vested by March 31, 2011 had Mr. Plescia remained employed, vested on the later of the date when the Compensation Committee certified the performance criteria for the vesting of such performance stock units or the date of Mr. Plescia's termination.

        In addition, Mr. Plescia will be eligible for 1/12th of his 2011 Bonus and in lieu of outplacement assistance, we paid Mr. Plescia $25,000 to use as outplacement assistance or as he sees fit. Mr. Plescia will be provided car privileges through January 24, 2016. Because Mr. Plescia elected medical and health benefits under the Hertz Retiree Medical Plan, and in lieu of continued medical coverage under the Hertz Custom Benefits Plan, we will reimburse Mr. Plescia the out-of-pocket difference between the Hertz Retiree Medical plan and the Hertz Custom Benefits Plan for the first 24 months after Mr. Plescia's retirement. In exchange, Mr. Plescia agreed to a waiver and release of claims against us, not to compete against us for 12 months or solicit any Hertz employees for 24 months after his termination and not to disparage us.

  Change in Control Agreements

        The named executive officers, other than Mr. Frissora have entered into Change in Control Agreements. The Change in Control Agreements will continue to automatically renew for one-year extensions unless we give 15-month notice. In the event of a change in control during the term of the Change in Control Agreements, the agreement will remain in effect for two years following the change in control.

        If a change in control occurs and the covered executive's employment is terminated by us without "Cause" or by the covered executive with "Good Reason" (as these terms are defined in the Change in Control Agreement), in either case within two years following the change in control, the covered executive will be entitled to the following payments and benefits:

  •
  A lump sum cash payment reflecting accrued but unpaid compensation equal to the sum of (i) the executive's annual base salary earned but not paid through the date of termination, (ii) one-twelfth of the target annual bonus payable to the executive, including any amounts deferred at the election of the executive multiplied by the number of full and partial months from the beginning of the calendar year during which the termination occurs, and (iii) all other amounts to which the executive is entitled under any compensation plan applicable to the executive, payable no later than the thirtieth day following the date of the executive's termination;

  •
  A lump sum cash payment equal to a multiple (the "severance multiple") of the sum of the executive's annual base salary in effect immediately prior to the termination and the average actual bonuses paid to the covered executive for the three years prior to the year in which the termination occurs, or, for executives without a three-year bonus history, by reference to target levels. The severance multiples are: for Messrs. Taride and Plescia, 2.5; and for and Ms. Douglas and Mr. Sider, 2.0;

  •
  Credit of an additional number of years equal to the severance multiple to the executive's years of age and "Years of Service" for all purposes under our SERP II (described at "—Pension Benefits");

  •
  Continuation of all life, medical, dental and other welfare benefit plans (other than disability plans) until the earlier of the end of a number of years following the executive's termination of employment equal to the severance multiple and the date on which the executive becomes eligible to participate in welfare plans of another employer; and

  •
  Within the period of time from the date of the executive's termination through the end of the year following the date of termination, outplacement assistance up to a maximum of $25,000.

        The foregoing are intended to be in lieu of any other payments and benefits to be made in connection with a covered executive's termination of employment while the agreements are in effect. Covered executives must execute a general release of claims to receive the foregoing severance payments and benefits. After a change in control, in the event the covered executive's employment is terminated by reason of death, "Disability," or "Retirement" (as these terms are defined in the Change in Control Agreement) then the executive will be entitled to his or her benefits in accordance with the retirement or benefit plans of the Corporation in effect. After a change in control, in the event the covered executive's employment is terminated by reason of "Cause" or by the executive without "Good Reason" (as these terms are defined in the Change in Control Agreement) then the Corporation shall pay the executive his or her full base salary at the rate in effect at the time notice of termination was given and shall pay any other amounts according to any other compensation plans or programs in effect.

        In the event of a dispute over the agreement, the covered executive is entitled to payment of his or her legal fees and expenses reasonably incurred so long as the covered executive prevails on at least one material claim in the dispute. In the event that compensation provided for in the agreement or in any other plan or arrangement covering the named executive is subject to the golden parachute excise tax, all named executive officers other than Mr. Sider will be entitled to receive a gross-up payment in an amount such that after payment by the executive of all taxes on the gross-up payment, the executive shall retain a portion of the gross-up payment equal to the excise tax. However, to the extent compensation paid to the executive in connection with the change in control does not exceed 110% of the specified statutory threshold amount giving rise to excise tax, then no additional payment will be paid and the compensation will be reduced below such statutory threshold. As more specifically described in "Compensation Discussion and Analysis—Employment and Severance Arrangements," and below, Mr. Sider entered into a revised form of the Change in Control Agreement that does not contain a tax gross-up and accordingly is not entitled to the aforementioned benefit.

        The agreement also contains a confidentiality covenant that extends for 24 months following the executive's termination of employment and noncompetition and nonsolicitation covenants that extend for 12 months following the executive's termination of employment. In the event that the executive breaches these covenants, the Corporation is entitled to stop making payments to the executive and seek injunctive relief in certain circumstances.

        In addition, Hertz Europe Limited and Mr. Taride have entered into a non-compete agreement which provides that for the 12 months after the termination of his employment with us, Mr. Taride will not

(i) compete with us in the countries in which we operated or actively made arrangements to plan to operate during the 12 months preceding such termination of employment or (ii) solicit or entice away any key employees from us. Hertz Europe Limited would be required to give Mr. Taride 12 months notice to terminate his employment for any reason other than misconduct.

        In March 2010, Scott Sider entered into our revised form of the Change in Control Agreement. as part of his promotion to President of Vehicle Rental and Leasing, The Hertz Rent-A-Car Americas and Pacific. The revised form that Mr. Sider entered into eliminates the provision for a tax gross-up under Section 4999 of the Code in the event that there is an event satisfying the "double trigger" provisions in the agreement. Mr. Sider is the only named executive officer to have entered into such revised Change in Control Agreement.

        The table below sets forth, for each of Ms. Douglas and Messrs. Taride, Plescia and Sider the severance benefits that would have been payable under the executive's Change in Control Agreement if his or her employment had been terminated by us without cause or by the executive for good reason (each as defined in the relevant agreement), as of December 31, 2010. The increase in the SERP II value reflects the difference between the payment to which the executive would have been entitled had his or her employment been terminated assuming a change in control had occurred and if his or her employment had been terminated assuming no change in control. In addition, because we have assumed that the terminations occurred on December 31, 2010, we have further assumed that each of the executives would be paid a bonus payment equal to 100% of target and for this purpose. In addition, for purposes of calculating the excise-tax gross-up, we have assumed that the vesting of all unvested stock options held by these individuals accelerated on that date.

Benefit	Name(2)	Value of Benefit ($)
Severance payment	Ms. Douglas	1,674,835
	Mr. Taride	2,120,105	(1)
	Mr. Plescia	2,090,080
	Mr. Sider	1,243,239
Pro-rata bonus payment	Ms. Douglas	408,750
	Mr. Taride	384,273	(1)
	Mr. Plescia	382,500
	Mr. Sider	375,000
Increased SERP II value	Ms. Douglas	382,500
	Mr. Taride	N/A
	Mr. Plescia	1,498,200
	Mr. Sider	658,400
Continued health and welfare benefits	Ms. Douglas	3,348
	Mr. Taride	38,338	(1)
	Mr. Plescia	27,162
	Mr. Sider	19,418
Outplacement	Ms. Douglas	25,000
	Mr. Taride	25,000
	Mr. Plescia	25,000
	Mr. Sider	25,000
Excise tax gross up	Ms. Douglas	1,213,568
	Mr. Taride	N/A
	Mr. Plescia	1,951,348
	Mr. Sider	0

(1)
Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the spot exchange rate on December 31, 2010 of 1.55237.

(2)
Information is not included for Mr. Thomas because his employment ended on December 31, 2010 and payments were made to him pursuant to his Separation Agreement. See "—Employment and Change in Control Agreements—Other Named Executive Officers—Separation Agreement with John A. Thomas."

  Severance Plan for Senior Executives

        We have a severance plan for senior executives. The severance plan provides benefits to senior executives whose employment is terminated other than terminations of employment that qualify for benefits under the Change in Control Agreements. Messrs. Taride, Plescia and Sider and Ms. Douglas were designated as participants in the plan. If any covered executive is terminated for death, "Cause," "Permanent Disability" or "Retirement" (as these terms are defined in the severance plan) the executive will not be entitled to any benefits under the severance plan. However, if the covered executive is terminated for any other reason (other than described in the preceding sentence), the executive will be or was entitled to the following payments and benefits:

  •
  A pro rata portion of the annual bonus that would have been payable to the participant;

  •
  Cash payments in the aggregate equal to a multiple (the "severance multiple"), based on the executive's position, of the executive's annual base salary in effect immediately prior to the date of termination and the average of the annual bonuses payable to the executive, including any amounts deferred at the election of the executive, with respect to the three calendar years preceding the year in which the termination occurs; or, for executives without a three-year bonus history, by reference to target levels; or, if no target annual bonus has yet been established for such fiscal year, the average actual bonus the executive received in the most recent years; or, if an executive has not had an opportunity to earn or be awarded one full year's bonus as of his or her termination of employment, the executive's target bonus for the year of termination, payable in equal installments over a period of whole and/or partial years equal to the severance multiple. The severance multiples are: for Messrs. Taride, Plescia and Sider, 2.0 and for Ms. Douglas, 1.5;

  •
  Continuation of all life, medical, dental and other welfare benefit plans (other than disability plans) until the earlier of the end of a number of years following the executive's termination of employment equal to the severance multiple and the date on which the executive becomes eligible to participate in welfare plans of another employer; and

  •
  Within the period of time from the date of executive's termination through the end of the year following the date of termination, outplacement assistance up to a maximum of $25,000.

        Executives must execute a general release of claims to receive the foregoing severance payments and benefits. The severance plan also contains a confidentiality covenant that extends for 24 months following the executive's termination of employment and non-competition and non-solicitation covenants that extend for a period of years following the executive's termination of employment equal to the severance multiple. If an executive is entitled to severance payments and benefits under the severance plan and a Change in Control Agreement, payments and benefits will be made under the Change in Control Agreement rather than the severance plan.

        The severance plan is administered by one or more individuals appointed by our Compensation, Nominating and Governance Committee or (in the absence of an appointment) by the Senior Vice President of Human Resources. The severance plan may be amended or terminated at any time other than with respect to executives then receiving payments and benefits under the plan.

        The following chart sets forth the estimated payments that the named executive officers covered under the severance plan would receive upon a termination by us without cause, assuming that (i) the severance plan was in place on December 31, 2010 and (ii) the covered executives' termination of employment occurred on that date.

Benefit	Name(2)	Value of Benefit ($)
Severance payment	Ms. Douglas	1,256,126
	Mr. Taride	1,696,084	(1)
	Mr. Plescia	1,672,064
	Mr. Sider	1,243,239
Pro-rata bonus payment	Ms. Douglas	408,750
	Mr. Taride	384,273	(1)
	Mr. Plescia	382,500
	Mr. Sider	375,000
Continued health and welfare benefits	Ms. Douglas	2,511
	Mr. Taride	30,670	(1)
	Mr. Plescia	21,730
	Mr. Sider	19,418
Outplacement	Ms. Douglas	25,000
	Mr. Taride	25,000
	Mr. Plescia	25,000
	Mr. Sider	25,000

(1)
Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the spot exchange rate on December 31, 2010 of 1.55237.

(2)
Information is not included for Mr. Thomas because his employment ended on December 31, 2010 and payments were made to him pursuant to his Separation Agreement. See "—Employment and Change in Control Agreements—Other Named Executive Officers—Separation Agreement with John A. Thomas."

Treatment of Equity Compensation upon a Termination or a Change in Control

        Our named executive officers currently hold outstanding equity issued under two equity incentive plans, the Hertz Global Holdings Stock Incentive Plan ("SIP") and the 2008 Omnibus Plan. The 2008 Omnibus Plan, which replaced the SIP, was approved by our stockholders at our 2010 annual meeting (and amended and restated the original equity incentive plan approved at our 2008 annual meeting).

  Stock Incentive Plan

        With respect to options granted to our named executive officers pursuant to the SIP, other than certain options granted to Mr. Frissora and Mr. Thomas, if the executive's employment is terminated by reason of death or disability, all of the executive's unvested stock options issued will vest. If the executive's employment is terminated for any reason other than death or disability, all unvested options will immediately be canceled. Options that vest or are vested at the time of the executive's termination of employment will remain outstanding and exercisable until the earlier of the tenth anniversary of the grant date or 60 days (or in the case of termination by reason of death or disability, 180 days) following the executive's termination. In the event of a termination for cause, all vested and unvested options held by the executive are forfeited.

        Different provisions apply to stock options granted pursuant to the SIP to Mr. Frissora at the time of his commencement of employment with the Corporation in July 2006. For these options, if Mr. Frissora's employment is terminated without "Cause" or for "Good Reason" (as these terms are defined in his employment agreement), a pro rata portion of his options that would have vested on the next vesting date will vest. Options that vest or are vested at the time of Mr. Frissora's termination of employment will remain outstanding and exercisable until the earlier of the tenth anniversary of the grant date or the following: (i) 60 days following a termination by Mr. Frissora without Good Reason; (ii) 90 days following a termination by Mr. Frissora for Good Reason or by the Corporation without Cause; or (iii) 180 days following a termination by reason of death or disability or retirement on or after Mr. Frissora reaches normal retirement age. In addition, if Mr. Frissora's employment is terminated by Mr. Frissora for Good Reason or by the Corporation without Cause in the 6 months prior to a change in control, these options will be treated as if his employment was terminated immediately after the change in control. Mr. Frissora's other options granted under the SIP have the same terms as those of our other named executive officers.

        Similarly, different provisions apply to stock options granted to Mr. Thomas. Pursuant to his Separation Agreement, Mr. Thomas' stock options granted pursuant to the SIP and the 2008 Omnibus Plan that would have vested on or before March 31, 2011 if Mr. Thomas had remained employed through that date vested immediately following the termination of Mr. Thomas' employment. All of Mr. Thomas' vested options are exercisable through June 30, 2011 and all of his unvested options (after taking into account the accelerated vesting provisions described in the preceding sentence) terminated on December 31, 2010.

        Under the SIP, if a change in control occurs, unless outstanding options are exchanged for substitute awards in connection with the change in control, each option will be canceled in exchange for a payment equal to the excess, if any, of the price per share paid in the change in control over the option's exercise price.

  2008 Omnibus Plan

        Stock Options—In March 2010, we made stock option grants to the named executive officers pursuant to the 2008 Omnibus Plan. With respect to these options (other than the options granted to Mr. Thomas, the treatment of which is described at "—Employment and Change in Control Agreements—Other Named Executive Officers—Separation Agreement with John A. Thomas."), the stock options are treated as described in this paragraph. If the employment of any of our named executive officers is terminated by reason of death or disability, any options shall be exercisable at any time prior to the first anniversary of the named executive officer's death or disability or the expiration of the term of the options, whichever period is shorter, and thereafter any options and that have not been exercised are canceled. If the employment of any of our named executive officers is terminated as a result of his or her retirement, or without cause, then the named executive officer may exercise any options that are exercisable on the date of such retirement or termination without cause until the earlier of the (i) 90th day following the date of such retirement or, if later, the 90th day following expiration of any blackout period in effect with respect to such options and (ii) the expiration of the term of such options. Any options that are not exercisable upon the named executive officer's retirement shall be forfeited and canceled as of the date of such retirement If a named executive officer's employment is terminated for cause, all outstanding options shall be immediately forfeited and canceled.

        Performance Stock Units—With respect to performance stock units granted to our named executive officers (other than the performance stock units granted to Mr. Thomas, the treatment of which is described at "—Employment and Change in Control Agreements—Other Named Executive Officers—Separation Agreement with John A. Thomas"), the performance stock units are treated as described in this paragraph. If the employment of any of our named executive officers is terminated by reason of death or disability on or prior to the first anniversary of the date performance stock units were awarded, the officer will retain a pro rata portion of the performance stock units, based on the number of days elapsed since the date of grant, and the remaining performance stock units will be forfeited. The retained performance stock units will be eligible to vest if the performance goal is achieved and will be forfeited if the performance goal is not achieved. If the employment of a named executive officer is terminated by reason of death or disability after the first anniversary of the date that the performance stock units were awarded, then, so long as the performance goal is achieved, a pro rata portion of the performance stock units will vest, based on the number of days elapsed since the first anniversary of the grant date. If the employment of a named executive officer is terminated by reason of death or disability after the second anniversary of the date that the performance stock units were awarded, then, so long as the performance goal is achieved, a pro rata portion of the performance stock units will vest, based on the number of days elapsed since the second anniversary of the grant date. If a named executive officer's employment is terminated for any other reason, performance stock units will be forfeited.

        Restricted Stock Units—With respect to restricted stock units granted to Mr. Sider (the only named executive officer who has restricted stock units outstanding), the restricted stock units are treated as described in this paragraph. If Mr. Sider's employment is terminated by reason of death or disability, Mr. Sider (or in the case of death, his estate) shall retain a portion of Mr. Sider's restricted stock units equal to the number of shares underlying each award multiplied by a fraction, the numerator of which is the number of days elapsed from the commencement of the applicable restriction period through the date of termination, and the denominator of which is the number of days in such restriction period, and the remainder of the award will be canceled as of the date of termination. The restriction period on any such award shall lapse upon Mr. Sider's termination of employment. If Mr. Sider's employment is terminated for any other reason, any restricted stock units granted to Mr. Sider for which the restriction period has not then expired shall be forfeited and cancelled as of the date of such termination.

        Effect of a Change in Control—Under the 2008 Omnibus Plan, if a change in control occurs, all options shall immediately become exercisable, the restriction period on all restricted stock units shall lapse immediately prior to such change in control, and outstanding performance stock units issued to our named executive officers generally vest, unless the options or units are exchanged for or replaced by substitute awards in connection with the change in control.

        The following chart sets forth the cash payments to which the named executive officers would have been entitled assuming a change in control occurred on December 31, 2010 and all of the named executive officers' options were canceled in exchange for a cash payment equal to the difference between the per share exercise price of the option and $14.49, which was the closing price of our common stock on December 31, 2010. In addition, the following chart sets forth the cash payments to which they would be entitled if each of their performance stock units and restricted stock units were cancelled in exchange for a cash payment equal to $14.49, which was the closing price of our common stock on December 31, 2010. The chart assumes that the options or units would not have been exchanged for or replaced by substitute awards in connection with the change in control. Information is not included for Mr. Thomas because upon his separation from the Corporation on December 31, 2010, he was compensated pursuant to his Separation Agreement. See "—Employment and Change in Control Agreements—Other Named Executive Officers—Separation Agreement with John A. Thomas."

Name	Cash Payment for Vested Options ($)	Cash Payment for Unvested Options ($)	Cash Payment for Performance Stock Units ($)	Cash Payment for Restricted Stock Units ($)
Mr. Frissora	7,282,068	5,837,903	23,459,498	—
Ms. Douglas	839,630	1,143,518	4,337,553	—
Mr. Taride	4,051,474	1,685,306	3,447,070	—
Mr. Plescia	3,871,325	1,594,184	3,368,345	—
Mr. Sider	1,399,740	1,027,434	786,677	869,400

Supplemental Retirement Benefits upon a Termination or Change in Control

        Messrs. Frissora, Plescia, Sider and Thomas and Ms. Douglas participated in the SERP II in 2010. The SERP II is described at "—Pension Benefits." Under the SERP II, if any of these executives' employment is terminated other than for cause or a voluntary resignation within 30 days before or one year following a change in control, then the executive will become immediately vested in the entire benefit accumulated under the SERP II even if he or she has not attained age 55 at the time of termination.

Retiree Car Benefit

        As described at "Compensation Discussion and Analysis—Retirement Benefits," we maintain a post-retirement assigned car benefit plan under which we provide our named executive officers who, at the time of retirement, meet minimum age at retirement and service requirements, with a car from our fleet and insure the car for the participant's benefit. The assigned car benefit is available for 15 years post-retirement or until the participant reaches the age of 80, whichever is longer. None of the named executive officer would have been entitled to benefits under the assigned car benefit plan if his or her employment had been terminated on December 31, 2010.

AUDIT COMMITTEE REPORT

        The Audit Committee has reviewed and discussed with management of the Corporation and PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Corporation, the audited financial statements of the Corporation for the fiscal year ended December 31, 2010 (the "Audited Financial Statements").

        The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as in effect on the date of this proxy statement.

        The Audit Committee has: (i) considered whether non-audit services provided by PricewaterhouseCoopers LLP are compatible with its independence; (ii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with the Audit Committee concerning independence; and (iii) discussed with PricewaterhouseCoopers LLP its independence.

        Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors of the Corporation that the Audited Financial Statements be included in the 2010 Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

                      THE AUDIT COMMITTEE

                      Barry H. Beracha, Chair
                      Carl T. Berquist
                      Michael J. Durham
                      Henry C. Wolf

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

        The Corporation's fees for services performed by its principal accounting firm, PricewaterhouseCoopers LLP, during fiscal years 2010 and 2009 were as follows:

	2010	2009
	(dollars in thousands)
Audit fees(1)	$6,066	$6,136
Audit-related fees(2)	947	500
Tax fees(3)	412	573
All other fees(4)	3	153

Total	$7,428	$7,362

(1)
Audit fees were for services rendered in connection with the audit of the financial statements included in the Annual Reports of the Corporation and Hertz on Form 10-K, reviews of the financial statements included in Hertz's Quarterly Reports on Form 10-Q, attestation of the effectiveness of our internal controls over financial reporting, statutory audits, and providing comfort letters in connection with our funding transactions.

(2)
Audit-related fees were for services rendered in connection with due diligence, assurance services, and employee benefit plan audits.

(3)
Tax fees related to our Like Kind Exchange Program and tax audit assistance.

(4)
All other fees in 2009 primarily related to assistance provided with maintenance of an operations website.

        Our Audit Committee's charter requires the Audit Committee to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm; however, the Audit Committee is permitted to delegate pre-approval authority to a subcommittee consisting of one or more Audit Committee members who are independent directors, and who must then provide a report to the full Audit Committee at its next scheduled meeting. All audit and non-audit fees were pre-approved by the Audit Committee in 2010.

OTHER BUSINESS

        Our Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting is properly presented, the holders of the accompanying proxy will have discretion to vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING

        We have sent or are sending the Notice, which indicates that that our proxy materials and annual report to stockholders for 2010 will be made available on the Internet at www.hertz.com/stockholdermeeting. If you wish to receive paper or e-mail copies of any of these materials, please follow the instructions on your Notice.

PROPOSALS FOR 2011

        The Corporation will review for inclusion in next year's proxy statement stockholder proposals received by December 13, 2011. Proposals should be sent to J. Jeffrey Zimmerman, Senior Vice President, General Counsel and Secretary of the Corporation at 225 Brae Boulevard, Park Ridge, NJ 07656-0713.

        Stockholder proposals, including nominations for directors, not included in next year's proxy statement may be brought before the 2012 annual meeting of stockholders by a stockholder of the Corporation who is entitled to vote at the meeting, who has given a written notice to the Senior Vice President, General Counsel and Secretary of the Corporation containing certain information specified in the By-Laws and who was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than January 27, 2012 and no later than February 26, 2012, except that if the 2012 annual meeting of stockholders is held before April 26, 2012 or after August 4, 2012, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the date of such annual meeting or (ii) the tenth day following the day on which a public announcement of the date of such annual meeting is first made.

        Our By-Laws require that stockholder recommendations for nominees to the Board must include the name of the nominee or nominees, information regarding the nominee or nominees that would be required to be included in a proxy statement for the election of directors and a consent signed by the nominee or nominees evidencing consent to be named in the proxy statement and willingness to serve on the Board of Directors, if elected.

ANNUAL REPORT FOR 2010

        The Corporation's annual report to stockholders for the year 2010 is being made available concurrently with this proxy statement to persons who were stockholders of record as of April 1, 2011, the record date for the annual meeting. These materials do not form part of the material for the solicitation of proxies.

By order of the Board of Directors,
J. Jeffrey Zimmerman Senior Vice President, General Counsel and Secretary

Park Ridge, New Jersey
April 6, 2011

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01B55D 1 U P X + Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 4 and FOR “every 3 years” on Proposal 3. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 01 - Michael J. Durham 04 - Henry C. Wolf 02 - Mark P. Frissora 03 - David H. Wasserman 1. Election of Directors: For Withhold For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain 1 Yr 2 Yrs 3 Yrs Abstain 2. An advisory vote on the executive compensation paid to the named executive officers as disclosed in the Compensation Discussion and Analysis and related tabular and narrative disclosures (also known as a “Say on Pay” vote). 3. An advisory vote on whether the Say on Pay vote should be held every one, two or three years. 4. The ratification of the selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the year 2011. 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 1234 5678 9012 345 1 1 4 2 8 3 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT LINE SACKPACK Admission Ticket IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 26, 2011. Vote by Internet • Log on to the Internet and go to www.investorvote.com/HTZ • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

2011 Annual Meeting of Stockholders Hertz Global Holdings, Inc. 225 Brae Boulevard Park Ridge, NJ 07656 Proxy Solicited by Board of Directors for Annual Meeting – May 26, 2011 Mark P. Frissora, Elyse Douglas and J. Jeffrey Zimmerman, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Hertz Global Holdings, Inc. to be held on May 26, 2011 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted in accordance with the direction of the stockholder set forth below. If no such directions are indicated, the Proxies will have the authority to vote FOR Proposal 1, the election of Michael J. Durham, Mark P. Frissora, David H. Wasserman and Henry C. Wolf, FOR Proposal 2, an advisory vote on the executive compensation paid to the named executive officers as disclosed in the Compensation Discussion and Analysis and related tabular and narrative disclosures (also known as a “Say on Pay” vote), FOR “every three years” on Proposal 3, an advisory vote on whether the Say on Pay vote should be held every one, two or three years, and FOR Proposal 4, ratifying of the selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the year 2011. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Proxy — Hertz Global Holdings, Inc. 2011 Annual Meeting Admission Ticket 2011 Annual Meeting of Hertz Global Holdings, Inc. Stockholders Thursday, May 26th, 2011, 10:30 a.m. ET Hertz Corporate Offices 225 Brae Boulevard Park Ridge, New Jersey 07656 Upon arrival, please present this admission ticket and photo identification at the registration desk. Directions: The HERTZ CORPORATE OFFICES: are accessible via the Garden State Parkway (North) to Exit 172. From exit ramp turn right onto Grand Avenue to first traffic light, make a right onto Mercedes Drive. Follow to end and turn right. Follow to traffic light, turn left onto Brae Boulevard. The Hertz Corporate Offices are approximately 1/3 mile on your right at 225 Brae Boulevard. FROM NEW JERSEY & SOUTH: Take Garden State Parkway North to Exit 172, then follow above directions. FROM NEWARK AIRPORT: Take the New Jersey Turnpike North to Route 80 West. Follow Route 80 West to Exit 62 for Saddle Brook/Garden State Parkway. Take the Garden State Parkway (North) to Exit 172 then follow above directions. FROM NEW YORK CITY: Take the George Washington Bridge West towards New Jersey to Route 80 West. Follow Route 80 West to Exit 62 for Saddle Brook/Garden State Parkway. Take the Garden State Parkway (North) to Exit 172 then follow above directions. FROM UPSTATE NEW YORK: New York State Thruway to Exit 14A onto the Garden State Parkway extension. Take the first exit “Schoolhouse Road-Pearl River.” From ramp, make left onto Schoolhouse Road. Follow through first light (Summit Avenue), road becomes Spring Valley Road, follow through second light (Grand Avenue) to fourth right, Brae Boulevard. Make right onto Brae Boulevard. The Hertz Corporate Offices are approximately 1/5 mile on the left hand side. FROM LA GUARDIA AIRPORT: Take the Grand Central Parkway to the Tri-Borough Bridge to the Major Deegan Expressway to I-95 West to the George Washington Bridge. Follow directions above from New York City. FROM KENNEDY AIRPORT: Take the Van Wyck Expressway to the Grand Central Parkway. Follow directions from La Guardia Airport. FROM NEW ENGLAND & WESTCHESTER: Via the Connecticut Turnpike/New England Thruway (I-95), to the Cross Westchester Expressway (I-287) to the Tappan-Zee Bridge West, proceed across the Bridge to the New York State Thruway North, to Exit 14A. Follow directions from Upstate New York. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF HERTZ GLOBAL HOLDINGS, INC.
The Board of Directors of the Corporation recommends a vote FOR Proposals 1, 2 and 4 and a vote FOR "every three years" on Proposal 3.
IMPORTANT INFORMATION ABOUT ANNUAL MEETING AND PROXY PROCEDURES
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE AND GENERAL INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES
2010 Non-Employee Director Compensation Table
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
  Compensation Discussion and Analysis
COMPENSATION COMMITTEE REPORT
  2010 Summary Compensation Table
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
OTHER BUSINESS
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING
PROPOSALS FOR 2011
ANNUAL REPORT FOR 2010